                                                                  EXHIBIT (a)(1)

PROSPECTUS

                OFFER TO EXCHANGE EACH OUTSTANDING COMMON SHARE
          (INCLUDING THE ASSOCIATED PREFERENCE SHARE PURCHASE RIGHTS)

                                      OF

                                  ADT LIMITED

                                      FOR
                         $10.00 NET PER SHARE IN CASH
                                      AND

                            $12.50 OF COMMON STOCK
  (SUBJECT TO DOWNWARD ADJUSTMENT ONLY IN THE CIRCUMSTANCES DESCRIBED BELOW)

                                      OF

                            WESTERN RESOURCES, INC.



 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, EASTERN TIME, ON APRIL 15, 1997, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE"). SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

  Western Resources, Inc., a Kansas corporation ("Western Resources"), and Westar Capital, Inc., a Kansas corporation and a wholly owned subsidiary of Western Resources ("Westar Capital"), hereby offer, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (collectively, the "Offer"), to exchange $10.00 net in cash and $12.50 in shares of common stock, par value $5.00 per share, of Western Resources ("Western Resources Common Stock"), subject to adjustment as described below, for each outstanding common share, par value $ 0.10 per share (each, a "Share" and collectively, the "Shares"), of ADT Limited, a company incorporated under the laws of Bermuda ("ADT"), including (unless and until Western Resources and Westar Capital declare that the Rights Condition (as defined below) is satisfied) the associated preference share purchase rights (each, a "Right"
and collectively, the "Rights") issued pursuant to the Rights Agreement, dated as of November 6, 1996, as amended, between ADT and Citibank, N.A., as Rights Agent (the "Rights Agreement"), validly tendered on or prior to the Expiration Date and not properly withdrawn. Unless the context otherwise requires and unless and until the Rights are redeemed, all references to Shares shall include the associated Rights. All references herein to Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement. Each Share validly tendered on or prior to the Expiration Date and not properly withdrawn will be entitled to receive $10.00 net in cash (the "Cash Consideration") and that number of shares of Western Resources Common Stock equal to the Exchange Ratio (as defined below) (the "Stock Consideration," and, together with the Cash Consideration, the "Offer Consideration").
                                                  (Continued on following page)
                               ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    The Dealer Managers for the Offer are:

                           BEAR, STEARNS & CO. INC.
                             CHASE SECURITIES INC.
                             SALOMON BROTHERS INC

                The date of this Prospectus is March 14, 1997.

(continued from previous page)

  The term "Exchange Ratio" means the quotient (rounded to the nearest 1/100,000) determined by dividing $12.50 by the average of the high and low sales prices of Western Resources Common Stock (as reported on the New York Stock Exchange, Inc. (the "NYSE") Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) (the "Western Resources Average Price") on each of the twenty consecutive trading days ending with the third trading day immediately preceding the Expiration Date; provided that the Exchange Ratio shall not be greater than 0.42017. Pursuant to the Exchange Ratio, each Share will be exchanged for $10.00 net in cash and $12.50 of Western Resources Common Stock as long as the Western Resources Average Price is $29.75 or higher. If the Western Resources Average Price is less than $29.75, each Share will be exchanged for $10.00 net in cash and less than $12.50 of Western Resources Common Stock. See "Reasons for the Offer--The Exchange Ratio." Western Resources Common Stock is listed for trading under the symbol "WR" on the NYSE. On March 13, 1997, the closing price of Western Resources Common Stock on the NYSE was $30.125. Based on such closing price, the Exchange Ratio would be .41494 and each Share would be converted into $10.00 net in cash and $12.50 of Western Resources Common Stock. The Exchange Ratio will change as the market price of the Western Resources Common Stock changes. Holders of outstanding Shares ("ADT Shareholders") may call (800) 798-5675 any time on or after the date hereof through the Expiration Date for the current Exchange Ratio calculated based on the then-current Western Resources Average Price for the twenty consecutive trading days ending with the third trading day immediately preceding the date the call is placed. The actual Western Resources Average Price and Exchange Ratio will be calculated as of the third trading day immediately prior to the Expiration Date, as described above, and a press release will be issued announcing the actual Exchange Ratio prior to the opening of the second trading day prior to the Expiration Date (as it may be extended from time to time).

  WESTERN RESOURCES' OBLIGATION TO EXCHANGE THE OFFER CONSIDERATION FOR SHARES PURSUANT TO THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OR, WHERE APPLICABLE, WAIVER OF THE FOLLOWING CONDITIONS: (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES WHICH, TOGETHER WITH SHARES OWNED BY WESTERN RESOURCES AND ITS AFFILIATES, WILL CONSTITUTE AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS (AS THOUGH ALL OPTIONS OR OTHER SECURITIES CONVERTIBLE INTO OR EXERCISABLE OR EXCHANGEABLE FOR SHARES HAD BEEN SO CONVERTED, EXERCISED OR EXCHANGED) AS OF THE DATE THE SHARES ARE ACCEPTED FOR EXCHANGE BY WESTERN RESOURCES PURSUANT TO THE OFFER (THE "MINIMUM TENDER CONDITION"), (II) APPROVAL OF THE ISSUANCE OF SHARES OF WESTERN RESOURCES COMMON STOCK IN CONNECTION WITH THE OFFER AND THE AMALGAMATION AND APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF WESTERN RESOURCES (THE "WESTERN RESOURCES ARTICLES") TO INCREASE THE NUMBER OF SHARES OF WESTERN RESOURCES COMMON STOCK AUTHORIZED FOR ISSUANCE BY THE HOLDERS (VOTING AS A SINGLE CLASS) OF A MAJORITY OF THE SHARES OF WESTERN RESOURCES COMMON STOCK AND WESTERN RESOURCES PREFERRED STOCK OUTSTANDING ON THE APPLICABLE RECORD DATE (THE "WESTERN RESOURCES SHAREHOLDER APPROVAL CONDITION"), (III) THE APPROVAL BY A MAJORITY OF THOSE SHARES VOTED AT A SPECIAL GENERAL MEETING OF ADT SHAREHOLDERS, WHICH HAS BEEN REQUISITIONED BY WESTAR CAPITAL (THE "ADT SPECIAL MEETING") PURSUANT TO SECTION 74 OF THE COMPANIES ACT 1981 OF BERMUDA, AS AMENDED (THE "COMPANIES ACT"), AND BYE-LAW 42 OF ADT'S BYE-LAWS (THE "ADT BYE-LAWS"), OF THE FOLLOWING ACTIONS: (A) THE REMOVAL, PURSUANT TO SECTION 93 OF THE COMPANIES ACT AND BYE-LAW 71 OF THE ADT BYE-LAWS, OF ALL OF THE PRESENT MEMBERS OF THE BOARD OF DIRECTORS OF ADT (THE "ADT BOARD") AND ANY PERSON OR PERSONS ELECTED OR DESIGNATED BY ANY OF SUCH DIRECTORS TO FILL ANY VACANCY OR NEWLY CREATED DIRECTORSHIP, (B) THE REDUCTION OF THE NUMBER OF SEATS ON THE ADT BOARD TO TWO, AND (C) THE ELECTION OF STEVEN
L. KITCHEN AND STEVEN A. MILLSTEIN (THE "WESTERN RESOURCES NOMINEES") AS THE DIRECTORS OF ADT (OR, IF EITHER WESTERN RESOURCES NOMINEE IS UNABLE TO SERVE AS A DIRECTOR OF ADT DUE TO DEATH, DISABILITY OR OTHERWISE, ANY OTHER PERSON DESIGNATED AS A WESTERN RESOURCES NOMINEE BY WESTERN RESOURCES) (COLLECTIVELY, THE "ADT SHAREHOLDER APPROVAL CONDITION"), (IV) THE ADT BOARD HAVING REDEEMED THE RIGHTS OR AMENDED THE RIGHTS AGREEMENT SO THAT THE RIGHTS ARE INAPPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER, OR WESTERN RESOURCES BEING OTHERWISE SATISFIED IN ITS REASONABLE DISCRETION THAT THE

RIGHTS ARE INVALID OR ARE NOT APPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER (THE "RIGHTS PLAN CONDITION"), (V) WESTERN RESOURCES AND WESTAR CAPITAL BEING SATISFIED, IN THEIR REASONABLE DISCRETION, THAT THE PROVISIONS OF BYE-LAW 104 AND BYE-LAW 46 OF THE ADT BYE-LAWS (AS DESCRIBED HEREIN) DO NOT AND WILL NOT APPLY TO WESTERN RESOURCES, WESTAR CAPITAL OR THE ACQUISITION OF SHARES PURSUANT TO THE OFFER SO AS (A) TO REQUIRE WESTERN RESOURCES OR WESTAR CAPITAL TO COMPLY WITH THE PROVISIONS OF BYE-LAW 104 OF THE ADT BYE-LAWS OR
(B) TO PREVENT WESTERN RESOURCES, WESTAR CAPITAL OR ANY OF THEIR AFFILIATES FROM VOTING SHARES OWNED BY ANY OF THEM AT ANY TIME (THE "ADT BYE-LAW CONDITION"), (VI) THE RECEIPT BY WESTAR CAPITAL OF A FINAL JUDGMENT FROM A COURT OF COMPETENT JURISDICTION DECLARING THE REPUBLIC WARRANT (AS DEFINED HEREIN) INVALID OR THE EXPIRATION OF THE REPUBLIC WARRANT PRIOR TO THE EXPIRATION DATE WITHOUT HAVING BEEN EXERCISED (THE "REPUBLIC WARRANT CONDITION") AND (VII) ALL REGULATORY APPROVALS REQUIRED TO CONSUMMATE THE OFFER HAVING BEEN OBTAINED AND REMAINING IN FULL FORCE AND EFFECT, ALL STATUTORY WAITING PERIODS IN RESPECT THEREOF HAVING EXPIRED AND NO SUCH APPROVAL CONTAINING ANY CONDITIONS OR RESTRICTIONS WHICH THE WESTERN RESOURCES BOARD OF DIRECTORS (THE "WESTERN RESOURCES BOARD") DETERMINES WILL OR COULD BE EXPECTED TO MATERIALLY IMPAIR THE STRATEGIC AND FINANCIAL BENEFITS EXPECTED TO RESULT FROM THE OFFER (THE "REGULATORY APPROVAL CONDITION"). THE MINIMUM TENDER CONDITION, THE WESTERN RESOURCES SHAREHOLDER APPROVAL CONDITION, THE ADT SHAREHOLDER APPROVAL CONDITION, THE RIGHTS PLAN CONDITION, THE ADT BYE-LAW CONDITION, THE REPUBLIC WARRANT CONDITION, THE REGULATORY APPROVAL CONDITION AND THE OTHER CONDITIONS SET FORTH UNDER THE CAPTION "THE OFFER--CONDITIONS OF THE OFFER--CERTAIN OTHER CONDITIONS OF THE OFFER" SHALL BE REFERRED TO COLLECTIVELY AS THE "OFFER CONDITIONS." CAPITALIZED TERMS USED BUT NOT DEFINED ABOVE ARE DEFINED HEREINAFTER.

  THIS PROSPECTUS CONTAINS CERTAIN STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION AND BUSINESS OF WESTERN RESOURCES FOLLOWING THE CONSUMMATION OF THE OFFER (SEE "PROSPECTUS SUMMARY--REASONS FOR THE OFFER," "REASONS FOR THE OFFER" AND "THE OFFER"). SUCH STATEMENTS INCLUDE FORWARD LOOKING STATEMENTS WITH RESPECT TO, AMONG OTHER THINGS: (1) NORMAL WEATHER CONDITIONS; (2) FUTURE INTERNATIONAL, NATIONAL AND REGIONAL ECONOMIC AND COMPETITIVE CONDITIONS; (3) INFLATION RATES; (4) FUTURE REGULATORY DEVELOPMENTS; (5) WESTERN RESOURCES' FUTURE RATES AND COSTS IN ITS UTILITY AND OTHER BUSINESSES; (6) FUTURE FINANCIAL MARKET CONDITIONS; (7) INTEREST RATES; (8) FUTURE BUSINESS DECISIONS; AND (9) OTHER UNCERTAINTIES, WHICH, THOUGH CONSIDERED REASONABLE BY WESTERN RESOURCES, ARE BEYOND WESTERN RESOURCES' SOLE CONTROL AND DIFFICULT TO PREDICT. FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF WESTERN RESOURCES FOLLOWING THE COMBINATION OF THE BUSINESSES OF ADT AND WESTERN RESOURCES IS INCLUDED IN THE SECURITIES AND EXCHANGE COMMISSION FILINGS INCORPORATED BY REFERENCE HEREIN. THE FOREGOING FORWARD LOOKING STATEMENTS ARE NOT WITHIN THE SAFE HARBOR PROVIDED BY SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

  SEE "RISK FACTORS" BEGINNING ON PAGE 26 FOR A DISCUSSION OF CERTAIN MATTERS WHICH SHOULD BE CONSIDERED BY ADT SHAREHOLDERS WITH RESPECT TO THE OFFER.

                               ----------------

  Western Resources is unable to predict the amount of time necessary, among other things, to obtain the shareholder, governmental and regulatory approvals and consents required to complete the Offer and the transactions contemplated herein. However, the time necessary to obtain such approvals and consents may extend beyond the Expiration Date, and Western Resources reserves the right to extend the Offer from time to time in its sole discretion.

                               ----------------

  On July 8, 1996, Western Resources made an offer (the "KCPL Offer") to the shareholders of Kansas City Power & Light Company, a Missouri corporation ("KCPL"), to exchange each outstanding share of common stock, no par value per share, of KCPL ("KCPL Common Stock"), for $31.00 of Western Resources Common Stock, subject to adjustment. On February 7, 1997, Western Resources terminated the KCPL Offer and announced that it had entered into a merger agreement with KCPL pursuant to which KCPL will merge with and into Western Resources (the "KCPL Merger") and each share of KCPL Common Stock will be exchanged for $32.00 of Western Resources Common Stock, subject to adjustment. For further details concerning, and recent developments with respect to, the KCPL Merger, see "Prospectus Summary--The KCPL Merger" and "The KCPL Merger." Western Resources currently intends to proceed with the Offer to ADT Shareholders without regard to future developments with respect to the KCPL Merger. Accordingly, this Prospectus presents financial information with respect to both the combination of ADT and Western Resources and the combination of ADT, Western Resources and KCPL. See "Prospectus Summary-- Selected Unaudited Pro Forma Combined Financial Information," "Unaudited Pro Forma Combined Balance Sheet" and "Unaudited Pro Forma Combined Statement of Income."

                               ----------------

                                   IMPORTANT

  Any ADT Shareholder desiring to tender all or any portion of his or her Shares and the associated Rights should either (a) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile and any other required documents to Harris Trust Company of New York (the "Exchange Agent") and either deliver the certificates for such Shares and, if separate, certificates for the Rights to the Exchange Agent along with the Letter of Transmittal, deliver such Shares (and Rights, if applicable) pursuant to the procedures for book-entry transfer set forth herein (in the case of Rights, only if such procedures are available) or comply with the guaranteed delivery procedures set forth below or (b) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such ADT Shareholder. Any ADT Shareholder having Shares and, if applicable, Rights registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender such Shares and, if applicable, Rights.

  ADT Shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless and until Western Resources declares that the Rights Plan Condition is satisfied. Unless and until the ADT Distribution Date (as defined herein) occurs, a tender of Shares will constitute a tender of the associated Rights.

  An ADT Shareholder that desires to tender Shares and, if applicable, Rights and whose certificates for such Shares and, if applicable, Rights are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Exchange Agent prior to the Expiration Date, may tender such Shares and, if applicable, Rights, by following the procedure for guaranteed delivery.

  Questions and requests for assistance may be directed to the Information Agent or to the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Prospectus. Requests for additional copies of this Prospectus and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                               ----------------

  This Prospectus has been approved for the purposes of Section 57 of the Financial Services Act 1986 of the United Kingdom by Salomon Brothers International Limited ("Salomon Brothers International") which is regulated by The Securities & Futures Authority Limited. Salomon Brothers Inc, an affiliate of Salomon Brothers International, is advising Western Resources in connection with the Offer and no other person and Salomon Brothers International will not be responsible to any other person other than Western Resources for providing the protections afforded to customers of Salomon Brothers International or for providing advice in relation to the Offer.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   vi
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................  vii
ADT AND KCPL INFORMATION.................................................. viii
PROSPECTUS SUMMARY........................................................    1
  Western Resources.......................................................    1
  ADT.....................................................................    2
  Risk Factors............................................................    2
  Reasons for the Offer...................................................    5
  Background of the Offer.................................................    7
  Litigation..............................................................   10
  The ADT Special Meeting.................................................   11
  The Offer...............................................................   12
  The Amalgamation........................................................   15
  Certain Federal Income Tax Consequences.................................   16
  Effect of Offer on Market for Shares; Registration Under the Exchange
   Act....................................................................   16
  Appraisal Rights........................................................   16
  Comparison of the Rights of Holders of Shares and Western Resources
   Common Stock...........................................................   17
  The KCPL Merger.........................................................   17
  Recent Developments.....................................................   18
  Description of Western Resources Capital Stock..........................   18
  Market Prices...........................................................   19
  The Exchange Agent......................................................   19
  Request for Assistance and Additional Copies............................   19
  Western Resources, ADT and KCPL Comparative Per Share Data..............   20
  Selected Financial Data.................................................   21
  Selected Historical Financial Data of Western Resources.................   21
  Selected Historical Financial Data of ADT...............................   22
  Western Resources and ADT Selected Unaudited Pro Forma Combined
   Financial Information..................................................   23
  Selected Historical Financial Data of KCPL..............................   24
  Western Resources, ADT and KCPL Selected Unaudited Pro Forma Combined
   Financial Information..................................................   25
RISK FACTORS..............................................................   26
  Regulatory Uncertainties; Changing Regulatory Environment; Approval of
   the KCPL Merger........................................................   26
  Stranded Costs..........................................................   26
  Business Plan; Difficulty of Integrating Energy and Security
   Businesses.............................................................   27
  Comparatively Slower Growth than ADT....................................   28
  The Exchange Ratio......................................................   28
  Effect of the Offer and the Amalgamation on Western Resources' Financial
   Status.................................................................   28
  Certain Debt Instruments of ADT Operations..............................   28
  Financing of the Offer and the Amalgamation.............................   29
  Future Dividends on Western Resources Common Stock......................   29
  Certain Tax Consequences of the Offer and the Amalgamation..............   30
REASONS FOR THE OFFER.....................................................   30
  Offer Premium and Dividend Impact.......................................   30
  The Exchange Ratio......................................................   32
  Enhanced Business Opportunities.........................................   33
  Growth Opportunities in the Security Industry...........................   33

                                                                            PAGE
                                                                            ----
  Expansion of Branded Energy Marketing...................................   34
BACKGROUND OF THE OFFER...................................................   35
LITIGATION................................................................   39
THE ADT SPECIAL MEETING...................................................   40
  The Requisition.........................................................   40
  Matters to Be Brought Before the ADT Special Meeting....................   41
THE OFFER.................................................................   42
  General.................................................................   42
  ADT Rights..............................................................   43
  Timing of the Offer.....................................................   43
  Extension, Termination and Amendment....................................   44
  Exchange of Shares; Delivery of Western Resources Common Stock and Cash
   Consideration..........................................................   45
  Cash in Lieu of Fractional Shares of Western Resources Common Stock.....   45
  Withdrawal Rights.......................................................   45
  Procedure for Tendering.................................................   46
  Certain Federal Income Tax Consequences.................................   49
  Effect of Offer on Market for Shares; Registration Under the Exchange
   Act....................................................................   50
  Purpose of the Offer; The Amalgamation..................................   51
  ADT Bye-Laws and Provisions of the United Kingdom City Code.............   51
  Conditions of the Offer.................................................   52
  Source and Amount of Funds..............................................   58
  Certain Debt Instruments of ADT Operations..............................   58
  Relationships with ADT..................................................   59
  Fees and Expenses.......................................................   59
  Accounting Treatment....................................................   60
  Stock Exchange Listing..................................................   60
THE AMALGAMATION..........................................................   61
  General.................................................................   61
  Appraisal Rights........................................................   62
THE KCPL MERGER...........................................................   63
RECENT DEVELOPMENTS.......................................................   64
BUSINESS OF WESTERN RESOURCES.............................................   64
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION........................   66
  The Amalgamation........................................................   66
  The KCPL Merger.........................................................   67
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION...............   76
DESCRIPTION OF WESTERN RESOURCES CAPITAL STOCK............................   80
  Western Resources Common Stock..........................................   80
  Western Resources Preferred Stock.......................................   81
  Western Resources Preference Stock......................................   82
COMPARISON OF THE RIGHTS OF HOLDERS OF SHARES AND WESTERN RESOURCES COMMON
 STOCK....................................................................   83
  Voting Rights in Connection with Business Combinations..................   89
MARKET PRICES AND DIVIDENDS...............................................   94
VALIDITY OF WESTERN RESOURCES COMMON STOCK................................   95
EXPERTS...................................................................   95

                             AVAILABLE INFORMATION

  Western Resources, ADT and KCPL are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Western Resources, ADT and KCPL with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the public reference facilities in the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of information may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Because Western Resources, ADT and KCPL each file certain documents electronically with the Commission, reports, proxy and information statements and other information regarding Western Resources and ADT may also be obtained at prescribed rates from the Commission at the Commission's Web site, http//:www.sec.gov. The Western Resources Common Stock, the Shares and the KCPL Common Stock are listed and traded on the NYSE. The Shares are also listed and traded on the London Stock Exchange (the "LSE"), the Frankfurt Stock Exchange (the "FSE") and the Bermuda Stock Exchange (the "BSX") and the KCPL Common Stock is also listed on the Chicago Stock Exchange (the "CSE"). Reports, proxy statements and other information filed by Western Resources, ADT and KCPL with the Commission may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and, concerning KCPL only, at the offices of the CSE, 440 South LaSalle Street, Chicago, Illinois 60605.

  This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4, as amended (the "Registration Statement"), covering the Western Resources Common Stock offered hereby which has been filed with the Commission, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to Western Resources, ADT and KCPL and the securities offered hereby. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference.

  Not later than the date of commencement of the Offer, Western Resources will file with the Commission a statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain information with respect to the Offer. Such Schedule and any amendments thereto should be available for inspection and copying as set forth above (except that such Schedules and any amendments thereto will not be available at the regional offices of the Commission).

  Pursuant to Rule 409 promulgated under the Securities Act, and Rule 12b-21 promulgated under the Exchange Act, Western Resources has requested that ADT and its independent public accountants, Coopers & Lybrand L.L.P., provide to Western Resources the information required for complete disclosure concerning the business, operations, financial condition and management of ADT. Neither ADT nor Coopers & Lybrand L.L.P. has yet provided any information in response to such request. Western Resources will provide any and all information which it receives from ADT or Coopers & Lybrand L.L.P. prior to the expiration of the Offer and which Western Resources deems material, reliable and appropriate in a subsequently prepared amendment or supplement hereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO CORPORATE SECRETARY, WESTERN RESOURCES, INC., 818 S. KANSAS AVENUE, TOPEKA, KANSAS 66612. TELEPHONE REQUESTS MAY BE DIRECTED TO THE CORPORATE SECRETARY'S DEPARTMENT AT (913) 575-1950. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST FOR DOCUMENTS SHOULD BE SUBMITTED NOT LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.

  The following documents filed with the Commission by Western Resources (File No. 1-3523) are incorporated herein by reference: (a) Western Resources' Annual Report on Form 10-K for the year ended December 31, 1995 (the "Western Resources 1995 Form 10-K"); (b) Western Resources' Proxy Statement for the 1996 Annual Meeting of Shareholders, dated March 27, 1996 (the "1996 Western Resources Annual Meeting Proxy Statement"); (c) Western Resources' Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996; (d) Western Resources' Registration Statement on Form S-4, dated July 3, 1996 (Registration No. 333-02711), and Western Resources' Prospectus, dated July 3, 1996, included therein (the "KCPL Prospectus"); (e) Western Resources' Proxy Statement on Schedule 14A, dated March 14, 1997, to ADT Shareholders; (f) Western Resources' Current Reports on Form 8-K, dated April 15, 1996, April 23, 1996, April 25, 1996, April 26, 1996, April 29,
1996, May 3, 1996, May 6, 1996, May 7, 1996, May 13, 1996, May 24, 1996, June
17, 1996, July 23, 1996, July 26, 1996, October 24, 1996, December 18, 1996
and February 7, 1997; and (g) soliciting materials of Western Resources filed pursuant to Rule 14a-12 and Rule 14a-6 of the Exchange Act from December 18, 1996 through the date hereof.

  The following documents filed with the Commission by ADT (File No. 0-16979) are incorporated herein by reference: (a) ADT's Annual Report on Form 10-K for the year ended December 31, 1995 (the "ADT 1995 Form 10-K"); (b) ADT's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996; (c) ADT's Proxy Statement for the 1996 Annual Meeting of ADT Shareholders, dated March 12, 1996 (the "1996 ADT Proxy Statement"); (d) ADT's Preliminary Proxy Statement on Schedule 14A, dated March 4, 1997; (e) ADT's Current Reports on Form 8-K, dated June 29, 1996, July 11, 1996, July 16, 1996, September 19, 1996, October 2, 1996, October 23,
1996 and November 13, 1996; (f) ADT's Registration Statement on Form 8-A, dated as of November 12, 1996, as amended (the "ADT Form 8-A"), and (g) soliciting materials of ADT filed pursuant to Rule 14a-12 and Rule 14a-6 of the Exchange Act from December 18, 1996 through the date hereof.

  The following documents filed with the Commission by KCPL (File No. 1-707) are incorporated herein by reference: (a) KCPL's Annual Report on Form 10-K for the year ended December 31, 1995 (the "KCPL 1995 Form 10-K"); and (b) KCPL's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996.

  All documents filed by either Western Resources, ADT or KCPL pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date the Offer is terminated or the Shares are accepted for exchange shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

                           ADT AND KCPL INFORMATION

  While Western Resources has included information concerning ADT and KCPL insofar as it is known or reasonably available to Western Resources, neither ADT nor KCPL is affiliated with Western Resources and ADT has not to date permitted access by Western Resources to ADT's books and records for the purpose of preparing this Prospectus. Therefore, information concerning ADT which has not been made public was not available to Western Resources for the purpose of preparing this Prospectus. Although Western Resources has no knowledge that would indicate that statements relating to ADT or KCPL contained or incorporated by reference in this Prospectus in reliance upon publicly available information are inaccurate or incomplete, Western Resources was not involved in the preparation of such information and statements and, for the foregoing reasons, is not in a position to verify any such information or statements.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WESTERN RESOURCES, SALOMON BROTHERS INC ("SALOMON"), BEAR, STEARNS & CO. INC. ("BEAR STEARNS") OR CHASE SECURITIES INC. ("CHASE," AND TOGETHER WITH SALOMON AND BEAR STEARNS, THE "DEALER MANAGERS"). THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, ADT SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, WESTERN RESOURCES MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE OFFER TO ADT SHAREHOLDERS IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WESTERN RESOURCES OR ADT SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE HEREOF.

  IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF WESTERN RESOURCES BY SALOMON, BEAR STEARNS AND CHASE, AS DEALER MANAGERS, OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                               PROSPECTUS SUMMARY

  The information below is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus, including the documents incorporated in this Prospectus by reference. ADT Shareholders are urged to read this Prospectus and the Annexes hereto, and the documents incorporated herein by reference, in their entirety. As used in this Prospectus, the terms "Western Resources," "ADT" and "KCPL" refer to such entity and, unless the context otherwise requires, its subsidiaries.

WESTERN RESOURCES

  Western Resources and its divisions and wholly owned subsidiaries include KPL, a rate-regulated electric and gas division of Western Resources ("KPL"), Kansas Gas and Electric Company ("KGE"), a rate-regulated utility and wholly owned subsidiary of Western Resources, Westar Capital, Westar Security, Inc. ("Westar Security"), Westar Energy, Inc., The Wing Group, Ltd., non-utility subsidiaries, and Mid-Continent Market Center, Inc., a regulated gas transmission service provider ("MCMC"). KGE owns 47% of Wolf Creek Nuclear Operating Corporation ("WCNOC"), the operating company for the Wolf Creek Generating Station ("Wolf Creek"). Western Resources' non-utility subsidiaries market natural gas primarily to large commercial and industrial customers, provide electronic security services, engage in international large power project development and provide other energy-related products and services.

  Western Resources is engaged principally in the production, purchase, transmission, distribution and sale of electricity and the delivery and sale of natural gas. Western Resources serves approximately 606,000 electric customers in eastern and central Kansas and approximately 650,000 natural gas customers in Kansas and northeastern Oklahoma. On December 12, 1996, Western Resources and ONEOK, Inc. ("ONEOK") announced a proposed strategic alliance pursuant to which Western Resources will contribute its regulated local natural gas distribution operations, MCMC and Westar Gas Marketing, Inc. ("Westar Gas Marketing"), and will become the largest shareholder of ONEOK. See "Prospectus Summary--Recent Developments" and "Recent Developments."

  Westar Capital is a private investment company, wholly owned by Western Resources, with investments in energy-related and technology-oriented businesses. Westar Capital owns 38,287,111 Shares, or approximately 27% of the outstanding Shares, including 14,115 Shares issuable upon exchange of 500 Liquid Yield Option Notes ("LYONs") of ADT Operations Inc., a subsidiary of ADT ("ADT Operations"), which are exchangeable for Shares at a rate of 28.23 Shares per LYON.

  Westar Security, which has been operated by Western Resources since December 1995, is a rapidly growing electronic security services business with over 400,000 customer accounts. On December 31, 1996, Western Resources acquired all of the assets of Westinghouse Security Systems, Inc. ("Westinghouse Security"), a national security system monitoring company and a subsidiary of Westinghouse Electric Corporation ("Westinghouse"). Westar Security is now the third-largest monitored security company in the United States with offices in many major U.S. markets and direct access to customers in 44 states. See "Prospectus Summary-- Recent Developments" and "Recent Developments."

  KCPL is a public utility engaged in the generation, transmission, distribution and sale of electricity to approximately 430,000 customers in western Missouri and eastern Kansas. On July 8, 1996, Western Resources made an offer to the shareholders of KCPL to exchange each outstanding share of KCPL Common Stock for $31.00 in Western Resources Common Stock, subject to adjustment. On February 7, 1997, Western Resources terminated the KCPL Offer and announced that it had entered into the KCPL Merger Agreement with KCPL, pursuant to which KCPL will merge with and into Western Resources. For further details concerning, and recent developments with respect to, the KCPL Merger, see "Prospectus Summary--The KCPL Merger" and "The KCPL Merger."

  Western Resources was incorporated under the laws of the State of Kansas in 1924. Western Resources' corporate headquarters is located at 818 S. Kansas Avenue, Topeka, Kansas 66612 and its telephone number is (913) 575-6300. Westar Capital's corporate headquarters is located at 818 S. Kansas Avenue, Topeka, Kansas 66612 and its telephone number is (913) 575-6300. See "Business of Western Resources."

ADT

  The following information concerning ADT is excerpted from the ADT 1995 Form 10-K and other publicly available information:

  ADT was incorporated in Bermuda on September 28, 1984, under the name Hawley Group Limited, and is an exempted company limited by shares, with its registered office at Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda. The executive office of the subsidiary which supervises ADT's North American activities is located in the United States at 1750 Clint Moore Road, Boca Raton, Florida 33431, and its telephone number is (561) 988-3600.

  ADT is currently engaged in two service businesses: electronic security services in North America and Europe and vehicle auction and related services in the United States. ADT is the largest provider of electronic security services in North America and the largest provider in the United Kingdom, providing continuous monitoring of commercial and residential security systems for 1.6 million customers. ADT is also the second largest provider of vehicle remarketing services in the United States, operating a network of 28 vehicle auction centers.

  ADT's principal activities in the electronic security services businesses are the electronic monitoring of its installed base of security systems and the installation of new, monitored security systems to add to its installed base. Monitored systems may be sold or, as is most often the case, ADT may retain ownership of installed systems. ADT receives contractual recurring fees for monitoring security systems through its electronic monitoring centers and for maintenance of security systems installed at customer premises and other related services. ADT sells, installs and maintains monitored security systems, integrated electronic security systems and other electronic security products for additional fees. In 1995, approximately 60% of ADT's total electronic security services revenues in North America and Europe were derived from contractually recurring fees for electronic monitoring and maintenance of security systems installed at customer premises and other related services. The remainder of ADT's security revenues were derived from the sale and installation of security systems, the installation of security systems in accordance with a monitoring service agreement and the maintenance of security systems on a non-contractual basis.

  In September 1996, ADT acquired the entire equity interest in Automated Security (Holdings) PLC, a United Kingdom company ("ASH"). ASH is engaged in the provision of electronic security services in North America and Europe. Under the terms of the transaction (the "ASH Transaction"), shareholders of ASH received three Shares for every ninety-two ordinary shares of ASH and two Shares for every thirty-one 5% convertible cumulative redeemable preference shares and 6% convertible cumulative redeemable preference shares of ASH. The total consideration paid by ADT in the ASH Transaction consisted of 7,034,940 Shares and ADT accounted for the ASH Transaction as a pooling of interests.

  In a press release issued by ADT on November 6, 1996, ADT announced its intention to sell its United States vehicle auction business. ADT's vehicle auction business operates a network of large modern auction centers which provide an organized wholesale marketplace for the sale and purchase of used vehicles. Principal sellers, or consignors, include new and used vehicle dealers, vehicle manufacturers, fleet operators, leasing companies, financial institutions and government agencies. Principal purchasers include franchise and non-franchise vehicle dealers and distributors who acquire vehicles to sell in the retail market.

RISK FACTORS

  In addition to the other information in this Prospectus, certain factors should be considered by ADT Shareholders in evaluating the Offer and an investment in Western Resources Common Stock. The factors summarized below might cause Western Resources' actual results to differ significantly from the results discussed in certain forward-looking statements contained in the Prospectus. For a detailed description of the risks summarized below, see "Risk Factors."

  Regulatory Uncertainties; Changing Regulatory Environment; Approval of the KCPL Merger. Electric and natural gas utilities have historically operated in a rate-regulated environment. Federal and state regulatory agencies having jurisdiction over the rates and services of Western Resources and other utilities are in the process of initiating steps that are expected to result in a more competitive environment for utilities' services. Increased competition may create greater risks to the stability of utility earnings. Although Western Resources has been planning for the eventual deregulation of the energy market, increased competition for retail electricity sales may in the future reduce Western Resources' earnings in its formerly regulated businesses. In addition, Western Resources' plan to market together energy and security services is dependent upon the pace of deregulation. While it is impossible to predict with certainty the time period in which such deregulation will occur, if at all, Western Resources presently anticipates that such deregulation will occur prior to the end of 1999. However, if deregulation fails to occur or does not occur as quickly as may be expected, Western Resources may be hindered in its ability to market energy and security services and such hinderance may negatively impact Western Resources' future earnings and cash flows. Consummation by Western Resources of the KCPL Merger also requires the approval of certain regulatory authorities and there can be no assurance that such approvals will be obtained or that the KCPL Merger will be consummated.

  Stranded Costs. The term "stranded costs" as it relates to capital intensive utilities has been defined as the carrying costs associated with property, plant and equipment and other regulatory assets at a level which, if fully reflected in rates, would cause prices charged by the utility for delivering energy to exceed those of competitive alternatives in the same market. Regulatory changes, including the introduction of competition, could adversely impact Western Resources' ability to recover its costs in these assets absent the economic effects of rate regulation.

  Business Plan; Difficulty of Integrating Energy and Security
Businesses. Western Resources has developed a strategy to expand its business in the deregulated marketplace for energy and has identified the security business as a high-growth industry with a product that can be marketed with energy. There can be no assurance that Western Resources' added commitment to the security business will result in continued growth or profitability in such business. Furthermore, there can be no assurance that Western Resources' business plan to market together energy and security services will be successful, nor is it certain that a viable market for marketing energy and security will develop at all.

  There can also be no assurance that Western Resources will be able to integrate successfully the operations of its existing security business with ADT. Difficulties of such assimilation will include the coordination of security operations and the integration of personnel.

  Comparatively Slower Growth than ADT. Western Resources' growth has historically been slower than ADT's as such growth has been limited to the growth of Western Resources' customer base within its franchised service territory. Although Western Resources believes that its combination of security with energy will provide Western Resources with an opportunity to achieve higher growth than in the historically regulated energy market, there can be no assurance that such growth will occur.

  The Exchange Ratio. ADT Shareholders should consider that, depending upon the Western Resources Average Price, the Stock Consideration paid to ADT Shareholders in the Offer may be less than $12.50 in Western Resources Common Stock.

  Effect of the Offer and the Amalgamation on Western Resources' Financial Status. Expansion into the high-growth security business presents financial risks to Western Resources. Western Resources' earnings and cash flow may experience increased volatility due to additional business risks. Such risks include possible slower than expected growth in the security business, competitive pressures on prices and changes in technology. The Offer and the Amalgamation are expected to have a dilutive effect on Western Resources' reported earnings per share in the short term due to the amortization of goodwill. There can also be no assurance that the Offer and the Amalgamation will not have a negative impact on Western Resources' financial strength or debt rating, including its ability to raise capital in the future and the cost of capital on additional borrowings.

  Certain Debt Instruments of ADT Operations. Satisfaction of the ADT Shareholder Approval Condition and consummation of the Offer may constitute a change of control in accordance with the terms of certain debt instruments of ADT Operations under which the total amount of outstanding debt is approximately $1 billion according to ADT. In certain circumstances, certain holders of debt of ADT Operations may require the repurchase of their securities by, or accelerate credit facilities of, ADT Operations. LYONs are exchangeable for Shares and such exchange could potentially have a dilutive impact on, among other things, earnings per share. See "Notes to Unaudited Pro Forma Combined Financial Information."

  Financing of the Offer and the Amalgamation. Western Resources has received a letter from Chase Manhattan Bank and Chase in which they state that they are highly confident that they can arrange credit facilities in the amount necessary to fund payment of the Cash Consideration with Chase Manhattan Bank and other lenders. There can be no assurance, however, that Chase Manhattan Bank and Chase will be able to arrange such credit facilities. Definitive documentation with respect to such credit facilities has not yet been negotiated and there can be no assurance that, if definitively negotiated, it will not contain restrictions on Western Resources' ability to pay dividends.

  Future Dividends on Western Resources Common Stock. Although Western Resources does not currently anticipate any significant change with respect to its dividend practice as a result of the Offer or the Amalgamation, assuming that Western Resources' dividend remains at or above the level of its current annual indicated dividend, Western Resources presently expects that its dividend pay-out ratio will increase to approximately 100% in the first full year following consummation of the Amalgamation and will decline to approximately 75% by the third year following the Amalgamation. Assuming consummation of the Amalgamation and the KCPL Merger, Western Resources' forecasted dividend pay-out ratio will be approximately 120%, including transaction costs of the KCPL Merger charged to income following completion of the KCPL Merger, or 100%, excluding such transaction costs, in the first full year following the Amalgamation and will decline to approximately 80% by the third year following the Amalgamation. Over the past five years, Western Resources' dividend pay-out ratio has averaged approximately 77%.

  On a pro forma combined basis assuming completion of the Offer, the Amalgamation and the KCPL Merger, pro forma combined earnings plus depreciation, amortization and restructuring and non-recurring charges for the year ended December 31, 1995 and the nine months ended September 30, 1996 would have been approximately $691,000,000 and $609,000,000, respectively. On a pro forma combined basis assuming completion of the Offer, the Amalgamation and the KCPL Merger, approximately 190,000,000 shares of Western Resources Common Stock would have been outstanding during the year ended December 31, 1995 and the nine months ended September 30, 1996, in which case the total amount of cash required to pay Western Resources' annual indicated dividend of $2.10 would have been approximately $400,000,000 and $300,000,000 for the twelve and nine months, respectively. Based on publicly available information, on a pro forma combined basis assuming completion of the Offer, the Amalgamation and the KCPL Merger, pro forma combined capital expenditures for the year ended December 31, 1995 (excluding the effects of the ASH Transaction) and the nine months ended September 30, 1996, respectively, would have been approximately $636,000,000 and $462,000,000. Historical pro forma combined earnings plus depreciation, amortization and restructuring and non-recurring charges and historical pro forma combined capital expenditures do not necessarily reflect future pro forma combined operating cash flows and future pro forma combined capital expenditures. If, however, future pro forma combined operating cash flows and future pro forma combined capital expenditures are similar to historical pro forma combined earnings plus depreciation, amortization and restructuring and non-recurring charges and historical pro forma combined capital expenditures, there can be no assurance that Western Resources will be able, after paying dividends consistent with historical levels, to maintain capital expenditures at historical levels without moderating their timing or amount, or from time to time funding such capital expenditures through external financing. See "Reasons for the Offer--Offer Premium and Dividend Impact."

  In the future, the Western Resources Board will set annual dividend payments at amounts which are determined to be reasonable and consistent with Western Resources' long-term strategy. However, there can be no assurance that Western Resources will maintain its past practice with respect to the payment of dividends since the declaration of future dividends will depend upon Western Resources' future earnings, the financial condition of Western Resources and other factors.

  Certain Tax Consequence of the Offer and the Amalgamation. The exchange of Shares for cash and Western Resources Common Stock pursuant to the Offer and the Amalgamation will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local and foreign laws. See "The Offer--Certain Federal Income Tax Consequences." ADT Shareholders should be aware that depending upon, among other things, their particular facts and circumstances, including their basis in Shares and tax status, the value of the after-tax proceeds that they receive in the Offer and the Amalgamation may be less than $22.50. Each ADT Shareholder is urged to, and should, consult such holder's own tax advisor with respect to the specific tax consequences of the Offer and the Amalgamation to such holder.

REASONS FOR THE OFFER

  Offer Premium and Dividend Impact. The purpose of the Offer is for Western Resources to obtain control of ADT. Western Resources presently intends, as soon as practicable after consummation of the Offer, to propose and seek to have ADT effect an amalgamation of a newly created subsidiary of Western Resources incorporated under the laws of Bermuda ("Bermuda Sub") with and into ADT pursuant to the provisions of Sections 104 through 109 of the Companies Act, with the amalgamated company operating under the name of ADT (the "Amalgamation"). ADT has not agreed to provide Western Resources with information that might be relevant to the structuring of the Amalgamation. Western Resources therefore reserves the right to change the structure of the Amalgamation upon receipt of such information.

  Western Resources believes that the Offer is in the best interests of the ADT Shareholders because, among other things, the Offer Consideration represents a premium to the per Share closing price on the last trading day prior to the public announcement of the Offer. In developing its belief that the Offer is in the best interests of ADT Shareholders, Western Resources possessed limited information with respect to the particular circumstances, from a tax standpoint, of individual ADT Shareholders. Western Resources therefore cannot make a conclusive determination as to the tax impact of the Offer and the Amalgamation on all ADT Shareholders. The following table shows the premium of the Offer Consideration over the closing per Share price on the NYSE on the last trading day immediately prior to the public announcement of the Offer.

                                                            ADT
                                                    OFFER  SHARE     PERCENT
                                                    PRICE* PRICE  DIFFERENTIAL**
                                                    ------ ------ --------------
December 17, 1996, the last trading day before the
 public
 announcement of the Offer........................  $22.50 $20.13      11.8%

--------
* Assumes the Offer Consideration is $10.00 net in cash and $12.50 of Western Resources Common Stock per Share. On March 13, 1997, the last trading day before the date of this Prospectus, the closing price of Western Resources Common Stock was $30.125. If the Western Resources Average Price is less than $29.75, each Share will be exchanged for $10.00 net in cash and less than $12.50 in Western Resources Common Stock as set forth more fully in "Reasons for the Offer--The Exchange Ratio."
** Based on the closing prices of Western Resources Common Stock and Shares on the indicated dates.

  For further information regarding the premium available to ADT Shareholders in the Offer, see "Reasons for the Offer--The Exchange Ratio."

  In addition to the per Share premium, the Offer also provides ADT Shareholders with the opportunity to receive an ongoing current cash return on their ADT investment in the form of dividends on Western Resources Common Stock. Western Resources' current annual indicated dividend totals $2.10 per share of Western Resources Common Stock. Assuming that Western Resources' dividend remains at or above the level of its current annual indicated dividend, Western Resources presently expects that its dividend pay-out ratio will increase to approximately 100% in the first full year following completion of the Amalgamation and will decline to approximately 75% by the third year following the Amalgamation. Assuming completion of the Amalgamation and the KCPL Merger, Western Resources' forecasted dividend pay-out ratio will be approximately 120%, including transaction costs of the KCPL Merger charged to income following completion of the KCPL Merger, or 100%, excluding such transaction costs, in the first full year following the Amalgamation and will decline to approximately 80% by the third year following the Amalgamation. Over the past five years. Western Resources' dividend pay-out ratio has averaged approximately 77%.

  Western Resources expects that following completion of the Offer, the Amalgamation and the KCPL Merger its operating cash flows will exceed its earnings in the short-term due to amortization of goodwill, depreciation, non-recurring charges and one-time expenses related to such transactions. On a pro forma combined basis assuming completion of the Offer and the Amalgamation, pro forma combined earnings plus depreciation, amortization and restructuring and non-recurring charges for the year ended December 31, 1995 and the nine months ended September 30, 1996 would have been approximately $463,000,000 and $438,000,000, respectively. On a pro forma combined basis assuming completion of the Offer and the Amalgamation, approximately 120,000,000 shares of Western Resources Common Stock would have been outstanding during the year ended December 31, 1995 and the nine months ended September 30, 1996, in which case the total amount of cash required to pay Western Resources' annual indicated dividend of $2.10 would have been approximately $252,000,000 and $189,000,000 for the twelve and nine months, respectively.

  On a pro forma combined basis assuming completion of the Offer, the Amalgamation and the KCPL Merger, pro forma combined earnings plus depreciation, amortization and restructuring and non-recurring charges for the year ended December 31, 1995 and the nine months ended September 30, 1996 would have been approximately $691,000,000 and $609,000,000, respectively. On a pro forma combined basis assuming completion of the Offer, the Amalgamation and the KCPL Merger, approximately 190,000,000 shares of Western Resources Common Stock would have been outstanding during the year ended December 31, 1995 and the nine months ended September 30, 1996, in which case the total amount of cash required to pay Western Resources' annual indicated dividend of $2.10 would have been approximately $400,000,000 and $300,000,000 for the twelve and nine months, respectively.

  The historical pro forma combined earnings plus depreciation, amortization and restructuring and non-recurring charges should not be considered an accurate estimate of future pro forma combined operating cash flows. Historical pro forma combined earnings plus depreciation, amortization and restructuring and non-recurring charges do not include, among other things, the effects of synergies and cost savings that Western Resources believes will result from the Offer, the Amalgamation and the KCPL Merger.

  Based on publicly available information, on a pro forma combined basis assuming completion of the Offer and the Amalgamation, pro forma combined capital expenditures for the year ended December 31, 1995 (excluding the effects of the ASH Transaction) and the nine months ended September 30, 1996, respectively, would have been approximately $502,000,000 and $385,000,000. Based on publicly available information, on a pro forma combined basis assuming completion of the Offer, the Amalgamation and the KCPL Merger, pro forma combined capital expenditures for the year ended December 31, 1995 (excluding the effects of the ASH Transaction) and the nine months ended September 30, 1996, respectively, would have been approximately $636,000,000 and $462,000,000.

  Historical pro forma combined capital expenditures do not necessarily reflect future pro forma combined capital expenditure requirements. Given the discretionary nature of many of such capital expenditures, the timing and annual amount of future pro forma combined capital expenditures can be controlled. Furthermore, such historical pro forma combined capital expenditures include capital expenditures for the natural gas operations that Western Resources plans to contribute to ONEOK and for ADT's U.S. auto auction business which is expected to be sold, which in the year ended December 31, 1995 were approximately $54,000,000 and $32,000,000, respectively. As a result of such proposed contribution and sale, capital expenditures for such operations are not expected to be included in future pro forma combined capital expenditures. Western Resources expects that it will fund future pro forma combined capital expenditures out of remaining available cash flow after dividend payments and, to the extent from time to time required, through external financing. There can be no assurance as to the amount of available future external financing or the associated cost.

  In the future, the Western Resources Board will set annual dividend payments at amounts which are determined to be reasonable and consistent with Western Resources' long-term strategy. However, there can be no assurance that Western Resources will maintain its past practice with respect to the payment of dividends since the declaration of future dividends will depend upon Western Resources' future earnings, cash flows, the financial condition of Western Resources and other factors.

  Enhanced Business Opportunities. Western Resources believes that ADT Shareholders will benefit in several ways in addition to the 12% premium above the per Share closing price on December 17, 1996, the last trading day before public announcement of the Offer. Upon consummation of the Offer, Western Resources intends to build upon ADT's leading international presence and quality brand equity in the security business, combining them with Western Resources' fast growing security business, strong core utility business and customer service expertise to become a leading provider of energy-related products and services, including security, to homes and businesses. As the energy market deregulates, Western Resources believes that there will be opportunities for companies to capture market share based on sound utility fundamentals and access to customers. Western Resources believes that this proposed combination will provide ADT Shareholders with an opportunity to leverage the ADT brand name to enter the rapidly expanding deregulated energy market. Western Resources believes that combining the ADT brand name with Western Resources' solid financial base and sound utility expertise will give the combined entity a competitive advantage in the newly deregulated energy and energy-related services market. It is Western Resources' belief that the combination of Western Resources and ADT will provide a stable earnings base and a sound foundation resulting in sustainable long-term growth in the deregulated energy and energy-related services markets. This strategy is based upon what Western Resources believes to be the compelling structural and operational similarities between the energy and security businesses. From an operational perspective, both businesses require expertise in constructing and maintaining a highly reliable network with central service facilities and the dispatch of trained personnel to customer locations to respond quickly to disruptions in service. Western Resources believes that from the customer's point of view, energy and security are both critical service streams which may be viewed as necessities by homes and businesses. Rather than choosing a different supplier for each service, Western Resources believes that customers will appreciate the convenience of purchasing energy and security services as a package and paying for them on one convenient customer statement. Western Resources is currently putting this concept into practice in its utility service area, offering many of its utility customers the convenience of one-stop shopping for their energy and security needs. Following the Offer and the Amalgamation, Western Resources plans to expand this successful concept by selling security and unregulated energy services nationwide through a unified sales and marketing effort under the ADT brand name. For further information regarding Western Resources' analysis of the benefits of the Offer to ADT Shareholders and Western Resources' proposal for the combination of ADT's and Western Resources' businesses, see "Reasons for the Offer--Enhanced Business Opportunities."

BACKGROUND OF THE OFFER

  Following Western Resources' acquisition of Shares from Laidlaw (as described below), ADT advised Western Resources that it was not interested in pursuing a joint marketing relationship or any other type of business arrangement with Western Resources despite the fact that Western Resources believes that such a relationship could maximize ADT's potential both in its existing security business and in the emerging market of deregulated retail energy distribution. After careful study and consideration, Western Resources believes that the potential benefits to ADT, Western Resources and the companies' respective shareholders can be best realized through a combination of Western Resources and ADT, and has, therefore, decided to proceed with the Offer.

  On December 21, 1995, Western Resources entered into a stock purchase agreement (the "Laidlaw Agreement") with Laidlaw Transportation, Inc. ("Laidlaw") and Laidlaw, Inc., pursuant to which Westar Capital subsequently purchased a total of 30,800,000 Shares on or prior to March 18, 1996, at an average price of $14.40 per Share. Since March 18, 1996, from time to time, Westar Capital has purchased Shares in the open market at prevailing market prices. Westar Capital owns 38,287,111 Shares, or approximately 27% of the outstanding Shares, including 14,115 Shares issuable upon exchange of 500 LYONs, which are exchangeable for Shares at a rate of 28.23 Shares per LYON. Also on December 21, 1995, Mr. John E. Hayes, Jr., Chairman of the Board and Chief Executive Officer of Western Resources, delivered a letter to Mr. Michael
A. Ashcroft, Chairman of the Board, President and Chief Executive Officer of ADT, informing Mr. Ashcroft of the Laidlaw Agreement.

  During January and February, 1996, conversations took place between Mr. Hayes and Mr. Ashcroft and various representatives of the respective companies. Messrs. Hayes and Ashcroft scheduled a meeting in Topeka, Kansas for March 13, 1996. On March 11, 1996, Mr. Hayes delivered a letter to Mr. Ashcroft discussing Western Resources' proposed joint marketing efforts with ADT. On March 13, 1996, Messrs. Hayes and Ashcroft held a meeting but failed to reach any agreement concerning Western Resources' proposal. Later that month, Mr. Ashcroft informed Mr. Hayes that ADT was not interested in pursuing a joint marketing relationship with Western Resources.

  On July 1, 1996, ADT entered into an Agreement and Plan of Amalgamation (the "Republic Agreement"), by and among ADT, Republic Industries, Inc. ("Republic") and Republic Sub. Ltd., a newly created wholly owned subsidiary of Republic ("Republic Sub"), pursuant to which Republic Sub was to be amalgamated with and into ADT, with the amalgamated company operating under the name of ADT (the "Republic Transaction"). The terms of the Republic Agreement contemplated that ADT Shareholders would receive .92857 shares of Republic common stock in exchange for each Share. The Republic Transaction was conditioned upon, among other things, receipt by ADT of a fairness opinion from its financial advisor at a later date (which fairness opinion was never obtained). Based on the $26.75 closing price per share of Republic common stock on July 1, 1996, each Share would have been exchangeable for approximately $24.84 worth of Republic common stock, representing a premium of 31% to the closing price per Share of $19.00 on June 28, 1996, the last trading day prior to public announcement of the Republic Transaction. Following the public announcement of the Republic Transaction, the closing price per share of Republic common stock fell as low as $20.75 per share. Based on a closing price of $20.75, each Share would have been exchangeable for approximately $19.27 worth of Republic common stock in the Republic Transaction, representing a premium of just 1% to the closing price per Share of $19.00 on June 28, 1996. On September 13, 1996, Westar Capital disclosed that it had determined to oppose the Republic Transaction. Based on the $28.81 closing price per share of Republic common stock on September 12, 1996, each Share would have been exchangeable for approximately $26.75 worth of Republic common stock, representing a premium of 41% to the closing price per Share of $19.00 on June 28, 1996. Western Resources believes that such significant fluctuations in the market price of Republic common stock (i.e., from $28.81 to $20.75 in the course of a three-month period) demonstrated volatility in Republic common stock (the consideration being offered in the Republic Transaction).

  Pursuant to the terms of the Republic Agreement, ADT granted to Republic a warrant to subscribe for 15 million Shares at a purchase price of $20 per Share, subject to adjustment (the "Republic Warrant"). The Republic Warrant was to become exercisable for a period of six months following the termination of the Republic Agreement. On September 30, 1996, ADT and Republic jointly announced the termination of the Republic Agreement, citing uncertainty attributable to market conditions, and amended the Republic Warrant to include certain restrictions on the issuance of Shares pursuant thereto and the transfer of such Shares by Republic to persons with interests in 10% or more of ADT. As described below, Western Resources has commenced litigation challenging the validity of the Republic Warrant. See "--Litigation."

  On September 5, 1996, the waiting period expired with respect to Western Resources' filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") to acquire ownership of in excess of 25% (but less than 50%) of the outstanding Shares.

  On November 4, 1996, ADT declared a distribution of one Right for each outstanding Share, payable to holders of record as of the close of business on November 15, 1996, pursuant to the Rights Agreement. The Rights Agreement provides, among other things, that after certain persons acquire 15% or more (or, in certain limited situations, a greater percentage) of the issued and outstanding Shares, holders of Shares (other than such persons), will be entitled to purchase Shares at half of the current market value and that if, after such an acquisition, ADT is involved in an amalgamation, other business combination or certain sale transactions, holders of Shares (other than such persons) will be entitled to purchase either Shares, or common stock of the other party to such transaction, at half of the current market value of such securities. See "The Offer--Conditions of the Offer--Rights Agreement" and "The Offer--The ADT Rights."

  On November 6, 1996, ADT announced its intention to sell its United States vehicle auction business.

  On December 17, 1996, the Western Resources Board met and determined to proceed with the Offer. On December 18, 1996, in a letter to Mr. Ashcroft, Mr. Hayes informed Mr. Ashcroft and the ADT Board of Western Resources' intention to pursue the Offer and the Amalgamation and encouraged Mr. Ashcroft and the ADT Board to meet with Western Resources to discuss the possibility of a mutually beneficial negotiated transaction.

  On December 18, 1996, Western Resources also publicly announced its intention to commence the Offer and Western Resources filed a proxy statement (the "Western Resources Proxy Statement") with the Commission for use in soliciting proxies from ADT Shareholders for the ADT Special Meeting to remove the present members of the ADT Board, elect the Western Resources Nominees to the ADT Board and take certain other actions to facilitate the consummation of the Offer. On December 18, 1996, Westar Capital deposited a requisition (the "Requisition") with ADT requiring the ADT Board to convene the ADT Special Meeting. See "The ADT Special Meeting."

  On January 7, 1997, ADT announced that it had scheduled the ADT Special Meeting date for July 8, 1997. Westar Capital has commenced litigation challenging the July 8, 1997 meeting date. On January 8, 1997, ADT filed a proxy statement (the "ADT Proxy Statement") with the Commission for use in soliciting proxies from ADT Shareholders for the ADT Special Meeting against the Western Resources Proposals.

  On January 23, 1997, the waiting period expired with respect to Western Resources' filing under the HSR Act to acquire ownership of up to 100% of the outstanding Shares.

  On March 3, 1997, the Western Resources Board met and determined to increase the Cash Consideration by 33% and to decrease the Stock Consideration by 17%. Also on March 3, 1997, Western Resources publicly announced its intention to sell ADT's auto auction business following consummation of the Amalgamation. In a letter to Mr. Ashcroft, Mr. Hayes informed Mr. Ashcroft of these developments.

  Also on March 3, 1997, ADT publicly announced the ADT Board's recommendation that ADT Shareholders reject the Offer, and that the ADT Board had resolved to effect certain amendments to the Rights Agreement (the "Rights Agreement Amendments"). Such amendments prohibit persons elected to the ADT Board as a result of a proxy solicitation or similar shareholder action which produces a change in a majority of the directors on the ADT Board, in connection with a proposed acquisition of ADT, from redeeming the Rights or amending the Rights Agreement.

  Western Resources believes that the Rights Agreement Amendments are illegal under Bermuda law and that the Court (as defined below) will find such amendments invalid. See "Litigation." Western Resources has requested that the Court grant judicial relief with respect to the Rights Agreement Amendments prior to the ADT Special Meeting. If such relief has not been granted prior to the date of the ADT Special Meeting, it is possible that the Western Resources Nominees, once elected, would be unable to redeem the Rights or amend the Rights Agreement. In this circumstance, the Rights Plan Condition may not be capable of satisfaction and the Offer may not be consummated.

LITIGATION

  On December 18, 1996, Western Resources announced that Westar Capital had commenced litigation in the United States District Court for the Southern District of Florida (the "Court") charging ADT and the ADT Board with breaches of their fiduciary duties to ADT and the ADT Shareholders. The complaint alleged, among other things, that the ADT Board breached its fiduciary duty to ADT and the ADT Shareholders by (i) adopting and continuing to deploy the ADT Rights Agreement, (ii) granting the Republic Warrant in connection with the subsequently terminated Republic Transaction for the purpose of making an unsolicited bid for ADT more expensive and placing a block of votes under Mr. Ashcroft's control, and (iii) placing approximately 3,182,787 Shares in an ADT subsidiary to interfere with the voting rights of ADT's other shareholders. Westar Capital also alleged that by agreeing to the Republic Warrant and the amendments thereto, Republic aided and abetted breaches of fiduciary duties by the ADT Board.

  On January 3, 1997, Westar Capital filed an amended complaint alleging that certain letters sent by ADT to Western Resources and Westar Capital interfered with Westar Capital's voting rights as an ADT Shareholder.

  On January 21, 1997, the Court granted Westar Capital's motion for leave to file a Second Amended Complaint in which Westar Capital additionally alleged that (i) ADT's January 7, 1997 announcement that the ADT Special Meeting was scheduled for July 8, 1997 violated the ADT board's fiduciary and statutory duties under Bermuda law and (ii) ADT's failure to file a Schedule 14D-9 Tender Offer Statement violated Section 14(d) of the Exchange Act.

  On January 23, 1997, Westar Capital filed a motion seeking to enjoin the ADT Board from holding the ADT Special Meeting on July 8, 1997. That motion is currently pending. On January 27, 1997, ADT and the ADT Board (collectively, "ADT Defendants") filed a motion to dismiss Westar Capital's complaint on the grounds that, among other things, Westar Capital had insufficiently pled a "prima facie" case of personal jurisdiction over the ADT Defendants. On February 21, 1997, the Court held that the Second Amended Complaint filed by Westar Capital did not sufficiently plead a "prima facie" case that the Court has jurisdiction over the ADT Defendants. The Court denied the ADT Defendants' motion to dismiss the complaint without prejudice and granted Westar Capital leave to file an amended complaint by March 3, 1997.

  In response to the Court's February 21, 1997 order, on February 27, 1997, Westar Capital filed a Third Amended Complaint asserting that jurisdiction exists over the ADT Defendants because, among other things, ADT conducts "substantial and not isolated activity" in Florida and the ADT Defendants had committed a "tortious act" in Florida.

  On February 6, 1997, Republic filed a motion to dismiss Westar Capital's complaint arguing, among other things, that if the Court granted the ADT Defendants' motion to dismiss, the complaint must also be dismissed as against Republic for failure to join an indispensable party. On February 21, 1997, the Court denied Republic's motion without prejudice.

  On February 20, 1997, Westar Capital filed a motion requesting that the Court schedule a trial on the merits of Westar Capital's claim that the Republic Warrant is invalid and a breach of fiduciary duties, and that Republic be required to give Westar Capital five (5) business days' notice prior to its exercise of the Republic Warrant and the sale of Shares purchased pursuant to the Republic Warrant.

  On March 10, 1997, Westar Capital filed a motion for leave to file a Fourth Amended Complaint arising out of ADT's adoption of certain changes to the definition of "Continuing Directors" under the Rights Agreement. The Fourth Amended Complaint alleges, among other things, that ADT's adoption of these so-called "dead hand" provisions is a breach of fiduciary duty and was taken for the improper and collateral purpose of entrenching ADT management in office and interfering with the shareholder vote on the Western Resources Proposals. On March 11, 1997, the Court granted Westar Capital's motion and ordered that the ADT Defendants file a response to the Fourth Amended Complaint by March 17, 1997.

  On March 12, 1997, the Court denied Westar Capital's motion to schedule a trial on the merits with respect to Westar Capital's claims regarding the Republic Warrant.

  On December 26, 1996, a shareholder of ADT filed a purported class action complaint against ADT, the ADT Board, Western Resources and Westar Capital in the Civil Division of the Circuit Court of the Fifteenth Judicial Circuit in Palm Beach County, Florida. The complaint alleges, among other things, that Western Resources and Westar Capital are breaching their fiduciary duties to ADT Shareholders by failing to offer "an appropriate premium for the controlling interest" in ADT and by holding "an effective blocking position" that prevents independent parties from bidding for ADT. The complaint seeks preliminary and permanent relief enjoining Western Resources from acquiring outstanding Shares of ADT and unspecified damages. Western Resources does not anticipate any material adverse effect on its assets or financial results arising from the claims asserted.

  On February 10, 1997, ADT Operations commenced litigation against The Chase Manhattan Bank ("Chase Manhattan Bank") in the Supreme Court of the State of New York, New York County, alleging that Chase Manhattan Bank breached contractual obligations and fiduciary duties owed to ADT Operations by, among other things, furnishing a "highly confident" letter to Western Resources stating that Chase Manhattan Bank "expected to be able to arrange credit facilities to fund" the Cash Consideration portion of the Offer. ADT Operations seeks, among other things, damages and an order permanently enjoining Chase Manhattan Bank from advising, funding, or otherwise participating in the Offer. Neither Westar Capital nor Western Resources are named as defendants in the action.

THE ADT SPECIAL MEETING

  As more fully set forth in the Western Resources Proxy Statement, on December 18, 1996, Westar Capital deposited the Requisition with ADT, pursuant to
Section 74 of the Companies Act and Bye-Law 42 of the ADT Bye-Laws, requiring the ADT Board to convene the ADT Special Meeting so that ADT Shareholders will have the opportunity to satisfy the ADT Shareholder Approval Condition. Under the Companies Act and the ADT Bye-Laws, the ADT Board is required to convene the ADT Special Meeting. In the event that the ADT Board does not within twenty-one days from the date of the deposit of the Requisition convene the ADT Special Meeting, Westar Capital may itself convene the ADT Special Meeting. Westar Capital originally requested that the date of the ADT Special Meeting be February 18, 1997; however, on January 7, 1997, ADT announced that it had scheduled the ADT Special Meeting for July 8, 1997. Westar Capital has commenced litigation challenging the July 8, 1997 meeting date and is seeking relief to compel the ADT Board to hold the ADT Special Meeting on a date 30 days subsequent to the date the Western Resources Proxy Statement is first distributed to ADT Shareholders. See "Litigation" and "The ADT Special Meeting."

  In connection with the ADT Special Meeting, Western Resources is soliciting ADT Shareholders' proxies in favor of (i) the removal of all of the present members of the ADT Board and any person or persons elected or designated by any such director to fill any vacancy or newly created directorship, pursuant to
Section 93 of the Companies Act and Bye-Law 71 of the ADT Bye-Laws, (ii) the reduction of the number of seats on the ADT Board to two, and (iii) the election of the Western Resources Nominees, Steven L. Kitchen and Steven A. Millstein, as the directors of ADT (or, if either Western Resources Nominee is unable to serve as a director of ADT due to death, disability or otherwise, any other person designated as a Western Resources Nominee by Western Resources). In order to comply with the requirement of Bye-Law 53 of the ADT Bye-Laws that a director of ADT own one Share, each of the Western Resources Nominees will own at least one Share at the time of the ADT Special Meeting. Each of the foregoing actions (collectively, the "Western Resources Proposals") is designed to facilitate the prompt consummation of the Offer and the Amalgamation.

  Only persons entered in the register of members of ADT as holders of Shares at the time of the ADT Special Meeting will be entitled to vote at such meeting unless the ADT Board sets a record date for the ADT Special

Meeting. In the event the ADT Board sets a record date for the ADT Special Meeting, only holders of Shares at the close of business on such record date will be entitled to vote at the ADT Special Meeting. Each Share is entitled to one vote upon each matter presented at the ADT Special Meeting. Holders of ADT preferred stock, if any ("ADT Preferred Stock"), are not entitled to vote on any of the Western Resources Proposals. Pursuant to Bye-Law 43 of the ADT Bye-Laws, at any general meeting of ADT not less than two holders of Shares present either in person or by proxy constitutes a quorum for the transaction of business. Each of the Western Resources Proposals may be approved by the affirmative vote of a majority of those Shares voted at the ADT Special Meeting.

THE OFFER

  General. Western Resources hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, to exchange the Offer Consideration for each outstanding Share validly tendered on or prior to the Expiration Date and not properly withdrawn. The Offer Consideration consists of $10.00 net in cash and that number of shares of Western Resources Common Stock equal to the Exchange Ratio. The term "Exchange Ratio" means the quotient (rounded to the nearest 1/100,000) determined by dividing $12.50 by the average of the high and low sales prices of Western Resources Common Stock (as reported on the NYSE Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) on each of the twenty consecutive trading days ending with the third trading day immediately preceding the Expiration Date; provided, that the Exchange Ratio shall not be greater than
0.42017. The term "Expiration Date" shall mean 5:00 p.m., Eastern time on April 15, 1997, unless and until Western Resources extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Western Resources, shall expire. Pursuant to the Exchange Ratio, each Share will be exchanged for $10.00 net in cash and $12.50 of Western Resources Common Stock, as long as the Western Resources Average Price is $29.75 or higher. If the Western Resources Average Price is less than $29.75, each Share will be exchanged for $10.00 net in cash and less than $12.50 of Western Resources Common Stock. See "Reasons for the Offer--The Exchange Ratio." No certificates representing fractional shares of Western Resources Common Stock will be issued pursuant to the Offer. Each tendering ADT Shareholder who would otherwise be entitled to a fractional share of Western Resources Common Stock will receive cash in lieu thereof. See "The Offer--Cash in Lieu of Fractional Shares of Western Resources Common Stock." On March 13, 1997, the closing price of the Western Resources Common Stock on the NYSE was $30.125. Based on such closing price, each Share would be converted into $10.00 net in cash and $12.50 of Western Resources Common Stock. The Exchange Ratio will change as the market price of the Western Resources Common Stock changes. ADT Shareholders may call
(800) 798-5675 any time on or after the date hereof through the Expiration Date for the current Exchange Ratio calculated, based on the then-current Western Resources Average Price for the twenty consecutive trading days ending with the third trading day immediately preceding the date the call is placed. The actual Western Resources Average Price and Exchange Ratio will be calculated as of the third trading day immediately prior to the Expiration Date, as described above, and a press release will be issued announcing the actual Exchange Ratio prior to the opening of the second trading day prior to the Expiration Date (as it may be extended from time to time). A registration statement relating to the Western Resources Common Stock to be exchanged in the Offer has been filed with the Commission. The Offer will be made only by means of a final Prospectus and the related Letter of Transmittal that will be delivered to ADT Shareholders as soon as Western Resources' registration statement (of which this Preliminary Prospectus is a part) has been declared effective by the Commission. See "The Offer--General."

  Conditions of the Offer. Western Resources' obligation to exchange the Offer Consideration for Shares pursuant to the Offer is conditioned upon, among other things, the satisfaction or, where applicable, waiver of each of the Offer Conditions. Subject to the applicable rules and regulations of the Commission, Western Resources expressly reserves the right, in its sole discretion, at any time or from time to time, to delay acceptance for exchange or, regardless of whether such Shares were theretofore accepted for exchange, exchange of any

Shares pursuant to the Offer or to amend or terminate the Offer and not accept for exchange or exchange any Shares not theretofore accepted for exchange or exchanged, upon the failure of any of the conditions to the Offer to be satisfied. Western Resources reserves the absolute right to waive any defect or irregularity in the tender of any securities and to waive any of the Offer Conditions (other than the Western Resources Shareholder Approval Condition, the Regulatory Approval Condition and the condition related to the effectiveness of the Registration Statement). Although Western Resources reserves the right to do so, Western Resources does not currently intend to waive the Minimum Tender Condition, the ADT Shareholder Approval Condition, the ADT Bye-Law Condition or the Rights Plan Condition. See "The Offer--Conditions of the Offer--Minimum Tender Condition," "--Western Resources Shareholder Approval Condition," "--ADT Shareholder Approval Condition," "--Rights Plan Condition," "--ADT Bye-Law Condition," "--Republic Warrant Condition," "-- Regulatory Approval Condition," and "--Certain Other Conditions of the Offer." Waiver or amendment of any of these conditions may require an extension of the Offer.

  Regulatory Approvals. The acquisition of Shares by Western Resources pursuant to the Offer is subject to the HSR Act, and the rules (the "Rules") that have been promulgated thereunder. On December 23, 1996, Western Resources filed with the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") a Hart-Scott-Rodino Notification and Report Form with respect to the Offer to acquire up to 100% of the outstanding Shares. On January 23, 1997, the waiting period expired with respect to Western Resources' filing under the HSR Act to acquire ownership of up to 100% of the outstanding Shares. Western Resources is also subject to the jurisdiction of the State Corporation Commission of the State of Kansas (the "KCC") with respect to the issuance of certain securities and indebtedness. On February 7, 1997, the KCC issued an order granting approval of the issuance of Western Resources Common Stock and debt in connection with the Offer.

  Timing of the Offer. The Offer is currently scheduled to expire on April 15, 1997; however, it is Western Resources' current intention to extend the Offer from time to time as necessary until all conditions to the Offer have been satisfied or waived. See "The Offer--Extension, Termination and Amendment." Western Resources has received a letter from Chase Manhattan Bank and one of its affiliates in which they state that they are highly confident that they can arrange credit facilities in the amount necessary to fund payment of the Cash Consideration. See "The Offer--Source and Amount of Funds." Western Resources believes that it is highly unlikely that it will not have obtained financing for the Cash Consideration prior to five business days before the Expiration Date; however, in this unlikely event, Western Resources currently intends to extend the Offer to ensure that five business days remain for ADT Shareholders to tender their Shares in the Offer subsequent to obtaining such financing. See "The Offer--Source and Amount of Funds." Western Resources expects that the Western Resources Shareholder Approval Condition will be satisfied on or about April 24, 1997, the date on which it plans to call a special meeting of its shareholders (the "Western Resources Special Meeting"), to approve the issuance of shares of Western Resources Common Stock in connection with the Offer and the Amalgamation and to approve an amendment to the Western Resources Articles to increase the number of shares of Western Resources Common Stock authorized for issuance. ADT has notified ADT Shareholders that it plans to convene the ADT Special Meeting on July 8, 1997. Westar Capital is seeking to enjoin ADT's attempt to delay the ADT Special Meeting and has requested that the Court compel the ADT Board to hold the ADT Special Meeting on a date 30 days subsequent to the date the Western Resources Proxy Statement is first distributed to ADT Shareholders. Western Resources currently anticipates that all of the conditions to the Offer (other than the ADT Shareholder Approval Condition, the Rights Plan Condition and the ADT Bye-Law Condition) will be satisfied by the date of the ADT Special Meeting. Western Resources currently anticipates that the ADT Shareholder Approval Condition will be satisfied at the ADT Special Meeting and that the Rights Plan Condition and the ADT Bye-Law Condition will be satisfied as soon as practicable thereafter. See "Litigation" and "The Offer--Conditions of the Offer."

  Extension, Termination and Amendment. Western Resources expressly reserves the right (but will not be obligated), in its sole discretion, at any time or from time to time, and regardless of whether any of the events set forth in "The Offer--Conditions of the Offer" shall have occurred or shall have been determined by Western Resources to have occurred, (a) to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Exchange Agent, which extension will be announced no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date, and (b) to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares and/or by increasing or decreasing the number of Shares being sought in the Offer) by giving oral or written notice of such amendment to the Exchange Agent. The rights reserved by Western Resources in this paragraph are in addition to Western Resources' right to terminate the Offer as described in "The Offer--Extension, Termination and Amendment." There can be no assurance that Western Resources will exercise its right to extend the Offer. However, it is Western Resources' current intention to extend the Offer until all Offer Conditions have been satisfied or waived. See "The Offer--Extension, Termination and Amendment." During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering ADT Shareholder to withdraw his or her Shares. See "The Offer--Withdrawal Rights."

  Exchange of Shares; Delivery of Western Resources Common Stock and Cash Consideration. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Western Resources will accept for exchange, and will exchange, Shares (and Rights, if applicable) validly tendered and not properly withdrawn as promptly as practicable following the Expiration Date. See "The Offer--Exchange of Shares; Delivery of Western Resources Common Stock and Cash Consideration."

  Withdrawal Rights. Tenders of Shares (and Rights, if applicable) made pursuant to the Offer are irrevocable, except that Shares (and Rights, if applicable) tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for exchange and exchanged by Western Resources for the Offer Consideration pursuant to the Offer, may also be withdrawn at any time after May 16, 1997. See "The Offer-- Withdrawal Rights."

  Procedure for Tendering Shares. For an ADT Shareholder validly to tender Shares (and Rights, if applicable) pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and either certificates for tendered Shares (and Rights, if applicable) must be received by the Exchange Agent at such address or such Shares (and Rights, if applicable) must be tendered pursuant to the procedures for book-entry transfer (in the case of Rights, if available) set forth under "The Offer--Procedure for Tendering" (and a confirmation of receipt of such tender received), in each case, prior to the Expiration Date, or (ii) such ADT Shareholder must comply with the guaranteed delivery procedure set forth under "The Offer--Procedure for Tendering."

  ADT Shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the ADT Distribution Date occurs, a tender of Shares will constitute a tender of the associated Rights.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES (AND RIGHTS CERTIFICATES, IF APPLICABLE) AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

THE AMALGAMATION

  The purpose of the Offer is to enable Western Resources to acquire control of ADT. Western Resources presently intends, following consummation of the Offer, to propose and seek to have ADT effect the Amalgamation, pursuant to which a newly created subsidiary of Western Resources incorporated under the laws of Bermuda will amalgamate with and into ADT, with the amalgamated company operating under the name of ADT. In the Amalgamation, each then outstanding Share (other than Shares owned by Western Resources or any of its affiliates, Shares held in the treasury of ADT (if ADT is so authorized) or by any subsidiary of ADT and Shares owned by ADT Shareholders who perfect appraisal rights under Bermuda law) would be cancelled in exchange for the right to receive the Offer Consideration. ADT has not agreed to provide Western Resources with information that might be relevant to the structuring of the Amalgamation. Western Resources therefore reserves the right to change the structure of the Amalgamation upon receipt of such information.

  If the ADT Shareholder Approval Condition is satisfied at the ADT Special Meeting, the ADT Shareholders will have effectively approved the Offer and the Amalgamation as the Western Resources Nominees are committed to taking, subject to the fulfillment of the fiduciary duties they would have as directors of ADT, all actions necessary and desirable to facilitate consummation of the Offer and the Amalgamation including, among other things, (i) to the extent possible, either redeeming the Rights or amending the Rights Agreement to make the Rights inapplicable to the Offer, if necessary, in order to satisfy the Rights Plan Condition, (ii) not invoking the provisions of Bye-Law 104 or 46 of the ADT Bye-Laws (as described herein) in connection with the acquisition of Shares by Western Resources pursuant to the Offer or otherwise, (iii) adopting and approving an agreement and plan of amalgamation among ADT, Bermuda Sub and Western Resources pursuant to which Bermuda Sub will amalgamate with and into ADT, with the amalgamated company operating under the name of ADT, and ADT Shareholders (other than Western Resources and ADT and their respective affiliates, and ADT Shareholders who perfect appraisal rights under Bermuda law) will receive the Offer Consideration in exchange for the cancellation of each Share (the "Amalgamation Agreement") and (iv) proposing an amendment to the ADT Bye-Laws providing that an amalgamation may be approved by the affirmative vote of a majority of the votes cast at a general meeting of ADT (the "Bye-Law Amendment"). Bye-Law 64 of the ADT Bye-Laws ("Bye-Law 64") restricts the ability of an ADT director to vote on, or be counted in a quorum to consider, proposals concerning any other company in which the director is the holder of or is beneficially interested in one percent or more of the equity share capital or the voting rights. Bye-Law 64 will not restrict the ability of the Western Resources Nominees to facilitate the consummation of the Offer and the Amalgamation because any interest of the Western Resources Nominees in the equity share capital or voting rights of either Western Resources or Bermuda Sub will be less than one percent.

  Pursuant to the Companies Act, each of the Bye-Law Amendment and the Amalgamation Agreement require the approval of ADT Shareholders in order to take effect. Under the ADT Bye-Laws and Section 77(2) of the Companies Act, approval of the Bye-Law Amendment requires the affirmative vote of a majority of votes cast at a general meeting of ADT. Section 106(4A) of the Companies Act provides in part that, unless a company's bye-laws specifically provide otherwise, an amalgamation of a Bermuda company must be approved by a majority vote of three-fourths of those ADT Shareholders voting at a duly called meeting. The ADT Bye-Laws do not currently specify the vote required to approve an amalgamation. Therefore, upon the adoption of the Bye-Law Amendment, approval of the Amalgamation Agreement will also require the affirmative vote of a majority of votes cast at a general meeting of ADT (including Shares owned by Western Resources or its affiliates).

  If the Minimum Tender Condition and other Offer Conditions are satisfied, and the Offer is consummated, Western Resources and its affiliates will own a majority of the outstanding Shares. Accordingly, Western Resources and its affiliates will at such time have sufficient voting power in ADT to approve the Bye-Law Amendment and the Amalgamation Agreement independently of the votes of any other ADT Shareholders. Western Resources presently intends to vote any and all Shares then owned by Western Resources and its affiliates to approve such proposals.

  The Amalgamation will be subject to certain conditions, including the consent of the Minister of Finance of Bermuda (the "Minister of Finance"). The Western Resources Nominees are committed, subject to the exercise of their fiduciary duties, as soon as practicable following the exchange of Shares by Western Resources pursuant to the Offer, to causing all necessary actions to be taken to seek the consent of the Minister of Finance to the Amalgamation. Western Resources has no reason to believe that the Minister of Finance will not grant approval for the Amalgamation; however, there can be no assurance that the Minister of Finance would grant his consent to the Amalgamation. An adverse decision by the Minister of Finance may not be subject to appeal or review in any court.

  ADT Shareholders will have appraisal rights under Bermuda law in connection with the Amalgamation. See "--Appraisal Rights" and "The Amalgamation-- Appraisal Rights." Western Resources also presently intends to condition the Amalgamation upon holders of not more than 5% of the outstanding Shares at the effective time of the Amalgamation perfecting appraisal rights with respect to the Amalgamation pursuant to Section 106(6) of the Companies Act.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The exchange of Shares for Western Resources Common Stock and cash pursuant to the Offer and Amalgamation will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws.

  All ADT Shareholders should carefully read the summary of the federal income tax consequences of the Offer and the Amalgamation under "The Offer--Certain Federal Income Tax Consequences" and are urged to consult with their own tax advisors as to the federal, state, local and foreign tax consequences in their particular circumstances.

EFFECT OF OFFER ON MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

  The exchange of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

  The Shares are listed and principally traded on the NYSE and are also listed on the LSE, FSE and the BSX. Depending upon the number of Shares acquired pursuant to the Offer, following consummation of the Offer, the Shares may no longer meet the requirements of such exchanges for continued listing and the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers. For a description of the treatment of Shares in the Amalgamation, see "The Amalgamation."

APPRAISAL RIGHTS

  In connection with the Amalgamation and pursuant to Section 106(6) of the Companies Act, a registered holder of Shares who does not vote in favor of the Amalgamation, if it is proposed and submitted to a vote of ADT Shareholders, and who is not satisfied that he or she has been offered fair value for his or her Shares, may, within one month of the giving of the notice of the general meeting of ADT Shareholders, apply to the Supreme Court of Bermuda (the "Bermuda Supreme Court") to have the fair value of such dissenting ADT Shareholder's Shares appraised by the Bermuda Supreme Court. Within one month of the Bermuda Supreme Court's appraisal of the fair value of any Shares, Western Resources shall be entitled either to pay to the dissenting ADT Shareholder an amount equal to the value of his or her Shares as appraised by the Bermuda Supreme Court or to terminate the Amalgamation if the agreement with respect thereto so provides. The Bermuda Supreme Court has wide discretion to assess the value of shares in appraisal proceedings. The Bermuda Supreme Court would likely call on expert evidence and may assess the fair value based on (a) the market value (i.e., the quoted stock market price) of the Shares;
(b) a valuation of the net assets of ADT; (c) the earnings or investment value method which would involve the capitalization of maintainable earnings; and/or
(d) a combination of these methods. Western Resources presently intends to condition the Amalgamation upon, among other things, holders of not more than 5% of the outstanding Shares having perfected appraisal rights with respect to the Amalgamation. See "The Amalgamation--Appraisal Rights."

COMPARISON OF THE RIGHTS OF HOLDERS OF SHARES AND WESTERN RESOURCES COMMON
STOCK

  As a consequence of the exchange of Shares for shares of Western Resources Common Stock in the Offer and the cancellation of Shares as a result of the Amalgamation, shareholders of ADT, a corporation incorporated under the laws of Bermuda, would become shareholders of Western Resources, a Kansas corporation. Such holders would have certain rights as Western Resources shareholders that are different from the rights they currently have in ADT, both because of the differences between the Western Resources Articles and Western Resources' by-laws (the "Western Resources Bylaws"), on the one hand, and the ADT Memorandum of Association and the ADT Bye-Laws, on the other hand, and because of differences between Kansas and Bermuda corporation law. For a comparison of the charter and by-law provisions of Western Resources and ADT and of Kansas and Bermuda law, see "Comparison of the Rights of Holders of Shares and Western Resources Common Stock."

THE KCPL MERGER

  On July 8, 1996, Western Resources commenced the KCPL Offer to exchange shares of Western Resources Common Stock for each outstanding share of KCPL Common Stock. See "The KCPL Merger." It was Western Resources' intent, as soon as practicable after consummation of the KCPL Offer, to seek to merge KCPL with and into Western Resources. Pursuant to the exchange ratio in the KCPL Offer, KCPL shareholders would have received $31.00 of Western Resources Common Stock in exchange for each share of KCPL Common Stock, subject to a maximum of 1.100 and a minimum of 0.933 shares of Western Resources Common Stock for each share of KCPL Common Stock.

  Beginning in November of 1996, members of the respective boards of directors and managements of KCPL and Western Resources began discussions regarding a negotiated transaction between the two companies. Negotiations continued for a period of several weeks. On February 7, 1997, KCPL and Western Resources announced that their respective boards of directors had approved a merger agreement (the "KCPL Merger Agreement") pursuant to which KCPL will be merged with and into Western Resources and KCPL shareholders will receive $32.00 of Western Resources Common Stock per share of KCPL Common Stock, subject to a maximum of 1.100 and a minimum of 0.917 shares of Western Resources Common Stock per share of KCPL Common Stock (subject to upward adjustment as specified in the KCPL Merger Agreement). As required by the KCPL Merger Agreement, Western Resources terminated the KCPL Offer on February 7, 1997.

  The KCPL Merger, which will be tax-free to KCPL shareholders and is intended to be accounted for as a pooling of interests transaction, will create a combined company with more than 2,000,000 security and energy customers, $9.5 billion in assets, $3 billion in annual revenues and more than 8,000 megawatts of electric generation resources. The KCPL Merger is conditioned upon, among other things, the approvals of each company's shareholders and the necessary review and approvals of various regulatory agencies, principally the KCC, the Missouri Public Service Commission (the "MPSC"), the Nuclear Regulatory Commission (the "NRC") and the Federal Energy Regulatory Commission (the "FERC"). Western Resources intends to seek the approval of its shareholders at its annual meeting of shareholders, presently scheduled for May 6, 1997. Subject to the receipt of necessary regulatory and other approvals, Western Resources presently anticipates that the KCPL Merger will be completed in the first half of 1998.

  According to a representation of KCPL contained in the Merger Agreement, there were 61,908,726 shares of KCPL Common Stock outstanding on January 28, 1997. Upon consummation of the KCPL Merger, based on the closing share price of Western Resources Common Stock on March 13, 1997, KCPL shareholders will receive approximately 65,761,966 shares of Western Resources Common Stock in the KCPL Merger. This number of shares would represent approximately 35% of the total number of outstanding shares of Western Resources Common Stock, assuming that the Offer and the Amalgamation had previously been completed at an Exchange Ratio of .41494, based on the closing share price of Western Resources Common Stock on March 13, 1997.

RECENT DEVELOPMENTS

  On December 12, 1996, Western Resources and ONEOK announced that they had entered into a proposed strategic alliance in which Western Resources will contribute its regulated local natural gas distribution operations, MCMC, and Westar Gas Marketing, and will become the largest shareholder of ONEOK. A division of ONEOK, the Oklahoma Natural Gas Company, provides local natural gas service to 75% of the state of Oklahoma. ONEOK also has interests in natural gas marketing, processing and production.

  In the transaction, which is expected to close in the second half of 1997, Western Resources will receive a 45% equity interest in ONEOK. The equity interest will consist of 2,996,702 shares of ONEOK common stock ("ONEOK Common Stock") and 19,317,584 shares of a new series of convertible preferred stock of ONEOK ("ONEOK Preferred Stock"). The ONEOK Preferred Stock will pay an annual dividend of up to 1.5 times the ONEOK Common Stock dividend, with a minimum dividend of $1.80 per share. The transaction is expected to be accretive to Western Resources in the first full year.

  As a result of its alliance with Western Resources, ONEOK will become the eighth-largest gas distribution company in the United States, serving almost
1.4 million customers. The strategic alliance will also include a marketing agreement under which Western Resources will provide electric energy products, security products and other unregulated services to ONEOK's existing 735,000 customers. The transaction requires the approval of ONEOK's shareholders, the Oklahoma Corporation Commission (the "OCC"), the KCC and the Commission. Pursuant to the HSR Act, the transaction may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. Western Resources shareholders will not vote on the transaction.

  On December 31, 1996, Western Resources paid approximately $358 million, subject to certain adjustments, and assumed certain liabilities and obligations, for all of the assets used in, related to or necessary for the operation of the security installation, monitoring and service business currently operated by Westinghouse Security, a subsidiary of Westinghouse. As a result of the acquisition, Westar Security is now the third-largest monitored security company in the United States with over 400,000 customers, offices in many major U.S. markets and direct access to customers in 44 states.

DESCRIPTION OF WESTERN RESOURCES CAPITAL STOCK

  The authorized capital stock of Western Resources consists of 85,000,000 shares of Western Resources Common Stock, par value $5.00 per share, 4,000,000 shares of preference stock, no par value, 6,000,000 shares of preferred stock, no par value, and 600,000 shares of preferred stock, par value $100.00 per share. As of March 13, 1997, there were 64,841,417 shares of Western Resources Common Stock issued and outstanding. As of March 13, 1997, there were 138,576 shares of 4.5% preferred stock, par value $100.00 per share ("Western Resources 4.5% Preferred Stock"), 60,000 shares of 4.25% preferred stock, par value $100.00 per share ("Western Resources 4.25% Preferred Stock"), and 50,000 shares of 5% preferred stock, par value $100.00 per share ("Western Resources 5% Preferred Stock," and together with the Western Resources 4.5% Preferred Stock and the Western Resources 4.25% Preferred Stock, the "Western Resources Preferred Stock"), issued and outstanding. As of March 13, 1997, there were 500,000 shares of 7.58% Series preference stock ("Western Resources Preference Stock") outstanding.

  Holders of shares of Western Resources Common Stock and Western Resources Preferred Stock are entitled to one vote per share for each share held (except with respect to the election of directors, as described herein under "Description of Western Resources Capital Stock"). Subject to the rights of holders of shares of outstanding Western Resources Preferred Stock and Western Resources Preference Stock, holders of shares of Western Resources Common Stock have equal rights to participate in dividends when declared and, in the event of liquidation, in the net assets of Western Resources available for distribution to shareholders. Western

Resources may not declare any dividends on the Western Resources Common Stock unless full preferential amounts to which holders of Western Resources Preferred Stock and Western Resources Preference Stock are entitled have been paid or declared and set apart for payment. The Western Resources Articles also contain restrictions on the payment of dividends.

  For information relating to ownership of Western Resources Common Stock by certain beneficial owners and directors and executive officers of Western Resources, see the 1996 Western Resources Annual Meeting Proxy Statement. For information relating to ownership of Shares by certain beneficial owners and directors and executive officers of ADT, see Schedule B. As of March 13, 1997, as a group, Western Resources' directors, executive officers and their affiliates beneficially owned approximately 0.19% of the outstanding shares of Western Resources Common Stock. According to publicly available information, ADT's directors, executive officers and their affiliates own approximately 4.5% of the outstanding Shares.

  For additional information concerning the capital stock of Western Resources, see "Description of Western Resources Capital Stock."

MARKET PRICES

  The following table sets forth the market price per share of Western Resources Common Stock and ADT Shares, and the equivalent Offer Consideration per ADT Share on (i) December 17, 1996, the last trading day prior to the public announcement of the Offer and (ii) March 13, 1997, the last trading day prior to the date of this Prospectus. The historical market prices represent the closing prices per share on such dates on the NYSE Composite Tape. The equivalent market prices per Share represent the closing price per share of Western Resources Common Stock multiplied by the Exchange Ratio together with the Cash Consideration which is exchangeable in the Offer for each Share. See "Market Prices and Dividends."

                                                   WESTERN
                                                  RESOURCES         ADT
                                                  --------- --------------------
                                                                   EQUIVALENT AT
                                                                       OFFER
  DATE                                             ACTUAL   ACTUAL CONSIDERATION
  ----                                            --------- ------ -------------
December 17, 1996................................  $31.25   $20.13    $22.50
March 13, 1997...................................  $30.13   $21.75    $22.50

THE EXCHANGE AGENT

  Harris Trust Company of New York has been appointed Exchange Agent in connection with the Offer. The Letter of Transmittal (or facsimile copies thereof) and certificates for Shares (and Rights, if applicable) should be sent by each tendering ADT Shareholder or his or her broker, dealer, bank or nominee to the Exchange Agent at the addresses set forth on the back cover of this Prospectus.

REQUEST FOR ASSISTANCE AND ADDITIONAL COPIES

  Requests for information or assistance concerning the Offer may be directed to the Dealer Managers or the Information Agent at their respective addresses set forth on the back cover of this Prospectus. Requests for additional copies of this Prospectus and the Letter of Transmittal should be directed to the Information Agent.

WESTERN RESOURCES, ADT AND KCPL COMPARATIVE PER SHARE DATA

  The following table sets forth comparative per share data of Western Resources, ADT and KCPL on both a historical and pro forma combined basis. This table should be read in conjunction with the historical financial statements and notes thereto contained in the Western Resources 1995 Form 10-K, the ADT 1995 Form 10-K, Western Resources' Quarterly Report on Form 10-Q for the nine months ended September 30, 1996 (the "Western Resources September Form 10-Q"), ADT's Quarterly Report on Form 10-Q for the nine months ended September 30, 1996 (the "ADT September Form 10-Q"), ADT's Current Reports on Form 8-K, dated September 5, 1996, October 21, 1996 and November 12, 1996, the KCPL 1995 Form 10-K, and KCPL's Quarterly Report on Form 10-Q for the nine months ended September 30, 1996 (the "KCPL September Form 10-Q"), each of which is incorporated by reference herein, and in conjunction with the unaudited pro forma combined financial information appearing elsewhere in this Prospectus. See "Western Resources, ADT and KCPL Unaudited Pro Forma Combined Financial Information."

  The Amalgamation, pursuant to which Bermuda Sub will amalgamate with and into ADT, will be accounted for as a purchase and the pro forma information set forth below assumes the Amalgamation occurred as of January 1, 1995 and 1996, respectively. The KCPL Merger is expected to be accounted for as a pooling of interests. Accordingly, the historical results of Western Resources and KCPL have been restated to reflect the KCPL Merger for all periods presented. Pro forma combined information reflecting the Amalgamation and the KCPL Merger has been presented for the nine months ended September 30, 1996 and the year ended December 31, 1995. This information does not reflect the estimated cost savings or revenue enhancements that Western Resources believes may result from the Amalgamation or the KCPL Merger. The pro forma combined per share data is not necessarily indicative of actual results had the Amalgamation and the KCPL Merger occurred on such dates or of future expected results.

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,    YEAR ENDED
                                                                       1996        DECEMBER 31,
                                                                    (UNAUDITED)        1995
                                                                 ----------------- ------------
WESTERN RESOURCES
Book value per common share....................................       $25.14          $24.71
Earnings per common share......................................         1.93            2.71
Dividends per common share.....................................         1.55            2.02
ADT(1)
Book value per common share....................................       $ 5.56          $10.26
Earnings (loss) per common share before extraordinary item.....        (4.77)           0.22
PRO FORMA COMBINED (UNAUDITED)
Book value per common share(2).................................       $26.58          $25.98
Earnings (loss) per average common share before extraordinary
 item..........................................................        (5.29)           0.24
Dividends per common share (5).................................        1.575            2.10
EQUIVALENT PRO FORMA COMBINED (UNAUDITED) (3)
Book value per equivalent common share.........................       $11.03          $10.78
Earnings (loss) per average equivalent common share before
 extraordinary item............................................        (2.20)           0.10
Dividends per equivalent common share..........................         0.65            0.87

                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                                                              1996        ----------------------------
                                                           (UNAUDITED)     1995      1994(4)  1993(4)
                                                        ----------------- -------    -------- --------
WESTERN RESOURCES
Book value per common share............................      $25.14       $ 24.71    $ 23.93  $ 23.08
Earnings per common share..............................        1.93          2.71       2.82     2.76
Dividends per common share.............................        1.55          2.02       1.98     1.94
ADT(1)
Book value per common share............................      $ 5.56       $ 10.26        N/A      N/A
Earnings (loss) per common share before extraordinary
 item..................................................       (4.77)         0.22        N/A      N/A
KCPL
Book value per common share............................      $14.81       $ 14.50    $14.13   $ 13.99
Earnings per common share..............................        1.38          1.92       1.64     1.66
Dividends per common share.............................        1.19          1.54       1.50     1.46
PRO FORMA COMBINED (UNAUDITED)
Book value per common share(2).........................      $21.89       $ 21.68    $18.44   $ 17.96
Earnings (loss) per average common share before
 extraordinary item....................................       (3.00)         0.79       2.16     2.13
Dividends per common share.............................       1.575(5)       2.10(5)    1.98     1.94
EQUIVALENT PRO FORMA COMBINED (UNAUDITED) (3)
Book value per equivalent common share.................      $ 9.08       $  9.00        N/A      N/A
Earnings (loss) per average equivalent common share
 before extraordinary item.............................       (1.24)         0.33        N/A      N/A
Dividends per equivalent common share..................        0.65          0.87        N/A      N/A

--------
(1) ADT has not declared dividends for the periods presented.
(2) Pro Forma Combined net book value per share reflects 60.1 million additional shares of Western Resources' Common Stock at $30.125 per share (based upon closing prices on March 13, 1997) needed to acquire the net remaining outstanding Shares of ADT at September 30, 1996 and December 31, 1995.
(3) Reflects the exchange of one Share for Western Resources Common Stock at an assumed Exchange Ratio of .41494.
(4) Periods prior to 1995 present only the combined amounts resulting from the KCPL Merger and do not include amounts for ADT since the Amalgamation will be accounted for as a purchase.
(5) Pro forma dividends for the nine months ended September 30, 1996 and the year ended December 31, 1995 are calculated based on Western Resources' current annual dividend of $2.10 per common share. Future dividends are dependent upon future earnings and cash flows.

SELECTED FINANCIAL DATA

  The summary below sets forth selected historical financial data and selected unaudited pro forma combined financial data. This financial data should be read in conjunction with the historical financial statements and notes thereto contained in the Western Resources 1995 Form 10-K, the ADT 1995 Form 10-K and the KCPL 1995 Form 10-K, each of which is incorporated by reference herein, and in conjunction with the unaudited pro forma combined financial information and notes thereto appearing elsewhere in this Prospectus. See "Western Resources, ADT and KCPL Unaudited Pro Forma Combined Financial Information."

SELECTED HISTORICAL FINANCIAL DATA OF WESTERN RESOURCES

  The selected historical financial data of Western Resources set forth below has been derived from financial statements of Western Resources as they appeared in Western Resources' Annual Reports on Form 10-K filed with the Commission for each of the five fiscal years in the period ended December 31, 1995, and Western Resources' Quarterly Reports on Form 10-Q for the periods ended September 30, 1996, and September 30, 1995.

                              NINE MONTHS
                          ENDED SEPTEMBER 30,
                              (UNAUDITED)                      YEAR ENDED DECEMBER 31,
                         ---------------------- ------------------------------------------------------
                            1996       1995        1995     1994(1)      1993     1992(3)      1991
                         ---------- ----------- ---------- ---------- ---------- ---------- ----------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
WESTERN RESOURCES
Income Statement Data:
 Operating revenues..... $1,481,915 $ 1,285,959 $1,743,300 $1,764,769 $2,028,411 $1,639,422 $1,162,178
 Operating income(2)....    300,364     294,648    369,906    370,672    370,338    281,721    129,621
 Net income.............    136,484     135,196    181,676    187,447    177,370    127,884     89,645(5)
 Earnings applicable to
  common stock..........    122,875     125,132    168,257    174,029    163,864    115,133     83,268(5)
 Earnings per common
  share.................       1.93        2.02       2.71       2.82       2.76       2.20       2.41(5)
 Dividends declared per
  common share.......... $    1.545 $     1.515 $     2.02 $     1.98 $     1.94 $     1.90 $     2.04(4)
                             SEPTEMBER 30,
                              (UNAUDITED)                            DECEMBER 31,
                         ---------------------- ------------------------------------------------------
                            1996       1995        1995     1994(1)      1993       1992       1991
                         ---------- ----------- ---------- ---------- ---------- ---------- ----------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance Sheet Data:
 Total assets........... $6,083,191 $ 5,265,749 $5,490,677 $5,371,029 $5,412,048 $5,438,906 $2,112,513
 Long-term debt.........  1,466,526   1,341,198  1,391,263  1,357,028  1,523,988  1,926,026    586,579
 Company-obligated
  mandatorily redeemable
  preferred securities..    220,000         --     100,000        --         --         --         --
 Preferred and
  preference stock......     74,858     174,858    174,858    174,858    174,858    176,291    128,891
 Common stock equity....  1,615,060   1,532,267  1,553,110  1,474,455  1,422,175  1,248,367    642,449
 Book value per common
  share................. $    25.14 $     24.50 $    24.71 $    23.93 $    23.08 $    21.51 $    18.59

--------
(1) Information reflects the sale of the Missouri natural gas properties on January 31, 1994.
(2) For operating income presented for periods subsequent to 1991, income taxes are presented as a separate line item after "Operating Income." For 1991, a traditional utility income statement format is presented which includes operating income, net of income taxes.
(3) Information reflects the merger with KGE on March 31, 1992.
(4) Includes special, one-time dividend of $0.18 per share paid February 28, 1991.
(5) Includes cumulative effect to January 1, 1991 of change in revenue recognition, a $17,360,000 or $0.50 per share increase.

SELECTED HISTORICAL FINANCIAL DATA OF ADT

  The selected historical financial data of ADT set forth below has been derived from ADT's Quarterly Report on Form 10-Q for the period ended September 30, 1996 and ADT's Current Reports on Form 8-K, dated September 5, 1996, October 21, 1996 and November 12, 1996 (the "ADT Form 8-Ks"). The ADT Form 8-Ks restate ADT's financial statements to reflect the ASH Transaction which ADT accounted for as a pooling of interests. The ADT 1995 Form 10-K should also be read in conjunction with ADT's selected historical financial data. Income statement data for 1992 and prior periods and balance sheet data for 1994 and prior periods have been derived by combining publicly filed financial information of ADT and ASH.

                              NINE MONTHS
                          ENDED SEPTEMBER 30,
                              (UNAUDITED)                         YEAR ENDED DECEMBER 31,
                         ------------------------- ------------------------------------------------------
                            1996           1995       1995       1994       1993       1992       1991
                         ----------     ---------- ---------- ---------- ---------- ---------- ----------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
ADT
Income Statement
 Data:(3)
 Operating revenues..... $1,261,600 (1) $1,325,800 $1,783,800 $1,629,400 $1,528,500 $1,585,231 $1,483,907
 Operating income
  (loss)................   (579,900)(2)    177,700    200,800    206,000    186,800    213,679    191,427
 Net income (loss)
  before extraordinary
  items.................   (651,700)        60,900     31,000     82,600    110,700    153,767   (508,903)
 Earnings (loss) per
  common share before
  extraordinary item.... $    (4.77)    $     0.44 $     0.22 $     0.50 $     0.74 $     1.36 $    (4.49)
                             SEPTEMBER 30,
                              (UNAUDITED)                               DECEMBER 31,
                         ------------------------- ------------------------------------------------------
                            1996           1995       1995       1994       1993       1992       1991
                         ----------     ---------- ---------- ---------- ---------- ---------- ----------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance Sheet Data:(3)
 Total assets........... $2,644,700            N/A $3,419,700 $3,406,800 $3,488,379 $3,486,645 $3,817,891
 Long-term debt.........  1,027,600            N/A  1,174,800  1,051,000  1,160,951  1,158,482  1,298,878
 Preferred and
  preference stock......      4,900            N/A      4,900      5,200    442,200    470,700    562,400
 Common stock equity....    783,200            N/A  1,425,300  1,299,800  1,195,067  1,015,103    936,716
 Book value per common
  share................. $     5.56            N/A $    10.26 $     9.59 $     9.75 $     8.95 $     8.27

--------
(1) Operating revenue decreased for the nine months ended September 30, 1996, compared to the same period in 1995, primarily due to the sale of the European auto auction business in December 1995.
(2) Includes a non-cash charge of approximately $744.7 million to recognize the impairment of certain long-lived assets, primarily existing goodwill.
(3) Includes historical results of operations and financial position related to ADT's auto auction business which Western Resources intends to sell at, or near, the closing date of the Amalgamation. In the unaudited pro forma combined financial information, the income statement and balance sheet data related to this business have been eliminated and presented as property held for sale.

WESTERN RESOURCES AND ADT SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following selected unaudited pro forma combined financial information combines the consolidated balance sheets and income statements of Western Resources and ADT as if the Amalgamation had occurred for all periods presented. These statements are prepared on the basis of accounting for the Amalgamation as a purchase and are based on the assumptions set forth in the notes thereto. These statements do not reflect the estimated cost savings and revenue enhancements Western Resources believes will result from the Amalgamation. Therefore, the following information is not necessarily indicative of actual results that would have occurred had the Amalgamation occurred on such dates or of expected future results. See "Western Resources and ADT Unaudited Pro Forma Combined Financial Information."

                                                     NINE MONTHS
                                                        ENDED       YEAR ENDED
                                                    SEPTEMBER 30,  DECEMBER 31,
                                                         1996          1995
                                                    -------------- ------------
                                                          (IN THOUSANDS,
                                                      EXCEPT PER SHARE DATA)
PRO FORMA COMBINED (UNAUDITED)
Income Statement Data:
 Operating revenues................................  $ 2,520,715    $3,094,200
 Operating income (loss)...........................     (337,836)      472,406
 Net income (loss) before extraordinary item.......     (640,677)       42,919
 Earnings (loss) applicable to common stock before
  extraordinary item...............................     (654,286)       29,500
 Earnings (loss) per average common share before
  extraordinary item...............................  $     (5.29)   $     0.24
 Dividends per average common share (1)............  $     1.575    $     2.10
 Dividend pay-out ratio (2)........................          N/M         875.0%
                                                    SEPTEMBER 30,
                                                         1996
                                                    --------------
                                                    (IN THOUSANDS)
PRO FORMA COMBINED (UNAUDITED)
Balance Sheet Data:
 Total assets......................................  $10,798,507
 Long-term debt, net...............................    4,250,526
 Company-obligated mandatorily redeemable preferred
  securities.......................................      220,000
 Preferred and preference stock....................       79,758
 Common stock equity...............................    3,304,943

--------
(1) Pro forma dividends are calculated based on Western Resources' current annual dividend of $2.10 per common share. Future dividends are dependent upon future earnings and cash flows.
(2) The net loss resulting from an impairment charge of $744.7 million recorded by ADT in 1996 makes the calculation of a dividend pay-out ratio not meaningful (N/M) for the nine months ended September 30, 1996. Excluding the effect of the impairment charge, earnings applicable to common stock before extraordinary item would have approximated $90 million or $0.73 per common share resulting in a dividend pay-out ratio of 215.8%.

SELECTED HISTORICAL FINANCIAL DATA OF KCPL

  The selected historical financial data of KCPL set forth below has been derived from the financial statements of KCPL as they appeared in KCPL's Annual Reports on Form 10-K filed with the Commission for each of the five fiscal years in the period ended December 31, 1995 and KCPL's Current Reports on Form 10-Q for the periods ended September 30, 1996 and September 30, 1995.

                              NINE MONTHS
                          ENDED SEPTEMBER 30,
                              (UNAUDITED)                     YEAR ENDED DECEMBER 31,
                         --------------------- ---------------------------------------------------------
                            1996       1995       1995     1994(3)      1993       1992          1991
                         ---------- ---------- ---------- ---------- ---------- ----------    ----------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
KCPL
Income Statement Data:
 Operating revenues..... $  703,031 $  681,881 $  885,955 $  868,272 $  857,450 $  802,668    $  825,101
 Operating income(2)....    210,287    195,509    244,110    220,640    225,804    192,265       171,308
 Net income.............     88,406     99,239    122,586    104,775    105,772     86,334       103,893
 Earnings applicable to
  common stock..........     85,566     96,200    118,575    101,318    102,619     83,272        97,870
 Earnings per common
  share.................       1.38       1.55       1.92       1.64       1.66       1.35(1)       1.58(1)
 Dividends declared per
  common share.......... $    1.185 $     1.15 $     1.54 $     1.50 $     1.46 $     1.43(1) $     1.37(1)
                             SEPTEMBER 30,
                              (UNAUDITED)                           DECEMBER 31,
                         --------------------- ---------------------------------------------------------
                            1996       1995       1995       1994       1993       1992          1991
                         ---------- ---------- ---------- ---------- ---------- ----------    ----------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance Sheet Data:
 Total assets........... $2,895,872 $2,866,584 $2,882,506 $2,770,397 $2,755,068 $2,646,923    $2,615,039
 Long-term debt.........    834,136    835,533    835,713    798,470    733,664    788,209       822,680
 Preferred and
  preference stock(5)...     90,276     90,436     90,436     90,596     90,756     90,916        41,076
 Common stock
  equity(4).............    917,092    899,706    897,938    874,699    866,151    853,924       860,229
 Book value per common
  share................. $    14.81 $    14.53 $    14.50 $    14.13 $    13.99 $    13.79(1) $    13.90(1)

--------
(1) Amounts have been restated to reflect the May 1992 two-for-one common stock split.
(2) For operating income presented for periods subsequent to 1991, income taxes are presented as a separate line item after "Operating Income." For 1991, a traditional utility income statement format is presented which includes operating income, net of income taxes.
(3) In 1994, KCPL recorded a $22.5 million expense for a voluntary early retirement program.
(4) In February 1997, KCPL paid UtiliCorp United Inc. ("UtiliCorp") $53 million for agreeing to combine with Western Resources within two and one-half years from the termination of KCPL's agreement to merge with UtiliCorp. This agreement was terminated due to failure of KCPL shareholders to approve the transaction with UtiliCorp.
(5) See note (n) to the Unaudited Pro Forma Combined Financial Information.

WESTERN RESOURCES, ADT AND KCPL SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following selected unaudited pro forma combined financial information combines the consolidated balance sheets and income statements of Western Resources, ADT and KCPL as if the Amalgamation occurred on January 1, 1995 and the KCPL Merger had occurred for all periods presented. These statements are prepared on the basis of accounting for the Amalgamation as a purchase and the KCPL Merger as a pooling of interests and are based on the assumptions set forth in the notes thereto. These statements do not reflect the estimated cost savings and revenue enhancements Western Resources believes will result from the KCPL Merger and the Amalgamation. Therefore, the following information is not necessarily indicative of actual results that would have occurred had the Amalgamation and the KCPL Merger occurred on such dates or of future expected results. See "Western Resources, ADT and KCPL Unaudited Pro Forma Combined Financial Information."

                                                  NINE MONTHS
                                                     ENDED      YEAR ENDED
                                                 SEPTEMBER 30, DECEMBER 31,
                                                     1996          1995
                                                 ------------- ------------
                                                         (IN THOUSANDS,
                                                     EXCEPT PER SHARE DATA)
PRO FORMA COMBINED (UNAUDITED)
Income Statement Data:
 Operating revenues.............................  $ 3,223,746   $3,980,155
 Operating income (loss)........................     (127,549)     716,516
 Net income (loss) before extraordinary item....     (552,271)     165,505
 Earnings (loss) applicable to common stock
  before extraordinary item.....................     (568,720)     148,075
 Earnings (loss) per average common share before
  extraordinary item............................  $     (3.00)  $     0.79
 Dividends per average common share (1).........  $     1.575   $     2.10
 Dividend pay-out ratio (2).....................          N/M        265.8%
                                                 SEPTEMBER 30,
                                                     1996
                                                 -------------
                                                      (IN
                                                  THOUSANDS)
PRO FORMA COMBINED (UNAUDITED)
Balance Sheet Data:
 Total assets...................................  $13,664,379
 Long-term debt, net............................    5,084,662
 Company obligated mandatorily redeemable
  preferred securities..........................      220,000
 Preferred and preference stock.................      170,034
 Common stock equity............................    4,162,035

--------
(1) Pro forma dividends are calculated based on Western Resources' current annual dividend of $2.10 per common share. Future dividends are dependent upon future earnings and cash flows.
(2) The net loss resulting from an impairment charge of $744.7 million recorded by ADT in 1996 makes the calculation of a dividend pay-out ratio not meaningful (N/M) for the nine months ended September 30, 1996. Excluding the effect of the impairment charge, earnings applicable to common stock before extraordinary item would have approximated $176 million or $0.93 per common share resulting in a dividend pay-out ratio of 169.4%.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following are certain factors that should be considered by ADT Shareholders in evaluating the Offer and an investment in Western Resources Common Stock. This Prospectus contains forward-looking statements that involve risks and uncertainties. Western Resources' actual results may differ significantly from the results discussed in the forward looking statements. Factors that might cause such differences are discussed below.

REGULATORY UNCERTAINTIES; CHANGING REGULATORY ENVIRONMENT; APPROVAL OF THE KCPL MERGER

  Electric and natural gas utilities have historically operated in a rate-regulated environment. Federal and state regulatory agencies having jurisdiction over the rates and services of Western Resources and other utilities are in the process of initiating steps that are expected to result in a more competitive environment for utilities services. Increased competition may create greater risks to the stability of utility earnings. In a deregulated environment, formerly regulated utility companies that are not responsive to a competitive energy marketplace may suffer erosion in market share, revenues and profits as competitors gain access to their service territories. This anticipated increased competition for retail electricity sales may in the future reduce Western Resources' earnings in its formerly regulated businesses.

  In addition, Western Resources' plan to market together energy and security services is dependent upon the pace of deregulation. While it is impossible to predict with certainty the time period in which such deregulation will occur, if at all, Western Resources presently anticipates that such deregulation will occur prior to the end of 1999. However, if deregulation fails to occur or does not occur as quickly as may be expected, Western Resources may be hindered in its ability to market energy and security services and such hindrance may negatively impact Western Resources' future earnings and cash flows.

  ADT Shareholders should consider that through ownership of Western Resources Common Stock they will participate in the vicissitudes of the evolving electric and natural gas utility industries and the deregulation thereof. There can be no assurance that future regulatory and legislative initiatives will not constrain Western Resources' efforts to market together energy and security services.

  In addition, consummation by Western Resources of the KCPL Merger requires the approval of certain regulatory authorities, including the FERC. Western Resources currently contemplates that the KCPL Merger could be completed in the first half of 1998; however, there can be no assurance that it will have received all requisite regulatory approvals prior to such time. Nor can there be any assurance that the KCPL Merger will be consummated or, if consummated, that it will occur by the first half of 1998.

STRANDED COSTS

  The term "stranded costs" as it relates to capital intensive utilities has been defined as investment in and carrying costs associated with property, plant and equipment and other regulatory assets in excess of the level which can be recovered in the competitive market in which the utility operates. Regulatory changes, including the introduction of competition, could adversely impact Western Resources' ability to recover its costs in these assets. Based upon its current evaluation of the various factors and conditions that are expected to impact future cost recovery, Western Resources believes that recovery of these costs is probable. However, there can be no assurance that such recovery will occur as the effect of competition and the amount of regulatory assets which could be recovered in a competitive environment cannot be predicted with any certainty at this time.

  The staff of the KCC has testified in Western Resources' electric rate proceeding in 1996 that "stranded costs" are not presently quantifiable. Western Resources, KCPL and ONEOK, collectively, have assets of approximately $10.7 billion, including regulatory assets aggregating approximately $1.1 billion (10.3% of total combined assets). Of this amount, $166 million is attributable to ONEOK, primarily related to take-or-pay settlements entered into with natural gas suppliers. ONEOK has disclosed that this regulatory asset is being recovered, pursuant to an order from the OCC, from a combination of a customer surcharge and transportation revenues. ADT Shareholders should note, however, that Western Resources will acquire only a 9.9% common equity ownership interest in ONEOK as a result of Western Resources' proposed strategic alliance with ONEOK. Western Resources' potential risk with respect to ONEOK's exposure would therefore be limited to its equity ownership in ONEOK. Finally, unlike the electric utility industry which is in the infant stages of deregulation, the natural gas distribution industry, in which ONEOK is a participant, has already experienced significant deregulation, thereby reducing the risk that stranded costs will occur.

  Regulatory assets of Western Resources include approximately $300 million relating to the acquisition premium paid in Western Resources' acquisition of KGE in 1992, which is currently being recovered pursuant to an order from the KCC, as well as a receivable for income tax benefits flowed through to Western Resources' customers, debt issuance costs, deferred post employment/retirement benefits and deferred contract settlement costs. Regulatory assets of KCPL include approximately $126 million at December 31, 1996 for recoverable future income taxes and a receivable from customers for income tax benefits which have been flowed-through to customers.

  Finally, Western Resources' ability to fully recover its utility plant investments in, and decommissioning costs for, generating facilities, particularly its 47% ownership interest in Wolf Creek, may be at risk in a competitive environment. This risk will increase as a result of the KCPL Merger as KCPL also presently owns a 47% undivided interest in Wolf Creek. Amounts associated with Western Resources' recovery of environmental remediation costs and long-term fuel contract costs cannot be estimated with any certainty, but also represent items that could give rise to "stranded costs" in a competitive environment. In the event that Western Resources was not allowed to recover any of its "stranded costs," the accounting impact would be a charge to its results of operations that would be material.

  Certain states, including California, have either adopted rules or are considering rules to address stranded costs, most of which provide for the opportunity to recover stranded costs. Proposals in Connecticut, Illinois, Maine, Massachusetts, Michigan and other states have been introduced that all permit varying degrees of recovery of stranded costs, most allowing for recovery during defined interim periods for all prudently incurred costs. The Kansas legislature is presently reviewing potential proposals, but has not advanced any specific plan. Western Resources believes any legislative or regulatory plan adopted would, consistent with other state plans and the rules adopted by the FERC, include a plan for recovering stranded costs.

BUSINESS PLAN; DIFFICULTY OF INTEGRATING ENERGY AND SECURITY BUSINESSES

  As deregulation in the electric and natural gas utilities industries continues, Western Resources believes that a provider that can market additional services with energy-related services to provide customer convenience will have a market advantage. Western Resources has developed its strategy to expand its business in the deregulated marketplace and has identified the security business as a high-growth industry with a product that can be marketed with energy. There can, however, be no assurance that Western Resources' business plan to market together energy and security services will be successful. The fact that Western Resources' business plan involves a market that is as yet undeveloped makes uncertain the extent to which a viable market for marketing energy and security will develop at all.

  To date, Western Resources has committed substantial capital and human resources to the security industry through Westar Security and the recent acquisition of Westinghouse Security. However, obtaining control of ADT would significantly increase the relative amount of management time and resources that Western Resources allocates to its security business. There can be no assurance that this added commitment will result in continued growth or profitability in Western Resources' security business. There can also be no assurance that Western Resources will be able to integrate successfully the operations of its existing security businesses with ADT. Difficulties of such assimilation will include the coordination of security operations and the integration of personnel.

COMPARATIVELY SLOWER GROWTH THAN ADT

  Western Resources' growth has historically been slower than ADT's as such growth has been limited to the growth of Western Resources' customer base within its franchised service territory. During the past few years Western Resources' electric sales have grown at an annual rate of approximately 4%. Prior to deregulation, the only opportunity for utilities to experience significant growth was through business combinations with other regulated utilities. Such combinations presented growth opportunities within a finite market. As the energy industry deregulates, Western Resources believes that its combination of security with energy will provide Western Resources with an opportunity to achieve higher growth than could be expected in the historically regulated energy market. However, there can be no assurance that such growth will occur.

THE EXCHANGE RATIO

  In considering whether to tender their Shares to Western Resources pursuant to the Offer, ADT Shareholders should consider that, depending on the price of Western Resources Common Stock prior to the Expiration Date, there may be certain circumstances in which the Stock Consideration paid to ADT Shareholders may be less than $12.50 in Western Resources Common Stock. Pursuant to the Offer, each Share will be exchanged for $10.00 net in cash and $12.50 of Western Resources Common Stock as long as the Western Resources Average Price is $29.75 or higher. If the Western Resources Average Price is less than $29.75, each Share will be exchanged for $10.00 net in cash and less than $12.50 in Western Resources Common Stock. ADT Shareholders should be aware that depending upon the Western Resources Average Price, the Offer Consideration paid per Share may be less than $22.50 and, depending upon the per Share price immediately prior to the Expiration Date, may represent a discount to the price per Share at the Expiration Date.

EFFECT OF THE OFFER AND THE AMALGAMATION ON WESTERN RESOURCES' FINANCIAL
STATUS

  Expansion into the high-growth security business presents financial risks to Western Resources. Western Resources' earnings and cash flow may experience increased volatility due to additional business risks. Such risks include possible slower than expected growth in the security business, competitive pressures on prices and changes in technology.

  The Offer and the Amalgamation are expected to have a dilutive effect on Western Resources' reported earnings per share in the short term due to the amortization of goodwill. There can also be no assurance that the Offer and Amalgamation will not have a negative impact on Western Resources' financial strength or debt rating, including its ability to raise capital in the future. Following public announcement of Western Resources' proposal to merge with KCPL, debt of Western Resources was placed on CreditWatch with negative implications, a practice that Western Resources believes is standard with respect to companies involved in an announced merger proposal. Since public announcement of the Offer, Standard & Poors has downgraded the credit rating on Western Resources' senior secured debt from A- to BBB+. Moody's has placed Western Resources' debt on review for possible downgrade following public announcement of the Offer, but continues to rate Western Resources First Mortgage Bonds A3. Western Resources does not believe that these changes in its credit rating will materially and adversely impact the business and operations of Western Resources following the Offer and the Amalgamation. However, such changes may increase Western Resources' cost of capital on additional borrowings.

CERTAIN DEBT INSTRUMENTS OF ADT OPERATIONS

  It is Western Resources' current view that satisfaction of the ADT Shareholder Approval Condition and the consummation of the Offer will (i) enable the holders of certain debt instruments of ADT Operations to require repurchase of the securities outstanding thereunder by ADT Operations and (ii) result in the acceleration of certain credit facilities currently available to ADT Operations. See "The Offer--Source and Amount of Funds." According to ADT's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, the total amount of outstanding debt of ADT Operations under which satisfaction of the ADT Shareholder Approval Condition could constitute a change of control was approximately $1 billion. Since it does not presently appear to be financially attractive for the holders of such debt to require the repurchase of their securities, or to accelerate credit facilities of ADT Operations, Western Resources does not currently believe that these obligations present a material risk to the liquidity of Western Resources following consummation of the Offer and the Amalgamation. Should interest rates increase, however, it may become more financially attractive for certain debt holders of ADT Operations to require the repurchase of their securities by, or to accelerate credit facilities of, ADT Operations. LYONs are exchangeable for Shares and such exchange could thereby potentially have a dilutive impact on, among other things, earnings per share. See "Notes to Unaudited Pro Forma Combined Financial Information."

FINANCING OF THE OFFER AND THE AMALGAMATION

  Western Resources has received a letter from Chase Manhattan Bank and Chase in which they state that they are highly confident that they can arrange credit facilities in the amount necessary to fund payment of the Cash Consideration with Chase Manhattan Bank and other lenders. Their view is based, among other things, upon their review of the terms of the Offer, their understanding of Western Resources and public information regarding ADT, and current conditions in the banking and syndicated loan markets, and such view is subject to certain customary conditions. See "The Offer--Source and Amount of Funds." There can be no assurance, however, that Chase Manhattan Bank and Chase will be able to arrange the credit facilities necessary to fund payment of the Cash Consideration. Definitive documentation with respect to such credit facilities has not yet been negotiated. There can be no assurance that such documentation, if definitively negotiated, will not contain restrictions on Western Resources' ability to pay dividends.

FUTURE DIVIDENDS ON WESTERN RESOURCES COMMON STOCK

  Although Western Resources does not currently anticipate any significant change with respect to its dividend practice as a result of the Offer or the Amalgamation, assuming that Western Resources' dividend remains at or above the level of its current annual indicated dividend, Western Resources presently expects that its dividend pay-out ratio will increase to approximately 100% in the first full year following consummation of the Amalgamation and will decline to approximately 75% by the third year following the Amalgamation. Assuming consummation of the Amalgamation and the KCPL Merger, Western Resources' forecasted dividend pay-out ratio will be approximately 120%, including transaction costs of the KCPL Merger charged to income following consummation of the KCPL Merger, or 100%, excluding such transaction costs, in the first full year following the Amalgamation and will decline to approximately 80% by the third year following the Amalgamation. Over the past five years, Western Resources' dividend pay-out ratio has averaged approximately 77%.

  On a pro forma combined basis assuming completion of the Offer, the Amalgamation and the KCPL Merger, pro forma combined earnings plus depreciation, amortization and restructuring and non-recurring charges for the year ended December 31, 1995 and the nine months ended September 30, 1996 would have been approximately $691,000,000 and $609,000,000, respectively. On a pro forma combined basis assuming completion of the Offer, the Amalgamation and the KCPL Merger, approximately 190,000,000 shares of Western Resources Common Stock would have been outstanding during the year ended December 31, 1995 and the nine months ended September 30, 1996, in which case the total amount of cash required to pay Western Resources' annual indicated dividend of $2.10 would have been approximately $400,000,000 and $300,000,000 for the twelve and nine months, respectively. Based on publicly available information, on a pro forma combined basis assuming completion of the Offer, the Amalgamation and the KCPL Merger, pro forma combined capital expenditures for the year ended December 31, 1995 (excluding the effects of the ASH Transaction) and the nine months ended September 30, 1996, respectively, would have been approximately $636,000,000 and $462,000,000. Historical pro forma combined earnings plus depreciation, amortization and restructuring and non-recurring charges and historical pro forma combined capital expenditures do not necessarily reflect future pro forma combined operating cash flows and future pro forma combined capital expenditures. If, however, future pro forma combined operating cash flows and future pro forma combined capital expenditures are similar to historical pro forma combined earnings plus depreciation, amortization and restructuring and non-recurring charges and historical pro forma combined capital expenditures, there can be no assurance that Western Resources will be able, after paying dividends consistent with historical levels, to maintain capital expenditures at historical levels without moderating their timing or amount, or from time to time funding such capital expenditures through external financing. See "Reasons for the Offer--Offer Premium and Dividend Impact."

  In the future, the Western Resources Board will set annual dividend payments at amounts which are determined to be reasonable and consistent with Western Resources' long-term strategy. However, there can be no assurance that Western Resources will maintain its past practice with respect to the payment of dividends since the declaration of future dividends will depend upon Western Resources' future earnings, the financial condition of Western Resources and other factors.

CERTAIN TAX CONSEQUENCES OF THE OFFER AND THE AMALGAMATION

  The exchange of Shares for cash and Western Resources Common Stock pursuant to the Offer and the Amalgamation will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. See "The Offer--Certain Federal Income Tax Consequences." ADT Shareholders should be aware that depending upon, among other things, their particular facts and circumstances, including their basis in Shares and tax status, the value of the after-tax proceeds that they receive in the Offer and the Amalgamation may be less than $22.50. Each ADT Shareholder is urged to, and should, consult such holder's own tax advisor with respect to the specific tax consequences of the Offer and the Amalgamation to such holder.

                             REASONS FOR THE OFFER

OFFER PREMIUM AND DIVIDEND IMPACT

  Western Resources believes that the Offer is in the best interests of ADT Shareholders because, among other things, the Offer Consideration represents a premium to the closing price per Share on the last trading day prior to the public announcement of the Offer. In developing its belief that the Offer is in the best interests of ADT Shareholders, Western Resources possessed limited information with respect to the particular circumstances, from a tax standpoint, of individual ADT Shareholders. Western Resources therefore cannot make a conclusive determination as to the tax impact of the Offer and the Amalgamation on all ADT Shareholders. The following table shows the premium of the Offer Consideration over the closing per Share price on the NYSE on the last trading day immediately prior to the public announcement of the Offer.

                                                            ADT
                                                    OFFER  SHARE     PERCENT
                                                    PRICE* PRICE  DIFFERENTIAL**
                                                    ------ ------ --------------
December 17, 1996, the last trading day before the
 public announcement of the Offer.................  $22.50 $20.13      11.8%

--------
* Assumes the Offer Consideration is $10.00 net in cash and $12.50 of Western Resources Common Stock per Share. On March 13, 1997, the last trading day before the date of this Prospectus, the closing price of Western Resources Common Stock was $30.125. If the Western Resources Average Price is less than $29.75, each Share will be exchanged for $10.00 net in cash and less than $12.50 in Western Resources Common Stock as set forth more fully below under "--The Exchange Ratio."
** Based on the closing prices of Western Resources Common Stock and Shares on the indicated dates.

  In addition to the per Share premium, the Offer also provides ADT Shareholders with the opportunity to receive an ongoing current cash return on their ADT investment in the form of dividends on Western Resources Common Stock. Western Resources' current annual indicated dividend totals $2.10 per share of Western Resources Common Stock. Assuming that Western Resources' dividend remains at or above the level of its current annual indicated dividend, Western Resources presently expects that its dividend pay-out ratio will increase to approximately 100% in the first full year following completion of the Amalgamation and will decline to approximately 75% by the third year following the Amalgamation. Assuming completion of the Amalgamation and the KCPL Merger, Western Resources' forecasted dividend pay-out ratio will be approximately 120%, including transaction costs of the KCPL Merger charged to income following completion of the KCPL Merger, or 100%, excluding such transaction costs, in the first full year following the Amalgamation and will decline to approximately 80% by the third year following the Amalgamation. Over the past five years, Western Resources' dividend pay-out ratio has averaged approximately 77%.

  Western Resources expects that following completion of the Offer, the Amalgamation and the KCPL Merger its operating cash flows will exceed its earnings in the short-term due to amortization of goodwill, depreciation, non-recurring charges and one-time expenses related to such transactions. On a pro forma combined basis assuming completion of the Offer and the Amalgamation, pro forma combined earnings plus depreciation, amortization and restructuring and non-recurring charges for the year ended December 31, 1995 and the nine months ended September 30, 1996 would have been approximately $463,000,000 and $438,000,000, respectively. On a pro forma combined basis assuming completion of the Offer and the Amalgamation, approximately 120,000,000 shares of Western Resources Common Stock would have been outstanding during the year ended December 31, 1995 and the nine months ended September 30, 1996, in which case the total amount of cash required to pay Western Resources' annual indicated dividend of $2.10 would have been approximately $252,000,000 and $189,000,000 for the twelve and nine months, respectively.

  On a pro forma combined basis assuming completion of the Offer, the Amalgamation and the KCPL Merger, pro forma combined earnings plus depreciation, amortization and restructuring and non-recurring charges for the year ended December 31, 1995 and the nine months ended September 30, 1996 would have been approximately $691,000,000 and $609,000,000, respectively. On a pro forma combined basis assuming completion of the Offer, the Amalgamation and the KCPL Merger, approximately 190,000,000 shares of Western Resources Common Stock would have been outstanding during the year ended December 31, 1995 and the nine months ended September 30, 1996, in which case the total amount of cash required to pay Western Resources' annual indicated dividend of $2.10 would have been approximately $400,000,000 and $300,000,000 for the twelve and nine months, respectively.

  The historical pro forma combined earnings plus depreciation, amortization and restructuring and non-recurring charges should not be considered an accurate estimate of future pro forma combined operating cash flows. Historical pro forma combined earnings plus depreciation, amortization and restructuring and non-recurring charges do not include, among other things, the effects of synergies and cost savings that Western Resources believes will result from the Offer, the Amalgamation and the KCPL Merger.

  Based on publicly available information, on a pro forma combined basis assuming completion of the Offer and the Amalgamation, pro forma combined capital expenditures for the year ended December 31, 1995 (excluding the effects of the ASH Transaction) and the nine months ended September 30, 1996, respectively, would have been approximately $502,000,000 and $385,000,000. Based on publicly available information, on a pro forma combined basis assuming completion of the Offer, the Amalgamation and the KCPL Merger, pro forma combined capital expenditures for the year ended December 31, 1995 (excluding the effects of the ASH Transaction) and the nine months ended September 30, 1996, respectively, would have been approximately $636,000,000 and $462,000,000.

  Historical pro forma combined capital expenditures do not necessarily reflect future pro forma combined capital expenditure requirements. Given the discretionary nature of many of such capital expenditures, the timing and annual amount of future pro forma combined capital expenditures can be controlled. Furthermore, such historical pro forma combined capital expenditures include capital expenditures for the natural gas operations that Western Resources plans to contribute to ONEOK and for ADT's U.S. auto auction business which is expected to be sold, which in the year ended December 31, 1995 were approximately $54,000,000 and $32,000,000, respectively. As a result of such proposed contribution and sale, capital expenditures for such operations are not expected to be included in future pro forma combined capital expenditures. Western Resources expects that it will fund future pro forma combined capital expenditures out of remaining available cash flow after dividend payments and, to the extent from time to time required, through external financing. There can be no assurance as to the amount of available future external financing or the associated cost.

  In the future, the Western Resources Board will set annual dividend payments at amounts which are determined to be reasonable and consistent with Western Resources' long-term strategy. However, there can be no assurance that Western Resources will maintain its past practice with respect to the payment of dividends since the declaration of future dividends will depend upon Western Resources' future earnings, cash flows, the financial condition of Western Resources and other factors.

THE EXCHANGE RATIO

  The per Share price premium which ADT Shareholders will receive in the Offer, and the dividend which ADT Shareholders will receive as holders of Western Resources Common Stock, will depend on the Exchange Ratio at the time of consummation of the Offer. Such Exchange Ratio will be determined based on the Western Resources Average Price; provided that the Exchange Ratio will not be more than 0.42017 shares of Western Resources Common Stock per Share. The amount of cash provided in the Offer will be $10.00 net per Share, regardless of the level of the Exchange Ratio. Pursuant to the Offer, each Share will be exchanged for $10.00 net in cash and $12.50 of Western Resources Common Stock as long as the Western Resources Average Price is $29.75 or higher. If the Western Resources Average Price is less than $29.75, then each Share will be exchanged for $10.00 net in cash and less than $12.50 of Western Resources Common Stock.

  The following chart sets forth a range of possible Western Resources Average Prices and the corresponding (i) Exchange Ratio, (ii) the dollar value of the Stock Consideration to be received per Share, (iii) the dollar value of the Cash Consideration to be received per Share, (iv) the total dollar value of the Offer Consideration to be received per Share, and (v) Share price premium over the closing Share price on the last trading day prior to the public announcement of the Offer. The Western Resources Average Prices set forth below are for illustrative purposes only and are not intended to be an exhaustive list of Western Resources Average Prices. There can be no assurance that the actual Western Resources Average Price will be in the range set forth below.

                                                                               PREMIUM
                                                                                TO ADT
                WESTERN                                                      SHAREHOLDERS
               RESOURCES            VALUE OF                   TOTAL VALUE    (DECEMBER
                AVERAGE  EXCHANGE     STOCK     VALUE OF CASH   OF OFFER       17, 1996
                 PRICE    RATIO   CONSIDERATION CONSIDERATION CONSIDERATION CLOSING PRICE)
               --------- -------- ------------- ------------- ------------- --------------
                $25.00   0.42017     $10.50        $10.00        $20.50           1.9%
                 25.50   0.42017      10.71         10.00         20.71           2.9%
                 26.00   0.42017      10.92         10.00         20.92           4.0%
                 26.50   0.42017      11.13         10.00         21.13           5.0%
                 27.00   0.42017      11.34         10.00         21.34           6.0%
                 27.50   0.42017      11.55         10.00         21.55           7.1%
                 28.00   0.42017      11.76         10.00         21.76           8.1%
                 28.50   0.42017      11.97         10.00         21.97           9.2%
                 29.00   0.42017      12.18         10.00         22.18          10.2%
       Collar    29.50   0.42017      12.39         10.00         22.39          11.3%
      ------------------------------------------------------------------------------------
                 29.75   0.42017      12.50         10.00         22.50          11.8%
                 30.00   0.41667      12.50         10.00         22.50          11.8%
                 30.50   0.40984      12.50         10.00         22.50          11.8%
                 31.00   0.40323      12.50         10.00         22.50          11.8%
                 31.50   0.39683      12.50         10.00         22.50          11.8%
                 32.00   0.39063      12.50         10.00         22.50          11.8%
                 32.50   0.38462      12.50         10.00         22.50          11.8%
                 33.00   0.37879      12.50         10.00         22.50          11.8%
                 33.50   0.37313      12.50         10.00         22.50          11.8%
                 34.00   0.36765      12.50         10.00         22.50          11.8%
                 34.50   0.36232      12.50         10.00         22.50          11.8%
                 35.00   0.35714      12.50         10.00         22.50          11.8%

ENHANCED BUSINESS OPPORTUNITIES

  In addition to the per Share price premium and dividend return provided by the Offer, Western Resources believes that the ADT Shareholders will also benefit from the Offer as a result of becoming shareholders of Western Resources. Western Resources has carefully studied the potential benefits of the combination of the businesses of Western Resources and ADT and, as a result, believes that such a combination will provide a solid financial base to support continued growth in the security business as well as a strong foundation for sustainable long-term growth in the deregulating energy and energy-related products and services markets. As deregulation continues for electric and natural gas utilities, individual homes and businesses will have the opportunity to choose their energy providers. As this process unfolds, companies with nationally recognized brand names will have a significant advantage in marketing energy and energy-related products and services. Consummation of the Offer and the Amalgamation will position Western Resources to take advantage of this emerging market, as Western Resources intends to leverage ADT's strong brand name by marketing energy and energy-related products and services to existing ADT customers and to new customers who know and trust the ADT brand name. In the new era of deregulation, formerly regulated utility companies that do not respond to the new realities of the competitive energy marketplace may suffer erosion in market share, revenues and profits as competitors enter their service territories. Although Western Resources has been planning for the deregulation of the energy market, increased competition for retail electricity sales may in the future reduce Western Resources' earnings from its formerly regulated businesses. During 1995, however, Western Resources' average retail electric rates were over 9% below the national average. In 1997, Western Resources further reduced its retail rates and expects to be able to retain a substantial portion of its current sales volume in a competitive environment. Finally, Western Resources believes that the deregulation of the energy market will prove beneficial to Western Resources, since any potential competitive pressure in its formerly regulated business is expected to be more than offset by the nationwide markets which Western Resources expects to enter by bundling energy and security services together in one package.

GROWTH OPPORTUNITIES IN THE SECURITY INDUSTRY

  The U.S. security business is a growth industry with annual revenues of $13 billion that Western Resources believes is growing at approximately 10% per year. Many opportunities for further growth exist, particularly in the residential segment.

  Currently, the security industry serves approximately 17.4 million residential customers in the U.S. Western Resources believes that the number of households purchasing security alarm services each year has grown at a 13% rate in recent years, with growth expected at an annual rate of 10% through the year 2000. This sustained growth will be driven by a combination of increased demand for security alarm services and the low current penetration rate. Today, only 22% of single family households and 18% of total U.S. households have the protection provided by an electronic security alarm system. With the advent of more reliable, less costly equipment which is easier to install, the price of the average alarm system has decreased dramatically, permitting a significantly larger segment of the population to afford this service. The average price of a residential alarm system was $1,500 in 1990, compared with only $1,200 in 1995. This decrease has coincided with an increased awareness and concern over the incidence of crime and a stronger general desire on the part of consumers to protect their families and property. Industry estimates project the penetration rate of the residential market segment to at least double its current level to approximately 40% by the year 2005, which would result in the creation of 17.6 million new residential customers.

  Western Resources believes that the commercial market penetration rate is currently 50-60%, with a continued opportunity for growth driven by the same demand factors affecting the residential market. In addition, a large segment of the existing customer base requires the upgrading of older systems with newer technology, and the integration of security enhancements such as access control and closed circuit television equipment. The cost of these technologies has decreased dramatically and now offers an economical and reliable alternative to security guards and outdated methods of controlling and documenting activities within the workplace.

  In order to maximize these growth opportunities, successful industry participants would ideally utilize sophisticated mass marketing techniques to reach consumers, develop and leverage strong brand names and fully achieve the available economies of scale. This maximization is unlikely within the current industry structure due to its high fragmentation of providers. There are presently approximately 9,000-11,000 alarm companies in the U.S. Although over 85% of such companies have less than $1,000,000 in annual revenue, companies of this size currently have a 75% share of the market. Only 13% of the U.S. market is controlled by larger companies, with ADT having the largest share at 7%, which is more than three times the size of the next largest provider.

  Western Resources believes that the security industry's characteristics of rapid growth and provider fragmentation offer a unique opportunity for the emergence of a dynamic, growth-oriented market leader. Western Resources believes it is one of the first, and most successful, energy companies to pursue the opportunities presented by the security business. Western Resources' wholly owned security subsidiary, Westar Security, has grown through acquisitions and internal growth and, with the addition of Westinghouse Security's customers, Westar Security now has over 400,000 accounts in 44 states, making it the third-largest security service provider in the country. The combination of Westar Security and Westinghouse Security with ADT will increase ADT's current U.S. customer base of 1.6 million accounts by 25%, a highly significant increase in the competitive and highly fragmented security business. Western Resources believes that a combination of ADT's leading position in the security industry with Western Resources' financial strength and energy businesses will expand and strengthen ADT's current industry leadership in the security business. Western Resources intends to take full advantage of the new technologies that are available to ADT, which will not be limited as a result of the Offer and the Amalgamation. ADT has indicated in its publicly filed documents that during the past few years it has been offering energy management products and services to regulate the temperature and lighting of customers' premises. Such services are a natural fit with the energy and related services that Western Resources intends to provide on a national basis through the ADT name.

EXPANSION OF BRANDED ENERGY MARKETING

  The electric and natural gas utility industry in the United States is rapidly evolving from a historically regulated monopolistic market to a dynamic and competitive integrated marketplace. The 1992 Energy Policy Act began the process of deregulation of the electricity industry by permitting the FERC to order electric utilities to allow third parties to sell electric power to wholesale customers over their transmission systems. Since that time the wholesale electricity market has become increasingly competitive as companies begin to engage in nationwide power brokerage. In addition, various states including California and New York have taken active steps towards allowing retail customers to purchase electric power from third-party providers. The natural gas industry has been substantially deregulated, with the FERC and many state regulators requiring local natural gas distribution companies to allow wholesale and retail customers to purchase gas from third-party providers. The successful providers of energy in a deregulated market will not only provide electric or natural gas service but also a variety of other services, including security. Western Resources believes that in the newly deregulated environment, more sophisticated consumers will continue to demand new and innovative options and insist on the development of more efficient products and services to meet their energy-related needs. Western Resources believes that its strong core utility business provides it with the platform to offer the more efficient products and energy services that customers will desire. Furthermore, Western Resources believes it is necessary to continuously seek new ways to add value to its customers' lives and businesses. Recognizing that its current customer base must expand beyond its existing service area, Western Resources views every person, whether in the United States or abroad, as a potential customer. Western Resources also recognizes that its potential to emerge as a leading national energy and energy-related services provider is enhanced by having a strong brand name. Western Resources has been establishing its brand identity through the Westar Security name. The combination of Western Resources and ADT would immediately provide an ideal brand name to capitalize on the emerging security and energy marketplaces.

  In 1995, the U.S. electric industry had retail revenues of approximately $200 billion, serving approximately 117 million homes and businesses, and the U.S. natural gas retail industry had revenues of approximately $100 billion, serving approximately 58 million homes and businesses. In Western Resources' view, the deregulation of the energy business will result in a model similar to that used by the long-distance telecommunications industry, with low-cost providers serving customers throughout the country. However, unlike the long-distance telecommunications market which is dominated by large companies with powerful brands, today's energy market is highly fragmented. No utility company has a market share in the U.S. greater than 6%. It is Western Resources' view that this market fragmentation presents a superior opportunity for national industry leaders to emerge. Western Resources believes that a combination with ADT will give it the brand name recognition and complementary services to excel in the emerging deregulated electric and natural gas markets.

  The combination of Western Resources and ADT will allow the combined company to integrate energy, energy-related products and services, and security, into a packaged group of products and services to homes and businesses under the internationally recognized ADT brand name. This strategy is based upon what Western Resources believes to be the compelling structural and operational similarities between the energy and security businesses. From an operational perspective, both businesses require expertise in constructing and maintaining a highly reliable network with central service facilities and the dispatch of trained personnel to customer locations to respond quickly to disruptions in service. Western Resources believes that from the customer's point of view, energy and security are both critical service streams which may be viewed as necessities by homes and businesses. Rather than choosing a different supplier for each service, Western Resources believes that customers will appreciate the convenience of purchasing energy and security services as a package and paying for them on one convenient customer statement. Western Resources is currently putting this concept into practice in its utility service area, offering many of its utility customers the convenience of one-stop shopping for their energy and security needs. Following the Offer and the Amalgamation, Western Resources plans to expand this successful concept by selling security and unregulated energy services to ADT's customers nationwide through a unified sales and marketing effort under the ADT brand name.

  To date, ADT's management has not recognized the opportunities presented by the deregulation of the energy market. Western Resources believes that a combination of the strong core utility business and customer service skills of Western Resources and the brand name, customer base and support infrastructure of ADT will provide both the Western Resources and ADT shareholders with an invaluable opportunity to succeed in the security and energy markets. As the retail electric and natural gas markets become fully open to competition, substantial opportunities exist to increase market share and to sell a menu of integrated services which enhance the comfort and security of energy customers.


                            BACKGROUND OF THE OFFER

  Following Western Resources' acquisition of Shares from Laidlaw, ADT advised Western Resources that it was not interested in pursuing a joint marketing relationship or any other type of business arrangement with Western Resources despite the fact that Western Resources believes that such a relationship could maximize ADT's potential both in its existing security business and in the emerging market of deregulated retail energy distribution. After careful study and consideration, Western Resources believes that the potential benefits to ADT, Western Resources and the companies' respective shareholders can be best realized through a combination of Western Resources and ADT, and has, therefore, decided to proceed with the Offer.

  On December 21, 1995, Western Resources entered into the Laidlaw Agreement with Laidlaw and Laidlaw, Inc., pursuant to which Westar Capital subsequently purchased a total of 30,800,000 Shares, on or prior to March 18, 1996, from Laidlaw at an average price of $14.40 per Share. Since March 18, 1996, from time to time, Westar Capital has purchased Shares in the open market at prevailing market prices. Westar Capital owns 38,287,111 Shares, or approximately 27% of the outstanding Shares, including 14,115 Shares issuable upon exchange of 500 LYONs, each of which is exchangeable for Shares at a rate of 28.23 Shares per LYON. Also on December 21, 1995, Mr. Hayes delivered a letter to Mr. Ashcroft informing Mr. Ashcroft of the Laidlaw Agreement.

  During January and February, 1996, conversations took place between Mr. Hayes and Mr. Ashcroft and various representatives of the respective companies. Messrs. Hayes and Ashcroft scheduled a meeting in Topeka, Kansas for March 13, 1996. On March 11, 1996, Mr. Hayes delivered a letter to Mr. Ashcroft discussing Western Resources' proposed joint marketing efforts with ADT. On March 13, 1996, Messrs. Hayes and Ashcroft held a meeting but failed to reach any agreement concerning Western Resources' proposal. Later that month, Mr. Ashcroft informed Mr. Hayes that ADT was not interested in pursuing a joint marketing relationship with Western Resources.

  On July 1, 1996, ADT entered into the Republic Agreement, pursuant to which Republic Sub was to be amalgamated with and into ADT, with the amalgamated company operating under the name of ADT. The terms of the Republic Agreement contemplated that ADT Shareholders would receive .92857 shares of Republic common stock in exchange for each Share. The Republic Transaction was conditioned upon, among other things, receipt by ADT of a fairness opinion from its financial advisor at a later date (which fairness opinion was never obtained). Based on the $26.75 closing price per share of Republic common stock on July 1, 1996, each Share would have been exchangeable for approximately $24.84 worth of Republic common stock, representing a premium of 31% to the closing price per Share of $19.00 on June 28, 1996, the last trading day prior to public announcement of the Republic Transaction. Following the public announcement of the Republic Transaction, the closing price per share of Republic common stock fell as low as $20.75 per share. Based on a closing price of $20.75, each Share would have been exchangeable for approximately $19.27 worth of Republic common stock in the Republic Transaction, representing a premium of just 1% to the closing price per Share of $19.00 on June 28, 1996. On September 13, 1996, Westar Capital disclosed that it had determined to oppose the Republic Transaction. Based on the $28.81 closing price per share of Republic common stock on September 12, 1996, each Share would have been exchangeable for approximately $26.75 worth of Republic common stock, representing a premium of 41% to the closing price per Share of $19.00 on June 28, 1996. Western Resources believes that such significant fluctuations in the market price of Republic common stock (i.e., from $28.81 to $20.75 in the course of a three-month period) demonstrated volatility in Republic common stock (the consideration being offered in the Republic Transaction).

  Pursuant to the terms of the Republic Agreement, ADT granted to Republic a warrant to purchase 15 million Shares at a purchase price of $20 per share, subject to adjustment. The Republic Warrant was to become exercisable for a period of six months following the termination of the Republic Agreement. On September 30, 1996, ADT and Republic jointly announced the termination of the Republic Agreement citing uncertainty attributable to market conditions, and amended the Republic Warrant to include certain restrictions on the issuance of Shares pursuant thereto and the transfer of such Shares by Republic to persons with interest in 10% or more of ADT. As described herein, Western Resources has commenced litigation challenging the validity of the Republic Warrant. See "Litigation."

  On September 5, 1996, the waiting period expired with respect to Western Resources' filing under the HSR Act to acquire ownership of in excess of 25% (but less than 50%) of the outstanding Shares.

  On November 4, 1996, ADT declared a distribution of one Right for each outstanding Share, payable to holders of record as of the close of business on November 15, 1996, pursuant to the Rights Agreement. The Rights Agreement provides, among other things, that after certain persons acquire 15% or more (or, in certain limited situations, a greater percentage) of the issued and outstanding Shares, holders of Shares (other than such persons) will be entitled to purchase Shares at half of the current market value and that if, after such an acquisition, ADT is involved in an amalgamation, other business combination or certain sale transactions, holders of Shares (other than such persons) will be entitled to purchase either Shares or common stock of the other party to such transaction at half of the current market value of such securities. See "Conditions of the Offer--Rights Agreement" and "The Offer-- The ADT Rights."

  On November 6, 1996, ADT announced its intention to sell its United States vehicle auction business.

  On December 17, 1996, the Western Resources Board met and determined to proceed with the Offer. On December 18, 1996, in the letter set forth below to Mr. Ashcroft, Mr. Hayes informed Mr. Ashcroft and the ADT Board of Western Resources' intention to pursue the Offer and the Amalgamation and encouraged Mr. Ashcroft and the ADT Board to meet with Western Resources to discuss the possibility of a mutually beneficial negotiated transaction.

                                                        December 18, 1996

  Mr. Michael A. Ashcroft
  ADT Limited
  Cedar House
  41 Cedar Avenue
  Hamilton HM12
  Bermuda

  Dear Michael:

    We have demonstrated our belief in ADT's future by investing $589 million to purchase 27% of ADT's outstanding common shares, making us ADT's largest shareowner. In the past you and your board have advised us that you are not interested in discussing a business arrangement between our companies that could maximize ADT's potential, both in its existing security business and in the emerging market of deregulated retail energy distribution.

    Now, after careful study and consideration, we have determined that the potential benefits to ADT, Western Resources and ADT's other shareowners from a combination of Western Resources and ADT are simply too compelling to ignore. We firmly believe that this combination will provide significant benefits to our respective shareowners, customers and employees not available to either company on its own.

    We believe ADT's full potential can only be realized in a strategic business combination. In our proposed transaction, ADT shareowners will become a part of one of the most innovative and dynamic companies in the business of making people's lives safer and more comfortable. Our subsidiary, Westar Security, is one of the fastest growing security companies in the nation. Combined with ADT, the leading brand name in the security industry, Western Resources will serve the energy and security needs of customers across the country and around the world.

    Western Resources, therefore, will file with the Securities and Exchange Commission a preliminary prospectus for an offer by Western Resources to ADT shareowners. Under our proposed offer, ADT shareowners (other than Western Resources and its affiliates) will receive $7.50 net in cash and $15.00 of Western Resources common stock in exchange for each ADT common share, up to a maximum of 0.50420 shares of Western Resources common stock. Based upon the closing price of ADT common shares on December 17, 1996, our proposal represents a 12% premium above ADT's market price.

    In order to ensure ADT's other shareowners receive the chance to consider our proposal for themselves, we will also demand a special general meeting of ADT shareowners for the purposes of (i) removing the present members of the ADT board, (ii) reducing the number of seats on the ADT board from eight to two, and (iii) electing Western Resources' nominees to the ADT board. We will also file preliminary proxy materials relating to such special meeting. Once the Western Resources nominees are elected to the ADT board, Western Resources intends to consummate the exchange offer and a subsequent amalgamation pursuant to which Western Resources will acquire 100% of ADT's equity.

    We trust that you and the other members of ADT's board will consider the best interests of ADT's shareowners, customers and employees and agree to meet with us to achieve a mutually beneficial transaction that ensures that ADT executives and employees will enjoy exciting opportunities for career growth with the combined company. We are, however, committed to achieving the strategic benefits of a business combination of ADT and Western Resources and prepared to take all necessary steps to ensure that we and ADT's other shareowners have the opportunity to decide the future of our investment in ADT.

    I look forward to hearing from you soon.

                                              Sincerely,

                                              /s/ John

  On December 18, 1996, Western Resources also publicly announced its intention to commence the Offer and filed the Western Resources Proxy Statement with the Commission for use in soliciting proxies from ADT Shareholders to approve the Western Resources Proposals at the ADT Special Meeting. On December 18, 1996 Westar Capital deposited the Requisition with ADT requiring the ADT Board to convene the ADT Special Meeting. See "The ADT Special Meeting."

  On January 7, 1997, ADT announced that it had scheduled the ADT Special Meeting date for July 8, 1997. Westar Capital has commenced litigation challenging the July 8, 1997 meeting date and is seeking relief to compel the ADT Board to hold the ADT Special Meeting on a date thirty days subsequent to the date the Western Resources Proxy Statement is first distributed to ADT Shareholders. On January 8, 1997, ADT filed the ADT Proxy Statement with the Commission for use in soliciting proxies from ADT Shareholders for the ADT Special Meeting against the Western Resources Proposals.

  On January 23, 1997, the waiting period expired with respect to Western Resources' filing under the HSR Act to acquire ownership of up to 100% of the outstanding Shares.

  On March 3, 1997, the Western Resources Board met and determined to increase the Cash Consideration by 33% and to decrease the Stock Consideration by 17%. Also on March 3, 1997, Western Resources publicly announced its intention to sell ADT's auto auction business following consummation of the Amalgamation. In the letter set forth below to Mr. Ashcroft, Mr. Hayes informed Mr. Ashcroft of these developments.

                                              March 3, 1997
  Mr. Michael A. Ashcroft
  ADT Limited
  1750 Clint Moore Road
  Boca Raton, FL 33431

  Dear Michael,

    We continue to be disappointed by your unwillingness to meet with us to discuss a combination of Western Resources and ADT.

    Consistent with your publicly announced plan, Western Resources intends, upon completion of our offer, to sell ADT's auto auction business. It is our view that such a sale would generate proceeds of approximately $500 million (approximately $450 million on an after-tax basis). We are also aware, based on ADT's press release last week, that ADT will receive $77.5 million in additional cash in connection with the settlement of its lawsuit with Binder Hamlyn.

    As a result of these facts, Western Resources is increasing the cash component of our offer by 33%. Based on the terms of our revised offer, ADT shareowners (other than Western Resources and its affiliates) will receive $10.00 net in cash and $12.50 of Western Resources common stock in exchange for each ADT common share, up to a maximum of 0.42017 shares of Western Resources common stock.

    We continue to desire to meet with you so that we can discuss a mutually beneficial combination of Western Resources and ADT. As you are aware, our offer is based solely on publicly available information. Western Resources will continue to evaluate our offer in light of any new information that becomes available to us.

    To ensure that ADT's full potential is realized, we believe that it is imperative that we get together to discuss our offer. I look forward to hearing from you soon.

                                              Sincerely,

                                              /s/ John

  Also on March 3, 1997, ADT publicly announced the ADT Board's recommendation that ADT Shareholders reject the Offer, and that the ADT Board had resolved to effect the Rights Agreement Amendments. Such amendments prohibit persons elected to the ADT Board as a result of a proxy solicitation or similar shareholder action which produces a change in a majority of the directors on the ADT Board, in connection with a proposed acquisition of ADT, from redeeming the Rights or amending the Rights Agreement.

  Western Resources believes that the Rights Agreement Amendments are illegal under Bermuda law and that the Court will find such amendments invalid. See "Litigation." Western Resources has requested that the Court grant judicial relief with respect to the Rights Agreement Amendments prior to the ADT Special Meeting. If such relief has not been granted prior to the date of the ADT Special Meeting, it is possible that the Western Resources Nominees, once elected, would be unable to redeem the Rights or amend the Rights Agreement. In this circumstance, the Rights Plan Condition may not be capable of satisfaction and the Offer may not be consummated.

                                  LITIGATION

  On December 18, 1996, Western Resources announced that Westar Capital had commenced litigation in the United States District Court for the Southern District of Florida charging ADT and the ADT Board with breaches of their fiduciary duties to ADT and the ADT Shareholders. The complaint alleged, among other things, that the ADT Board breached its fiduciary duty to ADT and the ADT Shareholders by (i) adopting and continuing to deploy the ADT Rights Agreement, (ii) granting the Republic Warrant in connection with the subsequently terminated Republic Transaction for the purpose of making an unsolicited bid for ADT more expensive and placing a block of votes under Mr. Ashcroft's control, and (iii) placing approximately 3,182,787 Shares in an ADT subsidiary to interfere with the voting rights of ADT's other shareholders. Westar Capital also alleged that by agreeing to the Republic Warrant and the amendments thereto, Republic aided and abetted breaches of fiduciary duties by the ADT board.


  On January 3, 1997, Westar Capital filed an amended complaint alleging that certain letters sent by ADT to Western Resources and Westar Capital interfered with Westar Capital's voting rights as an ADT Shareholder.

  On January 21, 1997, the Court granted Westar Capital's motion for leave to file a Second Amended Complaint in which Westar Capital additionally alleged that (i) ADT's January 7, 1997 announcement that the ADT Special Meeting was scheduled for July 8, 1997 violated the ADT Board's fiduciary and statutory duties under Bermuda law and (ii) ADT's failure to file a Schedule 14D-9 Tender Offer Statement violated Section 14(d) of the Exchange Act.

  On January 23, 1997, Westar Capital filed a motion seeking to enjoin the ADT Board from holding the ADT Special Meeting on July 8, 1997. That motion is currently pending. On January 27, 1997, the ADT Defendants filed a motion to dismiss Westar Capital's complaint on the grounds that, among other things, Westar Capital had insufficiently pled a "prima facie" case of personal jurisdiction over the ADT Defendants. On February 21, 1997, the Court held that the Second Amended Complaint filed by Westar Capital did not sufficiently plead a "prima facie" case that the Court has jurisdiction under the Florida jurisdictional statute over the ADT Defendants. The Court denied the ADT Defendants' motion to dismiss the complaint without prejudice and granted Westar Capital leave to file an amended complaint by March 3, 1997.

  In response to the Court's February 21, 1997 order, on February 27, 1997, Westar Capital filed a Third Amended Complaint asserting that jurisdiction exists over the ADT Defendants under the Florida jurisdictional statute because, among other things, ADT conducts "substantial and not isolated activity" in Florida and the ADT Defendants had committed a "tortious act" in Florida.

  On February 6, 1997, Republic filed a motion to dismiss Westar Capital's complaint arguing, among other things, that if the Court granted the ADT Defendants' motion to dismiss, the complaint must also be dismissed as against Republic for failure to join an indispensable party. On February 21, 1997, the Court denied Republic's motion without prejudice.

  On February 20, 1997, Westar Capital filed a motion requesting that the Court schedule a trial on the merits of Westar Capital's claim that the Republic Warrant is invalid and a breach of fiduciary duties, and that Republic be required to give Westar Capital five (5) business days' notice prior to its exercise of the Republic Warrant and the sale of Shares purchased pursuant to the Republic Warrant.

  On March 10, 1997, Westar Capital filed a motion for leave to file a Fourth Amended Complaint arising out of ADT's adoption of certain changes to the definition of "Continuing Directors" under the Rights Agreement. The Fourth Amended Complaint alleges, among other things, that ADT's adoption of these so-called "dead hand" provisions is a breach of fiduciary duty and was taken for the improper and collateral purpose of entrenching ADT management in office and interfering with the shareholder vote on the Western Resources Proposals. On March 11, 1997, the Court granted Westar Capital's motion and ordered that the ADT Defendants file a response to the Fourth Amended Complaint by March 17, 1997.

  On March 12, 1997, the Court denied Westar Capital's motion to schedule a trial on the merits with respect to Westar Capital's claims regarding the Republic Warrant.

  On December 26, 1996, a shareholder of ADT filed a purported class action complaint against ADT, the ADT Board, Western Resources and Westar Capital in the Civil Division of the Circuit Court of the Fifteenth Judicial Circuit in Palm Beach County, Florida. The complaint alleges, among other things, that Western Resources and Westar Capital are breaching their fiduciary duties to ADT Shareholders by failing to offer "an appropriate premium for the controlling interest" in ADT and by holding "an effective blocking position" that prevents independent parties from bidding for ADT. The complaint seeks preliminary and permanent relief enjoining Western Resources from acquiring the outstanding shares of ADT and unspecified damages. Western Resources does not anticipate any material adverse effect on its assets or financial results arising from the claims asserted.

  On February 10, 1997, ADT Operations commenced litigation against Chase Manhattan Bank in the Supreme Court of the State of New York, New York County, alleging that Chase Manhattan Bank breached contractual obligations and fiduciary duties owed to ADT Operations by, among other things, furnishing a "highly confident" letter to Western Resources stating that Chase Manhattan Bank "expected to be able to arrange credit facilities to fund" the Cash Consideration portion of the Offer. ADT Operations seeks, among other things, damages and an order permanently enjoining Chase Manhattan Bank from advising, funding, or otherwise participating in the Offer. Neither Westar Capital nor Western Resources are named as defendants in the action.

                            THE ADT SPECIAL MEETING

THE REQUISITION

  As more fully set forth in the Western Resources Proxy Statement, on December 18, 1996, Westar Capital deposited the Requisition with ADT, pursuant to Section 74 of the Companies Act and Bye-Law 42 of the ADT Bye-Laws, requiring the ADT Board to convene the ADT Special Meeting so that the ADT Shareholders will have the opportunity to vote on the Western Resources Proposals and thereby satisfy the ADT Shareholder Approval Condition. Under the Companies Act and the ADT Bye-Laws, the ADT Board is required to convene the ADT Special Meeting. In the event that the ADT Board does not within twenty-one days from the date of the deposit of the Requisition convene the ADT Special Meeting, Westar Capital may itself convene the ADT Special Meeting. Westar Capital originally requested that the date of the ADT Special Meeting be February 18, 1997; however, on January 7, 1997, ADT announced that it had scheduled the ADT Special Meeting date for July 8, 1997. Western Resources has commenced litigation challenging the July 8, 1997 meeting date and is seeking relief to compel the ADT Board to hold the ADT Special Meeting on a date 30 days subsequent to the date the Western Resources Proxy Statement is first distributed to ADT Shareholders. See "Litigation."

MATTERS TO BE BROUGHT BEFORE THE ADT SPECIAL MEETING

  In connection with the ADT Special Meeting, Western Resources is soliciting ADT Shareholders' proxies in favor of (i) the removal of all of the present members of the ADT Board and any person or persons elected or designated by any such director to fill any vacancy or newly created directorship pursuant to Section 93 of the Companies Act and Bye-Law 71 of the ADT Bye-Laws, (ii) the reduction of the number of seats on the ADT Board to two, and (iii) the election of the Western Resources Nominees, Steven L. Kitchen and Steven A. Millstein, as the directors of ADT (or, if either Western Resources Nominee is unable to serve as a director of ADT due to death, disability or otherwise, any other person designated as a Western Resources Nominee by Western Resources). In order to comply with the requirement of Bye-Law 53 of the ADT Bye-Laws that a director of ADT own one Share, each of the Western Resources Nominees will own at least one Share at the time of the ADT Special Meeting. Each of the Western Resources Proposals is designed to facilitate the prompt consummation of the Offer and the Amalgamation.

  Only persons entered in the register of members of ADT as holders of Shares at the time of the ADT Special Meeting will be entitled to vote at such meeting unless the ADT Board sets a record date for the ADT Special Meeting. In the event the ADT Board sets a record date for the ADT Special Meeting, only holders of Shares at the close of business on such record date will be entitled to vote at the ADT Special Meeting. Each Share is entitled to one vote upon each matter presented at the ADT Special Meeting. Holders of ADT Preferred Stock are not entitled to vote on any of the Western Resources Proposals. Pursuant to Bye-Law 43 of the ADT Bye-Laws, at any general meeting of ADT not less than two holders of Shares present either in person or by proxy constitutes a quorum for the transaction of business. Each of the Western Resources Proposals may be approved by the affirmative vote of a majority of those Shares voted at the ADT Special Meeting.

  Western Resources and Westar Capital intend to vote Westar Capital's Shares and those Shares for which Western Resources or its representatives hold valid proxies at the ADT Special Meeting for each of the Western Resources Proposals. It is not expected that any matter other than those referred to herein will be brought before the ADT Special Meeting.

  The effect of the Western Resources Proposals will be to replace the current directors of ADT, Michael A. Ashcroft, John E. Dannenberg, Alan B. Henderson, James S. Pasman, Jr., Stephen J. Ruzika, W. Peter Slusser, William W. Stinson and Raymond S. Troubh, with the Western Resources Nominees. If the ADT Shareholders approve the Western Resources Proposals at the ADT Special Meeting, the ADT Shareholders will have effectively approved the Offer and the Amalgamation as the Western Resources Nominees are committed to taking, subject to the fulfillment of the fiduciary duties they would have as directors of ADT, all action necessary and desirable to facilitate consummation of the Offer and the Amalgamation including, among other things,
(i) to the extent possible, either redeeming the Rights or amending the Rights Agreement to make the Rights inapplicable to the Offer, if necessary, in order to satisfy the Rights Plan Condition, (ii) not invoking the provisions of Bye-Law 104 or 46 of the ADT Bye-Laws (as described herein) in connection with the acquisition of Shares by Western Resources pursuant to the Offer or otherwise,
(iii) adopting and approving the Amalgamation Agreement pursuant to which Bermuda Sub will amalgamate with and into ADT, with the amalgamated company operating under the name of ADT, and ADT Shareholders (other than Western Resources and ADT and their respective affiliates, and ADT Shareholders who perfect appraisal rights under Bermuda law) will receive the Offer Consideration in exchange for the cancellation of each Share, and (iv) proposing the Bye-Law Amendment providing that an amalgamation may be approved by the affirmative vote of a simple majority of the votes cast at a general meeting of ADT. For a more complete description of the Western Resources Proposals and for more information regarding the Western Resources Nominees, see the Western Resources Proxy Statement, which is being mailed separately to ADT Shareholders.

                                   THE OFFER

GENERAL

  Western Resources hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, to exchange the Offer Consideration for each outstanding Share validly tendered on or prior to the Expiration Date and not properly withdrawn. The Offer Consideration consists of $10.00 net in cash and that number of shares of Western Resources Common Stock equal to the Exchange Ratio. The term "Exchange Ratio" means the quotient (rounded to the nearest 1/100,000) determined by dividing $12.50 by the average of the high and low sales prices of Western Resources Common Stock (as reported on the NYSE Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) on each of the twenty consecutive trading days ending with the third trading day immediately preceding the Expiration Date; provided that the Exchange Ratio shall not be greater than
0.42017. Pursuant to the Exchange Ratio, each Share will be exchanged for $10.00 net in cash and $12.50 of Western Resources Common Stock, as long as the Western Resources Average Price is $29.75 or higher. If the Western Resources Average Price is less than $29.75, each share will be exchanged for $10.00 net in cash and less than $12.50 of Western Resources Common Stock. On March 13, 1997, the closing price of Western Resources Common Stock on the NYSE was $30.125. Based on such closing price, each Share would be converted into $10.00 net in cash and $12.50 of Western Resources Common Stock. The Exchange Ratio will change as the market price of the Western Resources Common Stock changes. ADT Shareholders may call (800) 798-5675 any time on or after the date hereof through the Expiration Date for the current Exchange Ratio calculated based on the then-current Western Resources Average Price for the twenty consecutive trading days ending with the third trading day immediately preceding the date the call is placed. The actual Western Resources Average Price and Exchange Ratio will be calculated as of the third trading day immediately prior to the Expiration Date, as described above, and a press release will be issued announcing the actual Exchange Ratio prior to the opening of the second trading day prior to the Expiration Date (as it may be extended from time to time).

  Tendering shareholders will not be obligated to pay any charges or expenses of the Exchange Agent. Except as set forth in the Instructions to the Letter of Transmittal, transfer taxes on the exchange of Shares pursuant to the Offer will be paid by or on behalf of Western Resources.

  The purpose of the Offer is to enable Western Resources to obtain control of ADT. Western Resources presently intends, as soon as practicable after consummation of the Offer, to propose and seek to have ADT effect the Amalgamation. In the Amalgamation, each outstanding Share (other than Shares owned by Western Resources or any of its affiliates, Shares held in the treasury of ADT (if ADT is so authorized) or by any subsidiary of ADT and Shares owned by ADT Shareholders who perfect appraisal rights under Bermuda law) would be cancelled in exchange for the right to receive the Offer Consideration. See "The Amalgamation."

  Western Resources and Westar Capital believe that the Offer constitutes a scheme or contract for the purpose of Section 102 of the Companies Act and that holders of Shares which are validly tendered and not withdrawn prior to the Expiration Date will have assented to the Offer in accordance therewith. In certain circumstances, Section 102 would enable Westar Capital to purchase, upon notice, Shares not tendered pursuant to the Offer. See "Comparison of Rights of Holders of Shares and Western Resources Common Stock--Voting Rights in Connection with Business Combinations--Section 102 of the Companies Act."

  In the event that Western Resources obtains all of the Shares pursuant to the Offer and/or the Amalgamation, former holders of Shares (other than Westar Capital) would own approximately 48% of the outstanding shares of Western Resources Common Stock, based on the number of shares of Western Resources Common Stock outstanding on February 28, 1997 and stock prices as of March 13, 1997 (the last trading day prior to the date of this Prospectus). Such calculation does not give effect to the KCPL Merger.

  Western Resources' obligation to exchange the Offer Consideration for Shares pursuant to the Offer is subject to the Minimum Tender Condition, the Western Resources Shareholder Approval Condition, the ADT Shareholder Approval Condition, the Rights Plan Condition, the ADT Bye-Law Condition and the Regulatory

Approval Condition (in each case as defined on the cover page of this Prospectus) and the other conditions set forth under "--Certain Conditions of the Offer."

  According to the ADT Proxy Statement, as of February 28, 1997, there were 141,688,697 Shares outstanding, including 3,182,787 Shares which are owned by a subsidiary of ADT. Westar Capital beneficially owns 38,287,111 Shares, or approximately 27% of the outstanding Shares, including 14,115 Shares issuable upon exchange of 500 LYONs, which are exchangeable for Shares at a rate of
28.23 Shares per LYON.

  Requests have been made to ADT pursuant to Section 66 of the Companies Act, and may be made to ADT pursuant to Rule 14d-5 promulgated under the Exchange Act, for the use of ADT's shareholder lists and security position listings for the purpose of communications with ADT Shareholders and disseminating the Offer to holders of Shares. A Prospectus and the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on such shareholder lists, the register of members of ADT or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by Western Resources following receipt of such list or listings from ADT.

ADT RIGHTS

  No separate payment will be made by Western Resources or Westar Capital for the Rights pursuant to the Offer. The Rights are presently evidenced by the certificates for the Shares and the tender by an ADT Shareholder of his or her Shares prior to the Distribution Date (as defined below) will also constitute a tender of the associated Rights. Upon the earlier to occur of (i) 10 days (or such later date as may be designated by a majority of the Continuing Directors (as defined below)) following a public announcement that a person has acquired beneficial ownership of 15% or more of the outstanding Shares (an "Acquiring Person") or (ii) ten business days (or such later date as may be designated by a majority of the Continuing Directors) following the commencement of a tender offer or exchange offer which would result in the person making the offer becoming an Acquiring Person (the earlier of such dates being called the "Distribution Date"), separate certificates evidencing the Rights will be mailed to holders of record of the Shares as of the close of business on the Distribution Date and such separate Rights certificates alone will evidence the Rights.

  If the Distribution Date occurs and separate certificates representing the Rights are distributed by ADT or the Rights Agent to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Exchange Agent, or, if available, a book-entry confirmation received by the Exchange Agent with respect thereto, in order for such Shares to be validly tendered. If a Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to an ADT Shareholder receiving the certificates for Rights by use of the guaranteed delivery procedure described under "--Procedure for Tendering" below.

  Western Resources' obligation to exchange the Offer Consideration for Shares pursuant to the Offer is conditioned upon satisfaction of the Offer Conditions. See "--Conditions of the Offer."

TIMING OF THE OFFER

  The Offer is currently scheduled to expire on April 15, 1997; however, it is Western Resources' current intention to extend the Offer from time to time as necessary until all conditions to the Offer have been satisfied or waived. See "--Extension, Termination and Amendment." Western Resources has received a letter from Chase Manhattan Bank and one of its affiliates in which they state that they are highly confident that they can arrange credit facilities in the amount necessary to fund payment of the Cash Consideration. See "--Source and Amount of Funds." Western Resources believes that it is highly unlikely that it will not have obtained financing for the Cash Consideration prior to five business days before the Expiration Date; however, in this unlikely event, Western Resources currently intends to extend the Offer to ensure that five business days remain for ADT Shareholders to tender their Shares in the Offer subsequent to obtaining financing. See "--Source and Amount of Funds." Western Resources expects that the Western Resources Shareholder Approval Condition will be satisfied on or about April 24, 1997, the date on which it plans to call the Western Resources Special Meeting, to approve the issuance of shares of Western Resources Common Stock in connection with the Offer and the Amalgamation and an amendment to the Western Resources Articles to increase the number of shares of Western Resources Common Stock authorized for issuance. ADT has notified ADT Shareholders that it plans to convene the ADT Special Meeting on July 8, 1997. Westar Capital is seeking to enjoin ADT's attempt to delay the ADT Special Meeting and has requested that the Court compel the ADT Board to convene the ADT Special Meeting on a date 30 days subsequent to the date the Western Resources Proxy Statement is first distributed to ADT Shareholders. Western Resources currently anticipates that all of the conditions to the Offer (other than the ADT Shareholder Approval Condition, the Rights Plan Condition and the ADT Bye-Law Condition) will be satisfied by the date of the ADT Special Meeting. Western Resources currently anticipates that the ADT Shareholder Approval Condition will be satisfied at the ADT Special Meeting and that the Rights Plan Condition and the ADT Bye-Law Condition will be satisfied as soon as practicable thereafter. See "Litigation" and "--Conditions of the Offer."

EXTENSION, TERMINATION AND AMENDMENT

  Western Resources expressly reserves the right (but will not be obligated), in its sole discretion, at any time or from time to time, and regardless of whether any of the events set forth in "--Conditions of the Offer" shall have occurred or shall have been determined by Western Resources to have occurred, to extend the period of time during which the Offer is to remain open by giving oral or written notice of such extension to the Exchange Agent, which extension will be announced no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. There can be no assurance that Western Resources will exercise its right to extend the Offer. However, it is Western Resources' current intention to extend the Offer until all Offer Conditions have been satisfied or waived. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering ADT Shareholder to withdraw his or her Shares. See "--Withdrawal Rights."

  Subject to the applicable rules and regulations of the Commission, Western Resources also reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for, exchange of, or, regardless of whether such Shares (and Rights, if applicable) were theretofore accepted for exchange, exchange of any Shares (and Rights, if applicable) pursuant to the Offer, or to terminate the Offer and not accept for exchange or exchange any Shares (and Rights, if applicable) not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Offer to be satisfied and (ii) to waive any condition (other than the Western Resources Shareholder Approval Condition, the Regulatory Approval Condition and the condition relating to the effectiveness of the Registration Statement) or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Exchange Agent and by making a public announcement thereof. Any such extension, termination, amendment or delay will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to ADT Shareholders in connection with the Offer be promptly disseminated to ADT Shareholders in a manner reasonably designed to inform ADT Shareholders of such change) and without limiting the manner in which Western Resources may choose to make any public announcement, Western Resources shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  Western Resources confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Western Resources will extend the Offer to the extent required under the Exchange Act. If, prior to the Expiration Date, Western Resources shall increase or decrease the percentage of Shares being sought or the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for exchange pursuant to the Offer, and, if at the time notice of any such increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

EXCHANGE OF SHARES; DELIVERY OF WESTERN RESOURCES COMMON STOCK AND CASH CONSIDERATION

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Western Resources will accept for exchange, and will exchange, Shares (and Rights, if applicable) validly tendered and not properly withdrawn as promptly as practicable following the Expiration Date. In addition, subject to applicable rules of the Commission, Western Resources expressly reserves the right to delay acceptance of or the exchange of Shares (and Rights, if applicable) in order to comply with any applicable law. In all cases, exchange of Shares (and Rights, if applicable) tendered and accepted for exchange pursuant to the Offer will be made only after receipt by the Exchange Agent of certificates for such Shares (and Rights, if applicable) (or a confirmation of a book-entry transfer of such Shares (and Rights, if applicable) in the Exchange Agent's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

  For purposes of the Offer, Western Resources will be deemed to have accepted for exchange Shares (and Rights, if applicable) validly tendered and not withdrawn as, if and when Western Resources gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such Shares (and Rights, if applicable) pursuant to the Offer. Delivery of Western Resources Common Stock and Cash Consideration in exchange for Shares (and Rights, if applicable), pursuant to the Offer and cash in lieu of fractional shares of Western Resources Common Stock will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering ADT Shareholders for the purpose of receiving Western Resources Common Stock, the Cash Consideration and cash to be paid in lieu of fractional shares of Western Resources Common Stock from Western Resources and transmitting such Western Resources Common Stock and cash to tendering ADT Shareholders. Under no circumstances will interest with respect to fractional shares be paid by Western Resources by reason of any delay in making such exchange.

  If any tendered Shares are not accepted for exchange pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unexchanged Shares will be returned without expense to the tendering ADT Shareholder or, in the case of Shares tendered by book-entry transfer of such Shares into the Exchange Agent's account at a Book-Entry Transfer Facility pursuant to the procedures set forth below under "--Procedure for Tendering," such Shares will be credited to an account maintained within such Book-Entry Transfer Facility as soon as practicable following expiration or termination of the Offer.

CASH IN LIEU OF FRACTIONAL SHARES OF WESTERN RESOURCES COMMON STOCK

  No certificates representing fractional shares of Western Resources Common Stock will be issued pursuant to the Offer. In lieu thereof, each tendering shareholder who would otherwise be entitled to a fractional share of Western Resources Common Stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) times the closing price for shares of Western Resources Common Stock on the NYSE Composite Tape on the date such ADT Shareholder's Shares are accepted for exchange by Western Resources.

WITHDRAWAL RIGHTS

  Tenders of Shares (and Rights, if applicable) made pursuant to the Offer are irrevocable, except that Shares (and Rights, if applicable) tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date, and, unless theretofore accepted for exchange and exchanged by Western Resources for the Offer Consideration pursuant to the Offer, may also be withdrawn at any time after May 16, 1997.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus, and must specify the name of the person having tendered the Shares (and Rights, if applicable) to be withdrawn, the number of Shares (and Rights, if applicable) to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares (and Rights, if applicable).

  The signature(s) on the notice of withdrawal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (an "Eligible Institution") unless such Shares (and Rights, if applicable) have been tendered for the account of any Eligible Institution. If Shares (and Rights, if applicable) have been tendered pursuant to the procedures for book-entry tender as set forth below under "-- Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares (and Rights, if applicable) and must otherwise comply with such Book-Entry Transfer Facility's procedures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares (and Rights, if applicable) withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Western Resources, in its sole discretion, which determination shall be final and binding. Neither Western Resources, the Exchange Agent, the Information Agent, the Dealer Managers nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Shares (and Rights, if applicable) properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares (and Rights, if applicable) may be retendered by following one of the procedures described under "-- Procedure for Tendering" at any time prior to the Expiration Date.

  A withdrawal of Shares shall also constitute a withdrawal of the associated Rights. Rights may not be withdrawn unless the associated Shares are also withdrawn.

PROCEDURE FOR TENDERING

  For an ADT Shareholder validly to tender Shares (and Rights, if applicable) pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and either certificates for tendered Shares (and Rights, if applicable) must be received by the Exchange Agent at such address or such Shares (and Rights, if applicable) must be tendered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such tender received (such confirmation, a "Book-Entry Confirmation")), in each case prior to the Expiration Date, or
(ii) such ADT Shareholders must comply with the guaranteed delivery procedure set forth below.

  The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Exchange Agent, and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares (and Rights, if applicable) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Western Resources may enforce such agreement against such participant.

  ADT Shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares, unless the Rights Plan Condition has been satisfied or waived. Unless the ADT Distribution Date occurs, a tender of Shares will constitute a tender of the associated Rights. If the ADT Distribution Date occurs and separate certificates representing the Rights are distributed by ADT or the Rights Agent to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Exchange Agent, or, if available, a Book-Entry Confirmation received by the Exchange Agent with respect thereto, in order for such Shares to be validly tendered. If the ADT Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a shareholder receiving the certificates for Rights by use of the guaranteed delivery procedure described below. If Rights certificates are distributed but are not available to a shareholder prior to the time Shares are tendered pursuant to the Offer, a tender of Shares constitutes an agreement by the tendering shareholder to deliver to the Exchange Agent pursuant to the guaranteed delivery procedure described below, prior to the expiration of the period to be specified in the Notice of Guaranteed Delivery and the related Letter of Transmittal for delivery of Rights certificates or a Book-Entry Confirmation for Rights (the "Rights Delivery Period"), Rights certificates representing a number of Rights equal to the number of Shares tendered. Western Resources reserves the right to require that it receive such Rights certificates (or a Book-Entry Confirmation with respect to such Rights) prior to accepting Shares for exchange.

  Nevertheless, Western Resources will be entitled to accept for exchange Shares tendered by a shareholder prior to receipt of the Rights certificates required to be tendered with such Shares or a Book-Entry Confirmation with respect to such Rights and either (i) subject to complying with applicable rules and regulations of the Commission, withhold payment for such Shares pending receipt of the Rights certificates or a Book-Entry Confirmation for such Rights or (ii) exchange Shares accepted for exchange pending receipt of the Rights certificates or a Book-Entry Confirmation for such Rights in reliance upon the guaranteed delivery procedure described below. In addition, after expiration of the Rights Delivery Period, Western Resources may instead elect to reject as invalid a tender of Shares with respect to which Rights certificates or a Book-Entry Confirmation for an equal number of Rights have not been received by the Exchange Agent. Any determination by Western Resources to make payment for Shares in reliance upon such guaranteed delivery procedure or, after expiration of the Rights Delivery Period, to reject as invalid, shall be made, subject to applicable law, in the sole and absolute discretion of Western Resources.

  The Exchange Agent will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of the mailing of the final Prospectus, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of the Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Exchange Agent's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facilities, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one or more of its addresses set forth on the back cover of this Prospectus prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. No assurance can be given, however, that book-entry delivery of Rights will be available. If book-entry delivery is not available, a tendering shareholder will be required to tender Rights by means of delivery of Rights certificates or pursuant to the guaranteed delivery procedure set forth below.

  No signature guarantee is required on the Letter of Transmittal in cases where (a) the Letter of Transmittal is signed by the registered holder(s) of the Shares (including any participant in one of the Book-Entry Transfer Facilities whose name appears on a security position listing as the owner of Shares) tendered therewith and such holder(s) have not completed the instruction entitled "Special Issuance Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. Otherwise, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If the certificates for Shares or Rights (if any) are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unexchanged Shares or Rights (if any) are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH CONSIDERATION AND CASH RECEIVED IN LIEU OF FRACTIONAL SHARES OF WESTERN RESOURCES COMMON STOCK, A SHAREHOLDER MUST PROVIDE THE EXCHANGE AGENT WITH HIS OR HER CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER SUCH SHAREHOLDER IS SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. CERTAIN SHAREHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE SHAREHOLDER MUST SUBMIT A FORM W-8, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL'S EXEMPT STATUS.

  If an ADT Shareholder desires to tender Shares (and Rights, if applicable) pursuant to the Offer and such shareholder's certificates are not immediately available or such shareholder cannot deliver the certificates and all other required documents to the Exchange Agent prior to the Expiration Date or such shareholder cannot complete the procedure for book-entry transfer on a timely basis, such Shares (and Rights, if applicable) may nevertheless be tendered, provided that all of the following conditions are satisfied:

    (a) such tenders are made by or through an Eligible Institution;

    (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Western Resources, is received by the Exchange Agent as provided below on or prior to the Expiration Date; and

    (c) the certificates for all tendered Shares (or a confirmation of a book-entry transfer of such securities into the Exchange Agent's account at a Book-Entry Transfer Facility as described above), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

  In all cases, exchanges of Shares (and Rights, if applicable) tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of certificates for Shares (and Rights, if applicable) (or timely confirmation of a book-entry transfer of such securities into the Exchange Agent's account at a Book-Entry Transfer Facility as described above), properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) thereof), or an Agent's Message in connection with a book-entry transfer, and any other required documents. Accordingly, tendering ADT Shareholders may be paid at different times depending upon when certificates for Shares (and Rights, if applicable) or confirmations of book-entry transfers of such Shares (and Rights, if applicable) are actually received by the Exchange Agent.

  By executing a Letter of Transmittal as set forth above, the tendering ADT Shareholder irrevocably appoints designees of Western Resources as such shareholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares (and Rights, if applicable) tendered by such shareholder and accepted for exchange by Western Resources and with respect to any and all other Shares (and Rights, if applicable) and other securities issued or issuable in respect of the Shares (and Rights, if applicable) on or after March 17, 1997. Such appointment is effective, and voting rights will be affected, when and only to the extent that Western Resources deposits the shares of Western Resources Common Stock and Cash Consideration for Shares tendered by such shareholder with the Exchange Agent. All such proxies shall be considered coupled with an interest in the tendered Shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies given by such shareholder will be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). Western Resources' designees will, with respect to the Shares for which the appointment is effective, be empowered, among other things, to exercise all voting and other rights of such shareholder as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of ADT Shareholders, by written consent in lieu of any such meeting or otherwise. Western Resources reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Western Resources' exchange of such Shares, Western Resources must be able to exercise full voting rights with respect to such Shares.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Shares (and Rights, if applicable) will be determined by Western Resources, in its sole discretion, which determination shall be final and binding. Western Resources reserves the absolute right to reject any and all tenders of Shares (and Rights, if applicable) determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of Western Resources' counsel, be unlawful. Western Resources also reserves the absolute right to waive any of the conditions of the Offer (other than the Western Resources Shareholder Approval Condition, the Regulatory Approval Condition and the condition relating to the effectiveness of the Registration Statement), or any defect or irregularity in the tender of any Shares (and Rights, if applicable). No tender of Shares (and Rights, if applicable) will be deemed to have been validly made until all defects and irregularities in tenders of Shares have been cured or waived. Neither Western Resources, the Exchange Agent, the Information Agent, the Dealer Managers nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification. Western Resources' interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

  The tender of Shares and Rights (if any) pursuant to any of the procedures described above will constitute a binding agreement between the tendering ADT Shareholder and Western Resources upon the terms and subject to the conditions of the Offer.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain federal income tax consequences of the Offer and the Amalgamation and represents the opinion of Sullivan & Cromwell, counsel to Western Resources. It does not address any tax consequences of the Offer and the Amalgamation to persons who exercise dissenters' rights, if any, to the Amalgamation. This summary may not apply to certain classes of persons subject to special tax treatment, such as foreign persons, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, persons who acquired Shares pursuant to the exercise of employee stock options or rights or otherwise as compensation and persons who hold Shares as part of a straddle or conversion transaction. This summary is based upon laws, regulations, rulings and decisions, all of which are subject to change (possibly with retroactive effect), and no ruling has been or will be requested from the Internal Revenue Service (the "Service") on the tax consequences of the Offer and the Amalgamation.

  The exchange of Shares for Western Resources Common Stock and cash pursuant to the Offer and Amalgamation will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. In general, for U.S. federal income purposes, each ADT Shareholder will realize gain or loss equal to the difference between (x) the amount of cash and the fair market value of the shares Western Resources Common Stock received and (y) the ADT Shareholder's adjusted tax basis in the Shares exchanged therefor. Such gain or loss will be capital gain or loss if the ADT Shareholder holds the Shares as a capital asset and will be long-term gain or loss if the ADT Shareholder's holding period for the Shares is more than one year. The ADT Shareholder will have a tax basis in the Western Resources Common Stock received equal to the fair market value thereof and the shareholder's holding period for the Western Resources Common Stock will begin on the day following the date of the exchange.

  This summary does not address state, local or foreign tax consequences of the Offer and the Amalgamation. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the Offer and the Amalgamation to such holder.

EFFECT OF OFFER ON MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

  The exchange of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

  The Shares are listed and principally traded on the NYSE and are also listed on the LSE, the BSX and the FSE. Depending upon the number of Shares acquired pursuant to the Offer, following consummation of the Offer, the Shares may no longer meet the requirements of such exchanges for continued listing. For example, published guidelines of the NYSE indicate that the NYSE would consider delisting the outstanding Shares if, among other things, (i) the number of publicly held Shares (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10% or more) should fall below 600,000, (ii) the number of record holders of 100 or more Shares should fall below 1,200 or (iii) the aggregate market value of publicly held Shares should fall below $5 million.

  According to the ADT Proxy Statement, there were, as of February 28, 1997, 141,688,697 Shares outstanding, including 3,182,787 Shares which were owned by a subsidiary of ADT. According to the ADT 1995 Form 10-K, there were, as of February 29, 1996, 15,519 holders of record of Shares.

  If such exchanges were to delist the Shares, the market therefor could be adversely affected. It is possible that the Shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through the National Association of Securities Dealers, Inc., Automated Quotations System ("Nasdaq") or by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of Shares under the Exchange Act, as described below, and other factors.

  The Shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending on factors similar to those described above with respect to listing and market quotations, following consummation of the Offer the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

  The Shares are currently registered under the Exchange Act. Such registration may be terminated by ADT upon application to the Commission if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by ADT to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to
Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of ADT and persons holding "restricted securities" of ADT to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities."

  According to the ADT Form 8-A, the Rights currently are registered under the Exchange Act and are listed on the NYSE and the LSE, but currently are attached to the outstanding Shares and are not separately transferable.

PURPOSE OF THE OFFER; THE AMALGAMATION

  The purpose of the Offer is to enable Western Resources to obtain control of ADT. Western Resources presently intends, following consummation of the Offer, to propose and seek to have ADT effect the Amalgamation. In the Amalgamation, each outstanding Share (other than Shares owned by Western Resources or any of its affiliates, Shares held in the treasury of ADT (if ADT is so authorized) or by any subsidiary of ADT and Shares owned by ADT Shareholders who perfect appraisal rights under Bermuda law) would be cancelled in exchange for the right to receive the Offer Consideration. Assuming the Minimum Tender Condition and the Rights Plan Condition are satisfied and Western Resources consummates the Offer, Western Resources believes it would have sufficient voting power to effect the Amalgamation without the vote of any other shareholder of ADT. See "The Amalgamation--Appraisal Rights."

  The Amalgamation will be subject to certain conditions, including the consent of the Minister of Finance. As soon as practicable following the acceptance of Shares by Western Resources pursuant to the Offer, the newly elected ADT Board presently intends to cause all necessary actions to be taken to seek the consent of the Minister of Finance to the Amalgamation. Western Resources has no reason to believe that the Minister of Finance will not grant approval for the Amalgamation; however, there can be no assurance that the Minister of Finance would grant his consent to the Amalgamation. An adverse decision by the Minister of Finance may not be subject to appeal or review in any court. Western Resources also presently intends to condition the Amalgamation upon holders of not more than 5% of the outstanding Shares at the effective time of the Amalgamation perfecting appraisal rights with respect to the Amalgamation pursuant to Section 106(6) of the Companies Act. See "Appraisal Rights."

ADT BYE-LAWS AND PROVISIONS OF THE UNITED KINGDOM CITY CODE

  Following their election, the Western Resources Nominees do not currently intend to serve notice pursuant to Bye-Law 104 or Bye-Law 46 of the ADT Bye-Laws upon Western Resources or any affiliate of Western Resources who, following consummation of the Offer, owns 30% or more of the Shares. Thus, in the event that the Western Resources Nominees are elected at the ADT Special Meeting, Western Resources believes that Bye-Law 104 and Bye-Law 46 should not apply to Western Resources or its affiliates and the ADT Bye-Law Condition should, therefore, be satisfied.

  Pursuant to Bye-Law 104(1)(A) of the ADT Bye-Laws, where any person is or becomes "interested" in Shares, whether as a result of one transaction or a series of transactions, in circumstances in which such person would be obligated to make an offer to shareholders of ADT or to the holders of every class of securities convertible into, or of rights to subscribe for, share capital of ADT under the Rules of the City Code on Take-overs and Mergers of the United Kingdom of Great Britain and Northern Ireland, as amended (the "City Code"), the ADT Board may require such person to make an offer under the City Code as if the City Code applied to ADT but so references in the City Code to the "Panel" are construed as if they were references to the ADT Board. Rule 9 of the City Code, as it is applied by the ADT Bye-Laws, provides that, except with the consent of the ADT Board, when any person (and persons acting "in concert" with such person) acquires shares which carry 30% or more of the voting rights of a company, such person must make an offer for all shares of that class (whether voting or non-voting). The offer must be for cash or offer a cash alternative, in each case at not less than the highest price paid (in cash or otherwise) for shares of the same class by the offeror, or anyone acting in concert with the offeror, during the offer period and within the 12 months prior to commencement of the offer.

  Pursuant to Bye-Law 104(3) of the ADT Bye-Laws, where any person is interested, whether as a result of a series of transactions over a period of time or not, in 30% or more of the outstanding Shares, the ADT Board may demand that a cash offer for all of the outstanding voting or non-voting securities of ADT be made if the ADT Board determines that an offer pursuant to Bye-Law 104(1)(A) of the ADT Bye-Laws is not expedient or if a person required to make such an offer fails to do so. Pursuant to Bye-Law 104(4) of the ADT Bye-Laws, if the ADT Board serves a notice under Bye-Law 104(3) of the ADT Bye-Laws, the ADT Board may also require that the offeror offer to purchase securities of ADT convertible into voting or non-voting shares of ADT on terms considered "fair and reasonable" by the ADT Board in its sole discretion. Such offer must be made within 30 days of the demand.

  Unless the ADT Board otherwise agrees, an offer for each class of ADT capital stock under Bye-Laws 104(3) and 104(4) of the ADT Bye-Laws must be for cash or must offer a cash alternative at not less than the highest price paid by the offeror or any person acting in concert with it for shares of such class within the preceding 12 months. Such offer must remain open for at least 14 days after the date on which it becomes unconditional as to acceptances, and in the case of an offer under Bye-Law 104(3), must provide that all shares will be purchased within 21 days of the offer becoming unconditional in all respects.

  Subject to any rights or restrictions attached to any class of capital stock of ADT, at any meeting of ADT, an ADT Shareholder present in person or by proxy is entitled, on a poll, to one vote for each Share held by such ADT Shareholder. Pursuant to Bye-Law 46 of the ADT Bye-Laws, an ADT Shareholder is not entitled (except as a proxy for another ADT Shareholder) to be present or to vote at any meeting if such ADT Shareholder received a notice under Bye-Law 104 stating that upon failure to make an offer pursuant to Bye-Law 104 before a period of not less than 28 days from the date of service of such notice the ADT Shareholder would not be entitled to vote and the ADT Shareholder upon whom such notice was served (i) fails to make such an offer within the period so specified, or (ii) having made such an offer or acquired shares of ADT in contravention of a notice served under Bye-Law 104 of the ADT Bye-Laws, fails to remedy such noncompliance.

  Neither Western Resources nor any of its subsidiaries are presently "interested" in 30% or more of the outstanding Shares of ADT. Therefore, the provisions of Bye-Law 104 do not presently apply to Western Resources or its subsidiaries. If elected, the Western Resources Nominees intend to take all actions necessary and desirable to facilitate consummation of the Offer and the Amalgamation, including, among other things, not invoking the provisions of Bye-Law 104 or Bye-Law 46 of the ADT Bye-Laws in connection with the acquisition of Shares by Western Resources pursuant to the Offer or otherwise.

  The foregoing does not purport to be a complete description of Bye-Law 104 or Bye-Law 46 of the ADT Bye-Laws. ADT Shareholders are urged to, and should, read Bye-Law 104 and Bye-Law 46 of the ADT Bye-Laws, copies of which are included herein as Schedules C and D, respectively.

CONDITIONS OF THE OFFER

  Minimum Tender Condition. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which, together with Shares owned by Western Resources and its affiliates, will constitute at least a majority of the total number of outstanding Shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Shares had been so converted, exercised or exchanged) as of the date the Shares are accepted for exchange by Western Resources pursuant to the Offer. Based upon information set forth in the ADT Proxy Statement, as of February 28, 1997, there were 141,688,697 Shares outstanding, including 3,182,787 Shares which were owned by a subsidiary of ADT. Assuming conversion of all of the LYONs and the exercise of 18,572,518 options for Shares (disclosed in the 1996 ADT Proxy Statement), approximately 182,174,753 Shares are expected to be outstanding immediately prior to the consummation of the Offer. Westar Capital owns 38,287,111 Shares, or approximately 27% of the outstanding Shares, including 14,115 Shares issuable upon exchange of 500 LYONs, which are exchangeable for Shares at a rate of 28.23 Share per LYON. Based on the foregoing, Western Resources believes that the Minimum Tender Condition would be satisfied if at least an aggregate of 52,800,267 Shares (or 29%) of the Shares expected to be outstanding immediately prior to the consummation of the Offer had been validly tendered pursuant to the Offer and not withdrawn. Western Resources reserves the right (but shall not be obligated), subject to the rules and regulations of the Commission, to waive or amend the Minimum Tender Condition and to exchange fewer than such number of Shares as would satisfy the Minimum Tender Condition pursuant to the Offer; provided, however, that, in the event of such waiver or amendment, the Offer shall expire no sooner than ten business days from the date of such waiver or amendment.

  Western Resources Shareholder Approval Condition. The Offer is conditioned, among other things, upon the satisfaction of the Western Resources Shareholder Approval Condition. Pursuant to the rules of the NYSE (on which the Western Resources Common Stock is listed), the issuance of Western Resources Common Stock pursuant to the Offer and the Amalgamation must be approved by the holders of a majority of the shares of Western Resources Common Stock and Western Resources Preferred Stock ("Western Resources Voting Stock"), voting as a single class, voted at a meeting of such holders at which the total number of votes cast represents over 50% in interest of all shares of Western Resources Voting Stock outstanding on the applicable record date. In addition, pursuant to the Western Resources Articles, approval by the holders of a majority of the shares of Western Resources Voting Stock, voting as a single class, is required to amend the Western Resources Articles to increase the number of shares of Western Resources Common Stock authorized for issuance taking into account the terms of the Offer. Western Resources intends to seek such approvals at the Western Resources Special Meeting to be held on or about April 24, 1997.

  ADT Shareholder Approval Condition. The Offer is conditioned upon, among other things, the satisfaction of the ADT Shareholder Approval Condition. As more fully set forth in the Western Resources Proxy Statement, on December 18, 1996, Westar Capital deposited the Requisition with ADT, pursuant to Section 74 of the Companies Act and Bye-Law 42 of the ADT Bye-Laws, requiring the ADT Board to convene the ADT Special Meeting so that ADT Shareholders will have the opportunity to vote on the Western Resources Proposals and thereby satisfy the ADT Shareholder Approval Condition. Under the Companies Act and the ADT Bye-Laws, the ADT Board is required to convene the ADT Special Meeting. In the event that the ADT Board does not within twenty-one days from the date of the deposit of the Requisition convene the ADT Special Meeting, Westar Capital may itself convene the ADT Special Meeting. Westar Capital originally requested that the date of the ADT Special Meeting be February 18, 1997; however, on January 7, 1997, ADT announced that it had scheduled the ADT Special Meeting for July 8, 1997. Westar Capital has commenced litigation challenging the July 8, 1997 meeting date and is seeking relief to compel the ADT Board to hold the ADT Special Meeting on a date 30 days subsequent to the date the Western Resources Proxy Statement is first distributed to ADT Shareholders. See "The ADT Special Meeting" and "Litigation."

  At the ADT Special Meeting, ADT Shareholders will vote on each of the Western Resources Proposals, as more fully described herein. See "The ADT Special Meeting." Only persons entered in the register of members of ADT as holders of Shares at the time of the ADT Special Meeting will be entitled to vote at such meeting unless the ADT Board sets a record date for the ADT Special Meeting. In the event the ADT Board sets a record date for the ADT Special Meeting, only holders of Shares at the close of business on such record date will be entitled to vote at the ADT Special Meeting. Each Share is entitled to one vote upon each matter presented at the ADT Special Meeting. Holders of ADT Preferred Stock, if any, are not entitled to vote on any of the Western Resources Proposals. Pursuant to Bye-Law 43 of the ADT Bye-Laws, at any general meeting of ADT not fewer than two holders of Shares present, either in person or by proxy, constitute a quorum for the transaction of business. Each of the Western Resources Proposals may be approved by the affirmative vote of a majority of Shares voted at the ADT Special Meeting.

  Rights Plan Condition. The Offer is conditioned upon, among other things, the satisfaction of the Rights Plan Condition. The Rights Plan Condition may be satisfied in several ways, including the following: (i) the current ADT Board may (a) redeem the Rights or (b) amend the Rights Agreement (x) so that the Rights would not be triggered by the Offer and the Amalgamation or (y) to eliminate the effects of the Rights Agreement Amendments so that, following the satisfaction of the ADT Shareholder Approval Condition, the newly elected

ADT Board may, subject to its fiduciary obligations, take such actions as may be necessary with respect to the Rights so that they would not be triggered by the Offer and the Amalgamation, (ii) Western Resources may be successful in its litigation seeking, among other things, the invalidation of the Rights or an injunction requiring the ADT Board to redeem the Rights, or (iii) Western Resources may be successful in its litigation seeking invalidation of the Rights Agreement Amendments and, following satisfaction of the ADT Shareholder Approval Condition, the newly elected ADT Board may, subject to its fiduciary obligations, take such actions as may be necessary with respect to the Rights so that they would not be triggered by the Offer and the Amalgamation. See "Litigation."

  Western Resources believes that the Rights Agreement Amendments are illegal under Bermuda law and that the Court will find such amendments invalid. Western Resources has requested that the Court grant judicial relief with respect to the Rights Agreement Amendments prior to the ADT Special Meeting. If such relief has not been granted prior to the date of the ADT Special Meeting, it is possible that the Western Resources Nominees, once elected, would be unable to redeem the Rights or amend the Rights Agreement. In this circumstance, the Rights Plan Condition may not be capable of satisfaction and the Offer may not be consummated.

  Set forth below is certain additional information concerning the Rights.

  Rights Agreement

  On November 4, 1996, the ADT Board declared a dividend of one Series A First Preference Share Purchase Right for each Share in issue at the close of business on November 15, 1996 and the issuance of one Right with respect to each Share issued after such date but prior to the Distribution Date (as defined below).

  The terms of the Rights are set forth in the Rights Agreement. The following description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement which is further described and filed as an exhibit to the ADT Form 8-A.

  After the Distribution Date, each Right entitles the holder thereof to purchase from ADT one hundredth of a Series A First Preference Share at a price of $90 (the "Purchase Price"), subject to adjustment for dilution. The Rights are not exercisable and will not separate from the Shares until the Distribution Date which occurs on the earlier to occur of (i) the close of business on the tenth day (or such later date as may be designated by a majority of the Continuing Directors (as defined below)) following the date of the first public announcement that a person (other than certain persons described below) has become an Acquiring Person (such date of public announcement being a "Share Acquisition Date") or (ii) the close of business on the tenth business day (or such later date as may be designated by a majority of the Continuing Directors) following the commencement of a tender or exchange offer which would result in the person making the tender or exchange offer becoming an Acquiring Person. None of ADT, a subsidiary of ADT, an employee benefit plan of ADT or of any of its subsidiaries or any person organized, appointed or established by ADT or any of its subsidiaries for or pursuant to such a plan may be considered an Acquiring Person. In addition, a person (together with its affiliates and associates) (a "Grandfathered Person") owning 15% or more of the issued and outstanding Shares (such person's share percentage being a "Grandfathered Percentage") is not an Acquiring Person if such person acquired its Shares prior to 5:00 p.m., Eastern time, on November 4, 1996, provided that such Grandfathered Person will become an Acquiring Person if its Grandfathered Percentage increases. Under this formulation, each of Western Resources and Westar Capital is a "Grandfathered Person."

  A "Continuing Director" was originally defined under the Rights Agreement to be any member of the ADT Board who, while such person is a member of the ADT Board, is not an Acquiring Person (or an affiliate or associate thereof) or a representative or nominee of an Acquiring Person or of any such affiliate or associate and either (i) was a member of the ADT Board immediately prior to the time any person becomes an Acquiring Person or (ii) subsequently becomes a member of the ADT Board, if such person's nomination for election or election to the ADT Board is recommended or approved by a majority of the Continuing Directors.

  The Rights Agreement Amendments change the "Continuing Directors" definition under the Rights Agreement to exclude any person elected to the ADT Board as a result of a proxy solicitation or similar shareholder initiative.

  After any person becomes an Acquiring Person, each Right (other than Rights beneficially owned by an Acquiring Person and its affiliates and associates, or transferees thereof) will entitle the holder thereof to purchase, for the Purchase Price, Shares having a market value equal to twice the Purchase Price.

  In the event that, after a Share Acquisition Date, (i) ADT consolidates, amalgamates, or otherwise combines with any other person and ADT is either not the continuing or surviving corporation or the Shares are changed or exchanged or (ii) ADT or one of its subsidiaries sell, or otherwise transfer, assets or earning power aggregating more than 50% of the assets or earning power of ADT and its subsidiaries taken as a whole, each Right will entitle the holder thereof to purchase, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale having a market value equal to twice the Purchase Price.

  The Rights may be redeemed at a redemption price of $.01 per Right at any time prior to the earlier of (i) the close of business on the tenth day following the Share Acquisition Date (or such later date as a majority of the Continuing Directors may designate prior to such time as the Rights are no longer redeemable) and (ii) November 14, 2005. If the Rights are to be redeemed on or after the Share Acquisition Date or after there has been a change in the majority of the directors on the ADT Board as a result of a proxy or consent solicitation and a participant in such solicitation has stated that such person intends to take, or may consider taking, any action which would result in such person becoming an Acquiring Person or would result in the occurrence of any of the events specified in the immediately preceding paragraph, a majority of the Continuing Directors will be required to authorize such redemption.

  The Rights Agreement may be amended in any respect prior to the Distribution Date. After the Distribution Date, the Rights Agreement may be amended in certain respects, if such amendments would not adversely affect the interest of the holders of Rights (other than the Acquiring Person and any of its affiliates or associates). After an Acquiring Person has become such, to be effective, any amendment must be approved by a majority of the Continuing Directors.

  Unless previously redeemed in accordance with the terms of the Rights Agreement, the Rights will expire on November 14, 2005.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group of persons that attempts to acquire ADT in a manner which causes the Rights to become exercisable.

  ADT Bye-Law Condition. The Offer is conditioned upon Western Resources and Westar Capital being satisfied, in their reasonable discretion, that the provisions of Bye-Law 104 and Bye-Law 46 of the ADT Bye-Laws do not and will not apply to Western Resources, Westar Capital or the acquisition of Shares pursuant to the Offer so as (a) to require Western Resources or Westar Capital to comply with the provisions of Bye-Law 104 of the ADT Bye-Laws or (b) to prevent Western Resources, Westar Capital or any of their affiliates from voting Shares owned by any of them at any time. Neither Western Resources nor any of its subsidiaries are presently "interested" in 30% or more of the outstanding Shares of ADT. Therefore, the provisions of Bye-Laws 104 do not presently apply to Western Resources or its subsidiaries. The ADT Bye-Law Condition will be satisfied following the election of the Western Resources Nominees at the ADT Special Meeting, as the newly elected ADT Board (subject to their fiduciary duties under Bermuda law) will not serve notice pursuant to Bye-Law 104 or Bye-Law 46 of the ADT Bye-Laws upon Western Resources or any affiliate of Western Resources who becomes interested, following consummation of the Offer, in 30% or more of the Shares. Thus, Western Resources believes that in the event the Western Resources Nominees are elected at the ADT Special Meeting, Bye-Law 104 and Bye-Law 46 of the ADT Bye-Laws should not apply to Western Resources or its affiliates and the ADT Bye-Law Condition should be satisfied.

  For a description of Bye-Law 104 and Bye-Law 46, see "The Offer--ADT Bye-Laws and Provisions of the United Kingdom City Code" and "Comparison of the Rights of Holders of Shares and Western Resources Common Stock." ADT Shareholders are urged to, and should, read Bye-Law 104 and Bye-Law 46, copies of which are included herein as Schedules C and D, respectively.

  Republic Warrant Condition. The Offer is conditioned upon, among other things, the receipt by Westar Capital of a final judgment from a court of competent jurisdiction declaring the Republic Warrant invalid or the expiration of the Republic Warrant prior to the Expiration Date without having been exercised. On December 18, 1996, Western Resources announced that Westar Capital had commenced litigation in the United States District Court for the Southern District of Florida, charging ADT and the ADT Board with breaches of their fiduciary duties to ADT and the ADT Shareholders. Specifically, the complaint alleges, among other things, that the ADT Board breached its fiduciary duty to ADT and the ADT Shareholders when it granted the Republic Warrant without receiving adequate consideration from Republic. Republic is also joined in the lawsuit. See "Litigation."

  Regulatory Approval Condition. The Offer is conditioned upon, among other things, all regulatory approvals required to consummate the Offer (the "Requisite Regulatory Approvals") having been obtained and remaining in full force and effect, all statutory waiting periods in respect thereof having expired and no such approval containing any conditions or restrictions which the Western Resources Board determines will or reasonably could be expected to materially impair the strategic and financial benefits expected to result from the Offer. Western Resources will use its reasonable best efforts to obtain the Requisite Regulatory Approvals. As described below, applications and notices seeking the Requisite Regulatory Approvals have been or will be promptly filed. The Offer cannot proceed in the absence of the Requisite Regulatory Approvals. Although no assurances can be given, Western Resources anticipates that it will receive all regulatory approvals on a timely basis.

  Antitrust. Under the HSR Act, and the Rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Western Resources pursuant to the Offer is subject to the expiration of the statutory waiting period under the HSR Act. On December 23, 1996, Western Resources filed with the Antitrust Division and the FTC a Hart-Scott-Rodino Notification and Report Form with respect to the Offer to acquire up to 100% of the outstanding Shares. On January 23, 1997, the waiting period expired with respect to Western Resources' filing under the HSR Act to acquire ownership of up to 100% of the outstanding Shares.

  Federal and state antitrust enforcement agencies frequently scrutinize, under the antitrust laws, transactions such as Western Resources' acquisition of Shares pursuant to the Offer. At any time before or after Western Resources' acquisition of Shares, any such agency could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by Western Resources or divestiture of substantial assets of Western Resources and/or ADT. Private parties may also bring legal action under the antitrust laws under certain circumstances.

  Based upon an examination of publicly available information relating to the businesses in which both Western Resources and ADT are engaged, Western Resources believes that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or that, if such a challenge is made, Western Resources will prevail.

  The State Corporation Commission of the State of Kansas. Western Resources is subject, as an operating electric and natural gas utility, to the jurisdiction of the KCC with respect to the issuance of certain securities and indebtedness. On February 7, 1997, the KCC issued an order granting approval of the issuance of Western Resources Common Stock and debt in connection with the Offer.

  The Antitrust Division, the FTC and the KCC are referred to herein as the "Regulatory Commissions."

  General. Except as set forth above, based upon an examination of publicly available information filed by ADT with the Commission and other publicly available information with respect to ADT, Western Resources is not aware of
(a) any license or regulatory permit which appears to be material to the business of ADT and its subsidiaries, taken as a whole, and which is likely to be adversely affected by Western Resources' acquisition of Shares pursuant to the Offer or (b) any approval or other action by any state, federal or foreign governmental administrative or regulatory agency or authority that would be required prior to the acquisition of Shares pursuant to the Offer. Western Resources presently intends to take such actions with respect to any approvals as will enable it to consummate the Offer. In this regard, Western Resources expressly reserves the right to challenge the validity and applicability of any state, foreign or other statutes or regulations purporting to require approval of the consummation of the Offer.

  There can be no assurance that any license, permit, approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or, if so obtained, when it would be obtained, or that adverse consequences might not result to ADT, Western Resources or their respective businesses in the event of adverse regulatory action or inaction.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, WESTERN RESOURCES HAVING RECEIVED ALL NECESSARY OR DESIRABLE GOVERNMENTAL AND REGULATORY APPROVALS AND CONSENTS FOR THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE OTHER TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING APPROVALS AND CONSENTS FROM THE REGULATORY COMMISSIONS AND SUCH APPROVALS AND CONSENTS HAVING BECOME FINAL ORDERS AND SUCH FINAL ORDERS NOT HAVING IMPOSED TERMS OR CONDITIONS WHICH, IN THE AGGREGATE, WOULD HAVE OR, INSOFAR AS REASONABLY CAN BE FORESEEN, COULD HAVE A MATERIAL ADVERSE EFFECT ON THE BUSINESS, ASSETS, FINANCIAL CONDITION, OR RESULTS OF OPERATIONS OF WESTERN RESOURCES, ADT AND THEIR RESPECTIVE SUBSIDIARIES TAKEN AS A WHOLE.

  Certain Other Conditions of the Offer. Notwithstanding any other provision of the Offer and subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Western Resources' obligation to exchange or return tendered Shares promptly after the termination or withdrawal of the Offer), Western Resources shall not be required to accept for exchange or exchange any Shares, may postpone the acceptance for exchange or exchange for tendered Shares and may, in its sole discretion, terminate or amend the Offer as to any Shares not then exchanged if at the Expiration Date any of the Offer Conditions have not been satisfied or waived or if on or after the date of this Prospectus and on or prior to the Expiration Date any of the following events shall not have occurred:

    (a) The shares of Western Resources Common Stock which shall be issued to the ADT Shareholders in the Offer and the Amalgamation shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    (b) The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission.

    (c) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer and/or the Amalgamation or any of the other transactions contemplated by this Prospectus shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the consummation of the Offer and/or the Amalgamation.

    (d) All required material governmental authorizations, permits, consents, orders or approvals which do not impose terms or conditions that could reasonably be expected to have a material adverse effect on Western Resources and/or ADT have been received.

    (e) There shall not have occurred or been threatened (i) any general suspension of trading in, or limitation on times or prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any significant adverse change in interest rates, the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares, including, without limitation, a decline of at least 10% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from that existing at the close of business on March 13, 1997, (iii) any change in the general political, market, economic, regulatory or financial conditions in the United States or abroad that could, in the reasonable judgment of Western Resources, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of ADT or any of its subsidiaries or the trading in, or value of, the Shares, (iv) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or governmental entity on, or other event that in the reasonable judgment of Western Resources might affect, the extension of credit by banks or other lending institutions,
  (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

    (f) Western Resources shall be satisfied, in its reasonable discretion, that consummation of the Offer and the Amalgamation will not adversely effect Western Resources' status as an exempt holding company under the Public Utility Holding Company Act of 1935.

  The foregoing conditions are for the sole benefit of Western Resources and may be asserted by Western Resources regardless of the circumstances giving rise to any such conditions (including any action or inaction by Western Resources) or may be waived by Western Resources in whole or in part (other than the Western Resources Shareholder Approval Condition, the Regulatory Approval Condition and the condition relating to effectiveness of the Registration Statement). The determination as to whether any condition has been satisfied shall be in the reasonable judgment of Western Resources and will be final and binding on all parties. The failure by Western Resources at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that Western Resources reserves the right to assert the failure of a condition following acceptance for exchange but prior to exchange in order to delay exchange or cancel its obligation to exchange properly tendered Shares, Western Resources will either promptly exchange such Shares or promptly return such Shares.

SOURCE AND AMOUNT OF FUNDS

  Western Resources estimates that the total amount of funds required pursuant to the Offer to purchase for the Cash Consideration the number of Shares outstanding on a fully diluted basis and to pay fees and expenses related to the Offer will be approximately $1.5 billion. See "The Offer--Fees and Expenses." Western Resources plans to obtain the outside funds necessary to finance the Cash Consideration pursuant to credit facilities to be arranged by Chase. Western Resources has received a letter from Chase Manhattan Bank and Chase, dated as of December 17, 1996, as amended and restated as of March 3, 1997, in which they state that they are highly confident that they can arrange credit facilities in the amount necessary to fund payment of the Cash Consideration with Chase Manhattan Bank and other lenders. Their view is based, among other things, upon their review of the terms of the Offer, their understanding of Western Resources and public information regarding ADT, and current conditions in the banking and syndicated loan markets, and such view is subject to certain customary conditions.

CERTAIN DEBT INSTRUMENTS OF ADT OPERATIONS

  It is Western Resources' current view that satisfaction of the ADT Shareholder Approval Condition and the consummation of the Offer would constitute a "change of control" under (a) the LYONs, (b) ADT Operations'

8 1/4% Senior Notes due 2000 (the "8 1/4% Notes"), (c) ADT Operations' 9 1/4% Senior Subordinated Notes due 2003 (the "9 1/4% Notes" and, together with the 8 1/4% Notes, the "Notes"), and (d) the $300,000,000 Credit Agreement, dated as of August 23, 1995, by and among ADT Operations and the Lenders named therein (the "Credit Agreement"). Upon a change of control, (i) a holder of LYONs can require that ADT Operations repurchase such holder's LYON at its accrued value, which at March 13, 1997 was approximately $431.00, (ii) a holder of the Notes can require that ADT Operations repurchase such holder's Note at 101% of its principal amount, and (iii) required lenders under the Credit Agreement can declare borrowings outstanding thereunder due and payable. Additionally, the date on which certain options outstanding under ADT's stock option plans become exercisable may be accelerated by satisfaction of the ADT Shareholder Approved Condition and consummation of the Offer. Although Western Resources and Westar Capital do not believe that these events would materially and adversely impact the financial condition of ADT, the actual impact of such events cannot be presently ascertained and will depend, among other things, on interest rates and future conditions in the credit markets.

RELATIONSHIPS WITH ADT

  Except as set forth herein under the captions "Prospectus Summary-- Background of the Offer" and "Background of the Offer," neither Western Resources nor, to the best of its knowledge, any of the persons listed on Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of ADT. Except as set forth herein, neither Western Resources nor to the best of its knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the last 60 days.

  Except as described herein, neither Western Resources nor, to the best of its knowledge, any of the persons listed on Schedule A hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of ADT, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described herein, there have been no contacts, negotiations or transactions between Western Resources or, to the best of its knowledge, any of the persons listed on Schedule A hereto, on the one hand, and ADT or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither Western Resources nor, to the best of its knowledge, any of the persons listed on Schedule A hereto, has had any transaction with ADT or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

FEES AND EXPENSES

  Western Resources has retained MacKenzie Partners, Inc. ("MacKenzie") to act as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward the Offer materials to beneficial owners of Shares. The Information Agent will be paid a customary fee of up to $250,000 for such services, plus reimbursement of out-of-pocket expenses, and Western Resources will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under federal securities laws.

  Salomon is acting as financial advisor to Western Resources in connection with its effort to acquire ADT, for which services, and for assistance rendered by Salomon in connection with prior purchases of Shares by Westar Capital, Western Resources has agreed to pay Salomon aggregate fees up to a maximum of $5 million (a substantial portion of which is contingent upon the consummation of an acquisition of 50% or more of the Shares of ADT or upon consummation of the Amalgamation).

  Bear Stearns is acting as financial advisor to Western Resources in connection with its effort to acquire ADT, for which services, and for assistance rendered by Bear Stearns in connection with prior purchases of Shares by Westar Capital, Western Resources has agreed to pay Bear Stearns aggregate fees up to a maximum of $4.3 million (a substantial portion of which is contingent upon the consummation of an acquisition of 50% or more of the Shares of ADT or upon consummation of the Amalgamation).

  Chase is acting as financial advisor to Western Resources in connection with its effort to acquire ADT, for which services Western Resources has agreed to pay Chase aggregate fees up to a maximum of $1.5 million (a substantial portion of which is contingent upon the consummation of an acquisition of 50% or more of the Shares of ADT or upon consummation of the Amalgamation).

  In addition to the compensation set forth above, Western Resources has agreed to reimburse each of the Dealer Managers for its reasonable travel and other out-of-pocket expenses. Western Resources has also agreed to reimburse each of the Financial Advisors for necessary and reasonable attorney's fees incurred in connection with its engagement, and has agreed to indemnify each of Salomon, Bear Stearns, Chase and certain related persons and entities against certain liabilities and expenses in connection with each Dealer Manager's engagement, including certain liabilities under the federal securities laws. In connection with each of Salomon's, Bear Stearns' and Chase's engagement as financial advisor, Western Resources anticipates that certain employees of Salomon, Bear Stearns and Chase may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are ADT Shareholders for the purpose of assisting in the Proxy Solicitation. Neither Salomon, Bear Stearns or Chase will receive any fee for or in connection with such solicitation activities by its employees apart from the fees it is otherwise entitled to receive as described above.

  In addition to the fees to be received by each of Salomon, Bear Stearns and Chase in connection with its engagement as financial advisor to Western Resources, each of Salomon, Bear Stearns and Chase has in the past rendered various investment banking and financial advisory services for Western Resources for which each has received customary compensation.

  Western Resources will pay the Exchange Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Western Resources will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Managers and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Western Resources for customary mailing and handling expenses incurred by them in forwarding material to their customers.

ACCOUNTING TREATMENT

  Western Resources will account for the acquisition of Shares pursuant to the Offer and the Amalgamation using the purchase method of accounting. Accordingly, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. ADT's financial position and results of operations will not be included in Western Resources' consolidated accounts prior to the consummation date of the Amalgamation.

STOCK EXCHANGE LISTING

  The Western Resources Common Stock is listed on the NYSE. Application will be made to list the Western Resources Common Stock to be issued pursuant to the Offer and the Amalgamation on the NYSE. As described above under "The Offer--Conditions of the Offer--Western Resources Shareholder Approval Condition," pursuant to the rules of the NYSE, the issuance of Western Resources Common Stock in the Offer and the Amalgamation must be approved by the holders of a majority of the shares of Western Resources Voting Stock, voting as a single class, voted at a meeting of such holders at which the total number of votes cast represents over 50% in interest of all shares of Western Resources Voting Stock outstanding on the applicable record date.

                               THE AMALGAMATION

GENERAL

  If the Western Resources Offer is consummated following the ADT Special Meeting, then it is also presently intended that the newly elected ADT Board will, in accordance with its fiduciary duties, (i) propose an amendment to the ADT Bye-Laws providing that an amalgamation of ADT may be approved by the affirmative vote of a simple majority of those Shares voted at a general meeting of ADT, (ii) propose and approve the Amalgamation Agreement, containing customary terms and conditions, pursuant to which a newly created subsidiary of Western Resources incorporated under the laws of Bermuda will amalgamate with and into ADT, with the amalgamated company operating under the name of ADT, and ADT Shareholders (other than Western Resources and ADT and their respective affiliates and ADT Shareholders who perfect appraisal rights under Bermuda law) will receive the Offer Consideration in exchange for the cancellation of each Share, and (iii) take all other actions as may be necessary to effect the Amalgamation. ADT has not agreed to provide Western Resources with information that might be relevant to the structuring of the Amalgamation. Western Resources therefore reserves the right to change the structure of the Amalgamation upon receipt of such information. See "-- Appraisal Rights." Bye-Law 64 restricts the ability of an ADT director to vote on, or be counted in a quorum to consider, proposals concerning any other company in which the director is the holder of or is beneficially interested in one percent or more of the equity share capital or the voting rights. Bye-Law 64 will not restrict the ability of the Western Resources Nominees to facilitate the consummation of the Offer and the Amalgamation because any interest of the Western Resources Nominees in the equity share capital or voting rights of either Western Resources or Bermuda Sub will be less than one percent.

  Pursuant to the Companies Act, each of the Bye-Law Amendment and the Amalgamation Agreement require the approval of ADT Shareholders in order to take effect. Under Section 77(2) of the Companies Act, approval of the Bye-Law Amendment requires the affirmative vote of a majority of votes cast at a general meeting of ADT. Section 106(4A) of the Companies Act provides in part that, unless a company's bye-laws specifically provide otherwise, an amalgamation of a Bermuda company must be approved by a majority vote of three-fourths of those shareholders voting at a duly called meeting. The ADT Bye-Laws do not currently specify the vote required to approve an amalgamation. Therefore, upon the adoption of the Bye-Law Amendment, approval of the Amalgamation Agreement will also require the affirmative vote of a majority of votes cast at a general meeting of ADT (including Shares owned by Western Resources or its affiliates).

  If the Minimum Tender Condition and other Offer Conditions are satisfied and the Offer is consummated, Western Resources and its affiliates will own a majority of the outstanding Shares. Accordingly, Western Resources and its affiliates will at such time have sufficient voting power in ADT to approve the Bye-Law Amendment and the Amalgamation Agreement independently of the votes of any other ADT Shareholders, and Western Resources presently intends to vote any and all Shares then owned by Western Resources and its affiliates to approve such proposals.

  The Amalgamation will be subject to certain conditions, including the consent of the Minister of Finance. The Western Resources Nominees are committed, subject to the exercise of their fiduciary duties, as soon as practicable following the exchange of Shares by Western Resources pursuant to the Offer, to causing all necessary actions to be taken to seek the consent of the Minister of Finance to the Amalgamation. Western Resources has no reason to believe that the Minister of Finance will not grant approval for the Amalgamation; however, there can be no assurance that the Minister of Finance would grant his consent to the Amalgamation. An adverse decision by the Minister of Finance may not be subject to appeal or review in any court. Western Resources also presently intends to condition the Amalgamation upon holders of not more than 5% of the outstanding Shares at the effective time of the Amalgamation perfecting appraisal rights with respect to the Amalgamation pursuant to Section 106(6) of the Companies Act. See"--Appraisal Rights."

  Rule 13e-3 of the General Rules and Regulations under the Exchange Act, which Western Resources does not believe would be applicable to the Amalgamation as long as the Amalgamation occurred within one year of consummation of the Offer, would require, among other things, that certain financial information concerning

ADT, and certain information relating to the fairness of the proposed transaction and the consideration offered to ADT Shareholders therein, be filed with the Commission and disclosed to ADT Shareholders prior to consummation of the Amalgamation.

  In addition, Western Resources reserves the right to acquire, following the consummation or termination of the Offer, additional Shares through open-market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, upon such terms and at such prices as it shall determine, which may be more or less favorable than those of the Offer. Western Resources and its affiliates also reserve the right to dispose of any or all Shares acquired by them pursuant to the Offer or otherwise, upon such terms and at such prices as they shall determine.

  In connection with the Offer, Western Resources has reviewed, and will continue to review, on the basis of available information, various possible business strategies that it might consider in the event that it acquires all or substantially all of the common equity interest in ADT. Western Resources also intends to conduct a detailed review of ADT and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider which changes, if any, would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in ADT's business, corporate structure, Memorandum of Association, Bye-Laws, capitalization, the ADT Board or management, and consideration of disposition of certain assets or lines of business of ADT.

  Except as noted herein, Western Resources does not have any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, or sale or transfer of a material amount of assets, involving ADT or any of its subsidiaries, or any material changes in ADT's corporate structure or business. However, because Western Resources has not had access to ADT's books and records, additional changes may be made after a full review of ADT's operations is completed.

APPRAISAL RIGHTS

  ADT Shareholders do not have appraisal rights with respect to the Offer.

  However, pursuant to Section 106(6) of the Companies Act, a registered holder of Shares who does not vote in favor of the Amalgamation, if it is proposed and submitted to a vote of ADT Shareholders, and who is not satisfied that he or she has been offered fair value for his or her Shares may, within one month of the giving of the notice of the meeting of ADT Shareholders, apply to the Bermuda Supreme Court to have the fair value of such Shares appraised by the Bermuda Supreme Court. Within one month of the Bermuda Supreme Court appraising the fair value of any Shares, Western Resources shall be entitled either to pay to the dissenting ADT Shareholder an amount equal to the value of his or her Shares as appraised by the Bermuda Supreme Court or to terminate the Amalgamation if the agreement with respect thereto so provides. The Bermuda Supreme Court has wide discretion to assess the value of shares in appraisal proceedings. The Bermuda Supreme Court would likely call on expert evidence and may assess the fair value based on (a) the market value (i.e., the quoted stock market price) of the Shares; (b) a valuation of the net assets of ADT; (c) the earnings or investment value method which would involve the capitalization of maintainable earnings; and/or (d) a combination of these methods.

  A beneficial owner of Shares who is not the registered holder may not assert appraisal rights. If the stock is owned in a fiduciary capacity, such as by a trustee, guardian or custodian, or by a nominee, the notice asserting appraisal rights must be executed by the fiduciary or nominee as the registered holder of the Shares. If the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the notice must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notice for a registered shareholder; however, the agent must identify the registered holder, disclose the fact that, in executing the notice, he is acting as agent for the registered holder and provide evidence of his authority.

  The right of a dissenting shareholder to be paid the fair value of his or her Shares shall cease if the shareholder fails to comply with the procedures set forth in Section 106(6) of the Companies Act, or if the Amalgamation is abandoned for any reason.

  Western Resources presently intends to condition the Amalgamation upon, among other things, holders of not more than 5% of the outstanding Shares perfecting appraisal rights with respect to the Amalgamation.

  The foregoing does not purport to be a complete statement of the procedures to be followed by ADT Shareholders desiring to exercise dissenters' rights and, in view of the fact that exercise of such rights requires adherence to the relevant provisions of the Companies Act, shareholders who desire to exercise appraisal rights are advised to review with care all applicable provisions of law and to obtain legal counsel in Bermuda concerning proper compliance with applicable provisions of the Companies Act. ADT Shareholders are urged to, and should, read Section 106 of the Companies Act, a copy of which is included herein as Schedule E.

                                THE KCPL MERGER

  KCPL is a public utility engaged in the generation, transmission, distribution and sale of electricity to approximately 430,000 customers in western Missouri and eastern Kansas.

  On July 8, 1996, Western Resources commenced the KCPL Offer to exchange shares of Western Resources Common Stock for each outstanding share of KCPL Common Stock. See "The KCPL Merger." It was Western Resources' intent, as soon as practicable after consummation of the KCPL Offer, to seek to merge KCPL with and into Western Resources. Pursuant to the exchange ratio in the KCPL Offer, KCPL shareholders would have received $31.00 of Western Resources Common Stock in exchange for each share of KCPL Common Stock, subject to a maximum of 1.100 and a minimum of 0.933 shares of Western Resources Common Stock for each share of KCPL Common Stock.

  Beginning in November of 1996, members of the respective boards of directors and managements of KCPL and Western Resources began discussions regarding a negotiated transaction between the two companies. Negotiations continued for a period of several weeks. On February 7, 1997, KCPL and Western Resources announced that their respective boards of directors had approved the KCPL Merger Agreement, pursuant to which KCPL will be merged with and into Western Resources and KCPL shareholders will receive $32.00 of Western Resources Common Stock per share of KCPL Common Stock, subject to a maximum of 1.100 and a minimum of 0.917 shares of Western Resources Common Stock per share of KCPL Common Stock (subject to upward adjustment as specified in the KCPL Merger Agreement). As required by the KCPL Merger Agreement, Western Resources terminated the KCPL Offer on February 7, 1997.

  The KCPL Merger, which will be tax-free to KCPL shareholders and is intended to be accounted for as a pooling of interests transaction, will create a combined company with more than 2,000,000 security and energy customers, $9.5 billion in assets, $3 billion in annual revenues and more than 8,000 megawatts of electric generation resources. The KCPL Merger is conditioned upon, among other things, the approvals of each company's shareholders and the necessary review and approvals of various regulatory agencies, principally the KCC, the MPSC, the NRC and the FERC. Western Resources intends to seek the approval of its shareholders at its annual meeting of shareholders, presently scheduled for May 6, 1997. Subject to the receipt of necessary regulatory and other approvals, Western Resources presently anticipates that the KCPL Merger will be completed in the first half of 1998.

  According to a representation of KCPL contained in the Merger Agreement, there were 61,908,726 shares of KCPL Common Stock outstanding on January 28, 1997. Upon consummation of the KCPL Merger, based on the closing share price of Western Resources Common Stock on March 13, 1997, KCPL shareholders will receive approximately 65,761,966 shares of Western Resources Common Stock in the KCPL Merger. This number of shares would represent approximately 35% of the total number of outstanding shares of Western Resources Common Stock, assuming that the Offer and the Amalgamation had previously been completed at an Exchange Ratio of .41494, based on the closing share price of Western Resources Common Stock on March 13, 1997.

                              RECENT DEVELOPMENTS

  On December 12, 1996, Western Resources and ONEOK announced that they had entered into a proposed strategic alliance in which Western Resources will contribute its regulated local natural gas distribution operations, MCMC, and Westar Gas Marketing, and will become the largest shareholder of ONEOK. A division of ONEOK, the Oklahoma Natural Gas Company, provides local natural gas service to 75% of the state of Oklahoma. ONEOK also has interests in natural gas marketing, processing and production.

  In the transaction, which is expected to close in the second half of 1997, Western Resources will receive a 45% equity interest in ONEOK. The equity interest will consist of 2,996,702 shares of ONEOK Common Stock and 19,317,584 shares of ONEOK Preferred Stock. The ONEOK Preferred Stock will pay an annual dividend of up to 1.5 times the ONEOK Common Stock dividend, with a minimum dividend of $1.80 per share. The transaction is expected to be accretive to Western Resources in the first full year.

  As a result of its alliance with Western Resources, ONEOK will become the eighth-largest gas distribution company in the United States, serving almost
1.4 million customers. The strategic alliance will also include a marketing agreement under which Western Resources will provide electric energy products, security products and other unregulated services to ONEOK's existing 735,000 customers. The transaction requires the approval of ONEOK's shareholders, the OCC, the KCC and the Commission. Pursuant to the HSR Act, the transaction may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. Western Resources shareholders will not vote on the transaction.

  On December 31, 1996, Western Resources paid approximately $358 million, subject to certain adjustments, and assumed certain liabilities and obligations, for all of the assets used in, related to or necessary for the operation of the security installation, monitoring and service business currently operated by Westinghouse Security, a subsidiary of Westinghouse. As a result of the acquisition, Westar Security is now the third-largest monitored security company in the United States with over 400,000 customers, offices in many major U.S. markets and direct access to customers in 44 states.

                         BUSINESS OF WESTERN RESOURCES

  Western Resources and its divisions and wholly owned subsidiaries include KPL, a rate-regulated electric and natural gas division of Western Resources, KGE, a rate-regulated utility and wholly owned subsidiary of Western Resources, Westar Capital, Westar Security, Westar Energy, Inc., The Wing Group, Ltd., non-utility subsidiaries, and MCMC, a regulated gas transmission service provider. KGE owns 47% of WCNOC, the operating company for Wolf Creek. Western Resources' non-utility subsidiaries market natural gas primarily to large commercial and industrial customers, provide electronic security services, engage in international large power project development and provide other energy-related products and services.

  Western Resources is engaged principally in the production, purchase, transmission, distribution and sale of electricity and the delivery and sale of natural gas. Western Resources serves approximately 606,000 electric customers in eastern and central Kansas and approximately 650,000 natural gas customers in Kansas and northeastern Oklahoma. On December 12, 1996, Western Resources and ONEOK announced a strategic alliance pursuant to which Western Resources will contribute its regulated local natural gas distribution operations, and MCMC and Westar Gas Marketing, and will become the largest shareholder of ONEOK. See "Prospectus Summary--Recent Developments" and "Recent Developments."

  Westar Capital is a private investment company, wholly owned by Western Resources, with investments in energy-related and technology-oriented businesses. Westar Capital owns 38,287,111 Shares, or approximately 27% of the outstanding Shares, including 500 LYONs exchangeable for Shares at a ratio of
28.23 Shares per LYON.

  Westar Security, which has been operated by Western Resources since December 1995, is a rapidly growing electronic security services business with over 400,000 customer accounts. On December 31, 1996, Western Resources acquired all of the assets of Westinghouse Security. Westar Security is now the third-largest monitored security company in the United States with offices in many major U.S. markets and direct access to customers in 44 states. See "Prospectus Summary--Recent Developments" and "Recent Developments."

  KCPL is a public utility engaged in the generation, transmission, distribution and sale of electricity to approximately 430,000 customers in western Missouri and eastern Kansas. On July 8, 1996, Western Resources made an offer to the shareholders of KCPL to exchange each outstanding share of KCPL Common Stock for $31.00 in Western Resources Common Stock, subject to adjustment. On February 7, 1997, Western Resources terminated the KCPL Offer and announced that it had entered into the KCPL Merger Agreement with KCPL pursuant to which KCPL will merge with and into Western Resources. For further details concerning, and recent developments with respect to, the KCPL Merger, see "Prospectus Summary--The KCPL Merger" and "The KCPL Merger."

  Western Resources was incorporated under the laws of the State of Kansas in 1924. Western Resources' corporate headquarters is located at 818 S. Kansas Avenue, Topeka, Kansas 66612 and its telephone number is (913) 575-6300.

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma combined financial information presents the consolidated balance sheets and statements of income for the following:
(i) Western Resources and ADT, assuming the Amalgamation is accounted for as a purchase; and (ii) Western Resources, ADT and KCPL, assuming the Amalgamation is accounted for as a purchase and the KCPL Merger is accounted for as a pooling of interests.

  ADT's results of operations have been presented for the interim period ended September 30, 1996 and the year ended December 31, 1995, as if the purchase was consummated on September 30, 1996. The unaudited pro forma combined statements of income adjust the historical amounts to reflect the Amalgamation as if it had occurred at the beginning of each respective period. ADT's financial position and operating results reflect the ASH Transaction, which was accounted for by ADT as a pooling of interests. The combined results of Western Resources and KCPL have been presented for each of the last three fiscal years and the most recent interim period ended September 30, 1996.

  The information shown below should be read in conjunction with the consolidated historical financial statements of Western Resources, ADT and KCPL, including ADT's restated financial statements which reflect the ASH Transaction as a pooling of interests, which are incorporated by reference in this Prospectus and the KCPL Prospectus (as defined herein). The following information is being presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have occurred had the Amalgamation and the KCPL Merger been consummated at the beginning of the periods for which the Amalgamation and the KCPL Merger are being given effect, nor is it necessarily indicative of future operating results or financial position.

THE AMALGAMATION

  Western Resources currently owns approximately 38.3 million Shares, or approximately 27% of the outstanding Shares. This represents a $589.4 million investment, at cost, in ADT. Western Resources proposes to acquire the remaining common equity interest of ADT for $22.50 per Share, subject to adjustment as described herein, and account for such acquisition as a purchase. ADT Shareholders would receive $12.50 of value in Western Resources Common Stock, subject to certain limitations, and the balance of the purchase price ($10.00 per Share) would be paid in cash. The pro forma combined balance sheet assumes the recorded amounts of ADT's assets and liabilities approximate their fair values. The preliminary purchase price allocation was made using only publicly available information for ADT and is subject to change. The pro forma combined financial statements do not give effect to any anticipated cost savings or revenue enhancements that may result from the Amalgamation.

  During the first quarter of 1996, ADT recorded a non-cash charge of approximately $744.7 million to recognize the impairment of certain long-lived assets. The impairment charge was largely attributable to reducing the amount of recorded goodwill and had no significant tax effect.

  In September 1996, ADT consummated the ASH Transaction, which is to be accounted for as a pooling of interests. In connection with the ASH Transaction, ADT exchanged 7,034,940 Shares for the entire equity interest in ASH. The unaudited pro forma combined financial statements were prepared utilizing the historical audited financial statements and the unaudited interim financial statements, including the notes thereto, of KCPL and ADT. Certain information was derived from the audited consolidated financial statements of ADT contained in the ADT 1995 Form 10-K, and the unaudited interim financial statements, including the notes thereto, contained in ADT's Quarterly Report on Form 10-Q for the period ended September 30, 1996, and ADT's Current Reports on Form 8-K, dated September 5, 1996, October 21, 1996 and November 12, 1996, relating to the ASH Transaction.

  ADT recently announced that it will record a $60 million net of tax charge to income during the fourth quarter of 1996. The charge is related to an after-tax restructuring charge resulting from its transaction in 1996 with ASH, totaling approximately $110 million and an after-tax gain of approximately $50 million on the sale of a non-strategic asset.

  In November 1996, ADT's Chairman announced a plan to sell ADT's auto auction business. Consistent with ADT's announcement, Western Resources also plans to sell this business following consummation of the Amalgamation since it does not fit into Western Resources' long-term strategic plans and such sale will allow management to focus on the delivery of security and energy services. According to ADT's 1995 Annual Report on Form 10-K, the auto auction business of ADT operates approximately 30 auction centers in the United States. Substantially all of the vehicles sold at ADT auction centers are passenger cars and light trucks. Heavy trucks and industrial vehicles comprise the balance of its sales. Western Resources estimates the sale of these assets should generate approximately $450 million in after-tax proceeds based on an estimated sales price of approximately $500 million.

  This cash sale is assumed to be completed following the closing of the Amalgamation. The estimated fair value of the net proceeds to be received as a result of this sale have been presented as property held for sale on the unaudited pro forma combined balance sheet and a pro forma adjustment to eliminate the operating results of the auto auction business is reflected in the unaudited pro forma combined statements of income. Estimated amounts have been disclosed based on Western Resources' expectation of value. Actual amounts could differ substantially from these estimates.

THE KCPL MERGER

  Terms of the KCPL Merger permit holders of shares of KCPL Common Stock to exchange each share of KCPL Common Stock held for $32.00 of Western Resources Common Stock, subject to certain limitations. Pro forma shares outstanding and related earnings and dividends per share information have been calculated assuming an exchange ratio of 1.06224 based on Western Resources' March 13, 1997 closing stock price of $30.125.

  The KCPL Merger is assumed to generate substantial cost savings. The assumed cost savings have not been reflected in the pro forma combined balance sheet and statements of income. Transaction costs associated with the KCPL Merger including fees for advisors, attorneys and other consultants and incremental direct costs of completing the KCPL Merger are estimated to approximate $60 million. These costs are expected to be expensed in the first reporting period subsequent to the closing of the KCPL Merger to the extent they are required to be paid.

  There are no anticipated changes in either Western Resources' or KCPL's accounting policies as a result of the KCPL Merger. Both companies accrue unbilled revenue for energy delivered at the end of each reporting period, use composite depreciation methods at group rates specified pursuant to regulation and have certain other accounting policies which differ from each other as well as from other commercial enterprises due to the nature of how regulators have allowed certain costs to be recovered from customers.

  Western Resources has joint interests with KCPL in the LaCygne Station and Wolf Creek. These generating facilities represent approximately 23% of Western Resources' total generating capacity, 39% of KCPL's total generating capacity and 29% of the combined company's total generating capacity.

                           WESTERN RESOURCES AND ADT

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                     ASSETS

                                                           PRO FORMA
                           WESTERN                 -----------------------------------
                          RESOURCES       ADT                            TOTAL WESTERN
                         (HISTORICAL) (HISTORICAL) ADJUSTMENTS           RESOURCES/ADT
                         -----------  -----------  -----------           -------------
Current Assets:
  Cash and cash equiva-
   lents................ $      969   $  141,800   $  236,485 (a)(j)      $   379,254
  Accounts receivable
   and unbilled revenues
   (net)................    232,682      261,900      (30,000)(l)             464,582
  Other current assets..    192,024       84,400          --                  276,424
                         ----------   ----------   ----------             -----------
    Total current as-
     sets...............    425,675      488,100      206,485               1,120,260
                         ----------   ----------   ----------             -----------
Property, Plant and
 Equipment, net:
  Utility plant.........  4,349,167          --           --                4,349,167
  Subscriber-systems
   (m)..................        --     1,230,000          --                1,230,000
  Other.................        --       315,000     (170,000)(l)             145,000
                         ----------   ----------   ----------             -----------
    Total property,
     plant and equip-
     ment, net..........  4,349,167    1,545,000     (170,000)              5,724,167
                         ----------   ----------   ----------             -----------
Deferred Charges and
 Other Assets:
  Goodwill, net.........        --       448,600    2,184,200 (b)           2,632,800
  Deferred future income
   taxes................    282,476          --           --                  282,476
  Property held for
   sale.................        --           --       450,000 (l)             450,000
  Other assets..........  1,025,873      163,000     (600,069)(h)             588,804
                         ----------   ----------   ----------             -----------  ---
    Total deferred
     charges and other
     assets.............  1,308,349      611,600    2,034,131               3,954,080
                         ----------   ----------   ----------             -----------
Total Assets............ $6,083,191   $2,644,700   $2,070,616             $10,798,507
                         ==========   ==========   ==========             ===========

                         LIABILITIES AND CAPITALIZATION

                                                           PRO FORMA
                           WESTERN                 -----------------------------------
                          RESOURCES       ADT                            TOTAL WESTERN
                         (HISTORICAL) (HISTORICAL) ADJUSTMENTS           RESOURCES/ADT
                         -----------  -----------  -----------           -------------
Current Liabilities:
  Short-term debt....... $  646,400   $   44,400   $ (589,400)(h)         $   101,400
  Accounts payable......    111,878      160,000          --                  271,878
  Other current liabili-
   ties.................    205,457      203,100          --                  408,557
                         ----------   ----------   ----------             -----------
    Total current lia-
     bilities...........    963,735      407,500     (589,400)                781,835
                         ----------   ----------   ----------             -----------
Other Liabilities and
 Deferred Credits:
  Deferred income tax-
   es...................  1,167,550      147,800       (3,067)(f)           1,312,283
  Deferred investment
   tax credits..........    127,218           --          --                  127,218
  Other.................    448,244      273,700          --                  721,944
                         ----------   ----------   ----------             -----------
    Total other liabili-
     ties and deferred
     credits............  1,743,012      421,500       (3,067)              2,161,445
                         ----------   ----------   ----------             -----------
Capitalization:
  Long-term debt, net...  1,466,526    1,027,600    1,756,400 (c)           4,250,526
  Company-obligated
   mandatorily
   redeemable preferred
   securities...........    220,000          --           --                  220,000
  Preferred and prefer-
   ence stock...........     74,858        4,900          --                   79,758
  Common stock equity...  1,615,060      783,200      906,683 (g)(j)(l)     3,304,943
                         ----------   ----------   ----------             -----------
    Total capitaliza-
     tion...............  3,376,444    1,815,700    2,663,083               7,855,227
                         ----------   ----------   ----------             -----------
Total Liabilities and
 Capitalization......... $6,083,191   $2,644,700   $2,070,616             $10,798,507
                         ==========   ==========   ==========             ===========

  The accompanying Notes to Unaudited Pro Forma Combined Financial Information are an integral part of this statement and should be read in their entirety.

                           WESTERN RESOURCES AND ADT

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                            PRO FORMA
                            WESTERN                 -------------------------------
                           RESOURCES       ADT                        TOTAL WESTERN
                          (HISTORICAL) (HISTORICAL) ADJUSTMENTS       RESOURCES/ADT
                          ------------ ------------ -----------       -------------
Operating Revenues......   $1,481,915   $1,261,600   $(222,800)(l)     $2,520,715
Operating Expenses:
  Cost of Sales.........      463,102      674,200    (202,400)(l)        934,902
  Operations, adminis-
   trative and selling..      573,697      257,500         --             831,197
  Depreciation and amor-
   tization.............      144,752      165,100      37,900 (d)        347,752
  Restructuring and
   other non-recurring
   charges..............          --       744,700         --             744,700
                           ----------   ----------   ---------         ----------
Operating Income
 (Loss).................      300,364     (579,900)    (58,300)          (337,836)
                           ----------   ----------   ---------         ----------
Interest Expense........      108,514       78,600      63,515 (e)        250,629
Other Income
 (Expenses).............       15,734       21,300     (14,669)(h)         22,365
                           ----------   ----------   ---------         ----------
Income (Loss) Before
 Income Taxes...........      207,584     (637,200)   (136,484)          (566,100)
Income Taxes............       71,100       14,500     (11,023)(f)(l)      74,577
                           ----------   ----------   ---------         ----------
Net Income (Loss) Before
 Extraordinary Item.....      136,484     (651,700)   (125,461)          (640,677)
Preferred and Preference
 Dividends..............       13,609          --          --              13,609
                           ----------   ----------   ---------         ----------
Earnings (Loss)
 Applicable to Common
 Stock Before
 Extraordinary Item.....   $  122,875   $ (651,700)  $(125,461)        $ (654,286)
                           ==========   ==========   =========         ==========
Average Common Shares
 Outstanding............       63,599      136,824     (76,699)(i)(j)     123,724
Earnings (Loss) per
 Average Common Share
 Before Extraordinary
 Item...................   $     1.93   $    (4.77)                    $    (5.29)



  The accompanying Notes to Unaudited Pro Forma Combined Financial Information are an integral part of this statement and should be read in their entirety.

                           WESTERN RESOURCES AND ADT

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                            PRO FORMA
                            WESTERN                 -------------------------------
                           RESOURCES       ADT                        TOTAL WESTERN
                          (HISTORICAL) (HISTORICAL) ADJUSTMENTS       RESOURCES/ADT
                          ------------ -----------  -----------       -------------
Operating Revenues......   $1,743,300  $1,783,800    $(432,900)(l)     $3,094,200
Operating Expenses:
  Cost of sales.........      510,948     990,400     (362,700)(l)      1,138,648
  Operations,
   administrative and
   selling..............      684,616     365,100                       1,049,716
  Depreciation and
   amortization.........      177,830     193,300       28,100 (d)        399,230
  Restructuring and
   other non-recurring
   charges..............          --       34,200          --              34,200
                           ----------  ----------    ---------         ----------
Operating Income
 (Loss).................      369,906     200,800      (98,300)           472,406
                           ----------  ----------    ---------         ----------
Interest Expense........      122,095     116,300      145,370 (e)        383,765
Other Income
 (Expenses).............       17,257     (25,400)         --              (8,143)
                           ----------  ----------    ---------         ----------
Income (Loss) Before
 Income Taxes...........      265,068      59,100     (243,670)            80,498
Income Taxes............       83,392      28,100      (73,913)(f)(l)      37,579
                           ----------  ----------    ---------         ----------
Net Income (Loss) Before
 Extraordinary Item.....      181,676      31,000     (169,757)            42,919
Preferred and Preference
 Dividends..............       13,419         --           --              13,419
                           ----------  ----------    ---------         ----------
Earnings (Loss)
 Applicable to Common
 Stock Before
 Extraordinary Item.....   $  168,257  $   31,000    $(169,757)        $   29,500
                           ==========  ==========    =========         ==========
Average Common Shares
 Outstanding............       62,157     138,283      (78,158)(i)(j)     122,282
Earnings per Average
 Common Share Before
 Extraordinary Item.....   $     2.71  $     0.22                      $     0.24



  The accompanying Notes to Unaudited Pro Forma Combined Financial Information are an integral part of this statement and should be read in their entirety.

                        WESTERN RESOURCES, ADT AND KCPL

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1996
                                 (IN THOUSANDS)

                                     ASSETS

                           WESTERN                                      PRO FORMA
                          RESOURCES       ADT          KCPL     ------------------------------------
                         (HISTORICAL) (HISTORICAL) (HISTORICAL) ADJUSTMENTS           TOTAL COMBINED
                         ------------ ------------ ------------ -----------           --------------
Current Assets:
 Cash and cash equiva-
  lents.................  $      969   $  141,800   $   23,229  $  236,485 (a)(j)(k)   $   402,483
 Accounts receivable
  and unbilled
  revenues (net)........     232,682      261,900       70,156     (30,000)(l)             534,738
 Other current assets...     192,024       84,400       69,766         --                  346,190
                          ----------   ----------   ----------  ----------             -----------
   Total current as-
    sets................     425,675      488,100      163,151     206,485               1,283,411
                          ----------   ----------   ----------  ----------             -----------
Property, Plant and
 Equipment, net:
  Utility plant.........   4,349,167          --     2,349,785         --                6,698,952
  Subscriber-
   systems(m)...........         --     1,230,000          --          --                1,230,000
  Other.................         --       315,000          --     (170,000)(l)             145,000
                          ----------   ----------   ----------  ----------             -----------
  Total property, plant
   and equipment, net...   4,349,167    1,545,000    2,349,785    (170,000)              8,073,952
                          ----------   ----------   ----------  ----------             -----------
Deferred Charges and
 Other Assets:
 Goodwill, net..........         --       448,600          --    2,184,200 (b)           2,632,800
 Deferred future income
  taxes.................     282,476          --       123,000         --                  405,476
 Property held for
  sale..................         --           --           --      450,000 (l)             450,000
 Other assets...........   1,025,873      163,000      259,936    (630,069)(h)(k)          818,740
                          ----------   ----------   ----------  ----------             -----------
   Total deferred
    charges and other
    assets..............   1,308,349      611,600      382,936   2,004,131               4,307,016
                          ----------   ----------   ----------  ----------             -----------
Total Assets............  $6,083,191   $2,644,700   $2,895,872  $2,040,616             $13,664,379
                          ==========   ==========   ==========  ==========             ===========

                         LIABILITIES AND CAPITALIZATION

                           WESTERN                                      PRO FORMA
                          RESOURCES       ADT          KCPL     ---------------------------------------
                         (HISTORICAL) (HISTORICAL) (HISTORICAL) ADJUSTMENTS              TOTAL COMBINED
                         ------------ ------------ ------------ -----------              --------------
Current Liabilities:
 Short-term debt........  $  646,400   $   44,400   $   35,000  $ (589,400)(h)            $   136,400
 Long-term debt due
  within one year.......         --           --        46,591         --                      46,591
 Accounts payable.......     111,878      160,000       45,982         --                     317,860
 Other current liabili-
  ties..................     205,457      203,100      118,498      30,000 (k)                557,055
                          ----------   ----------   ----------  ----------                -----------
   Total current liabil-
    ities...............     963,735      407,500      246,071    (559,400)                 1,057,906
                          ----------   ----------   ----------  ----------                -----------
Other Liabilities and
 Deferred Credits:
 Deferred income tax-
  es....................   1,167,550      147,800      650,056     (3,067) (f)              1,962,339
 Deferred investment
  tax credits...........     127,218          --        68,164         --                     195,382
 Other..................     448,244      273,700       90,077         --                     812,021
                          ----------   ----------   ----------  ----------                -----------
   Total other
    liabilities and
    deferred credits....   1,743,012      421,500      808,297      (3,067)                 2,969,742
                          ----------   ----------   ----------  ----------                -----------
Capitalization:
 Long-term debt, net....   1,466,526    1,027,600      834,136   1,756,400 (c)              5,084,662
 Company-obligated
  mandatorily
  redeemable preferred
  securities............     220,000          --           --          --                     220,000
 Preferred and
  preference stock......      74,858        4,900       90,276         --                     170,034
 Common stock equity....   1,615,060      783,200      917,092     846,683 (g)(j)(k)(l)     4,162,035
                          ----------   ----------   ----------  ----------                -----------
   Total
    capitalization......   3,376,444    1,815,700    1,841,504   2,603,083                  9,636,731
                          ----------   ----------   ----------  ----------                -----------
Total Liabilities and
 Capitalization.........  $6,083,191   $2,644,700   $2,895,872  $2,040,616                $13,664,379
                          ==========   ==========   ==========  ==========                ===========

  The accompanying Notes to Unaudited Pro Forma Combined Financial Information are an integral part of this statement and should be read in their entirety.

                        WESTERN RESOURCES, ADT AND KCPL

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                       PRO FORMA
                                                                 ----------------------------
                            WESTERN
                           RESOURCES       ADT          KCPL                         TOTAL
                          (HISTORICAL) (HISTORICAL) (HISTORICAL) ADJUSTMENTS        COMBINED
                          ------------ ------------ ------------ -----------       ----------
Operating Revenues......   $1,481,915   $1,261,600    $703,031    $(222,800)(1)    $3,223,746
Operating Expenses:
  Cost of sales.........      463,102      674,200     144,921     (202,400)(1)     1,079,823
  Operations, adminis-
   trative and selling..      573,697      257,500     262,542          --          1,093,739
  Depreciation and amor-
   tization.............      144,752      165,100      85,281       37,900 (d)       433,033
  Restructuring and
   other non-recurring
   charges..............          --       744,700         --           --            744,700
                           ----------   ----------    --------    ---------        ----------
Operating Income
 (Loss).................      300,364     (579,900)    210,287      (58,300)         (127,549)
                           ----------   ----------    --------    ---------        ----------
Interest Expense........      108,514       78,600      43,056       63,515 (e)       293,685
Other Income (Ex-
 penses)................       15,734       21,300     (42,200)     (14,669)(h)       (19,835)
                           ----------   ----------    --------    ---------        ----------
Income (Loss) Before In-
 come Taxes.............      207,584     (637,200)    125,031     (136,484)         (441,069)
Income Taxes............       71,100       14,500      36,625      (11,023)(f)(1)    111,202
                           ----------   ----------    --------    ---------        ----------
Net Income (Loss) Before
 Extraordinary Item.....      136,484     (651,700)     88,406     (125,461)         (552,271)
Preferred and Preference
 Dividends..............       13,609          --        2,840          --             16,449
                           ----------   ----------    --------    ---------        ----------
Earnings (Loss)
 Applicable to Common
 Stock Before
 Extraordinary Item.....   $  122,875   $ (651,700)   $ 85,566    $(125,461)       $ (568,720)
                           ==========   ==========    ========    =========        ==========
Average Common Shares
 Outstanding............       63,599      136,824      61,902      (72,846)(i)(j)    189,479
Earnings (Loss) per
 Average Common Share
 Before Extraordinary
 Item...................   $     1.93   $    (4.77)   $   1.38                     $    (3.00)


  The accompanying Notes to Unaudited Pro Forma Combined Financial Information are an integral part of this statement and should be read in their entirety.

                        WESTERN RESOURCES, ADT AND KCPL

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                            WESTERN                                      PRO FORMA
                           RESOURCES       ADT          KCPL     --------------------------------
                          (HISTORICAL) (HISTORICAL) (HISTORICAL) ADJUSTMENTS       TOTAL COMBINED
                          ------------ ------------ ------------ -----------       --------------
Operating Revenues......   $1,743,300   $1,783,800    $885,955    $(432,900)(l)      $3,980,155
Operating Expenses:
  Cost of sales.........      510,948      990,400     178,154     (362,700)(l)       1,316,802
  Operations,
   administrative and
   selling..............      684,616      365,100     353,859          --            1,403,575
  Depreciation and
   amortization.........      177,830      193,300     109,832       28,100 (d)         509,062
  Restructuring and
   other non-recurring
   charges..............          --        34,200         --           --               34,200
                           ----------   ----------    --------    ---------          ----------
Operating Income
 (Loss).................      369,906      200,800     244,110      (98,300)            716,516
                           ----------   ----------    --------    ---------          ----------
Interest Expense........      122,095      116,300      54,522      145,370 (e)         438,287
Other Income
 (Expenses).............       17,257      (25,400)       (199)         --               (8,342)
                           ----------   ----------    --------    ---------          ----------
Income (Loss) Before
 Income Taxes...........      265,068       59,100     189,389     (243,670)            269,887
Income Taxes............       83,392       28,100      66,803      (73,913)(f)(l)      104,382
                           ----------   ----------    --------    ---------          ----------
Net Income (Loss) Before
 Extraordinary Item.....      181,676       31,000     122,586     (169,757)            165,505
Preferred and Preference
 Dividends..............       13,419          --        4,011          --               17,430
                           ----------   ----------    --------    ---------          ----------
Earnings (Loss)
 Applicable to Common
 Stock Before
 Extraordinary Item.....   $  168,257   $   31,000    $118,575    $(169,757)         $  148,075
                           ==========   ==========    ========    =========          ==========
Average Common Shares
 Outstanding............       62,157      138,283      61,902      (74,305)(i)(j)      188,037
Earnings per Average
 Common Share Before
 Extraordinary Item.....   $     2.71   $     0.22    $   1.92                       $     0.79


  The accompanying Notes to Unaudited Pro Forma Combined Financial Information are an integral part of this statement and should be read in their entirety.

                           WESTERN RESOURCES AND KCPL

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1994
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                  WESTERN                       PRO FORMA
                                 RESOURCES       KCPL     -----------------------
                                (HISTORICAL) (HISTORICAL) ADJUSTMENTS   COMBINED
                                ------------ ------------ -----------  ----------
Operating Revenues............   $1,764,769    $868,272     $  --      $2,633,041
Operating Expenses:
  Cost of sales...............      562,342     169,035        --         731,377
  Operations, administrative
   and selling................      656,813     371,134        --       1,027,947
  Depreciation and
   amortization...............      174,942     107,463        --         282,405
                                 ----------    --------     ------     ----------
Operating Income..............      370,672     220,640        --         591,312
                                 ----------    --------     ------     ----------
Interest Expense..............      118,917      47,416        --         166,333
Other Income (Expenses).......       35,643      (2,072)       --          33,571
                                 ----------    --------     ------     ----------
Income Before Income Taxes....      287,398     171,152        --         458,550
Income Taxes..................       99,951      66,377        --         166,328
                                 ----------    --------     ------     ----------
Net Income....................      187,447     104,775        --         292,222
Preferred and Preference Divi-
 dends........................       13,418       3,457        --          16,875
                                 ----------    --------     ------     ----------
Earnings Applicable to Common
 Stock........................   $  174,029    $101,318     $  --      $  275,347
                                 ==========    ========     ======     ==========
Average Common Shares Out-
 standing.....................       61,618      61,903      3,853(i)     127,374
Earnings Per Average Common
 Share........................   $     2.82    $   1.64                $     2.16


  The accompanying Notes to Unaudited Pro Forma Combined Financial Information are an integral part of this statement and should be read in their entirety.

                           WESTERN RESOURCES AND KCPL

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1993
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                  WESTERN                       PRO FORMA
                                 RESOURCES       KCPL     -----------------------
                                (HISTORICAL) (HISTORICAL) ADJUSTMENTS   COMBINED
                                ------------ ------------ -----------  ----------
Operating Revenues............   $2,028,411    $857,450     $  --      $2,885,861
Operating Expenses:
  Cost of sales...............      766,913     161,520        --         928,433
  Operations, administrative
   and selling................      709,251     358,842        --       1,068,093
  Depreciation and
   amortization...............      181,909     111,284        --         293,193
                                 ----------    --------     ------     ----------
Operating Income..............      370,338     225,804        --         596,142
                                 ----------    --------     ------     ----------
Interest Expense..............      140,175      52,439        --         192,614
Other Income (Expenses).......       25,962         360        --          26,322
                                 ----------    --------     ------     ----------
Income Before Income Taxes....      256,125     173,725        --         429,850
Income Taxes..................       78,755      67,953        --         146,708
                                 ----------    --------     ------     ----------
Net Income....................      177,370     105,772        --         283,142
Preferred and Preference Divi-
 dends........................       13,506       3,153        --          16,659
                                 ----------    --------     ------     ----------
Earnings Applicable to Common
 Stock........................   $  163,864    $102,619     $  --      $  266,483
                                 ==========    ========     ======     ==========
Average Common Shares Out-
 standing.....................       59,294      61,909      3,853(i)     125,056
Earnings Per Average Common
 Share........................   $     2.76    $   1.66                $     2.13


  The accompanying Notes to Unaudited Pro Forma Combined Financial Information are an integral part of this statement and should be read in their entirety.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The pro forma adjustments have been made to the unaudited Pro Forma Combined Financial Statements to reflect the following:

  (a) To record the net effect of the following:

    (i)
      the reduction in cash resulting from interest paid on short- and long-term debt as described in note (e) below.
    (ii)
      the receipt of approximately $300 million from the exercise of the Republic Warrant.
    (iii)
      the receipt of interest income earned on excess cash balances primarily resulting from the exercise of the Republic Warrant at a market-based, short-term rate of 4.5% on an annual basis.

  (b) To record goodwill resulting from the Amalgamation. Other than the auto auction assets discussed in (l) below, the net tangible assets of ADT are expected to approximate their fair value. Goodwill is based upon the total consideration paid in excess of the estimated fair value of the net assets acquired. Goodwill is calculated assuming Western Resources acquires all the outstanding Shares which Western Resources and its affiliates do not presently hold, the conversion of the LYONs to Shares, the exercise of the Republic Warrant and the exercise of all outstanding options held principally by ADT management, in each case for $22.50 per Share. (See note (j) for a discussion of the Republic Warrant and ADT anti-takeover devices.)

      Calculation of outstanding Shares, and Shares to be purchased:

                                                                (MILLIONS EXCEPT
                                                                PRICE PER SHARE)
                                                                ----------------
   Shares outstanding..........................................        141.1
   Treasury shares (shares held by ADT Subsidiary).............         (3.2)
   LYONs convertible debt (i)..................................         21.9
   Conversion of option shares (ii)............................          8.4
   Assumed exercise of Republic Warrant (iii)..................         15.0
                                                                    --------
     Total Shares outstanding..................................        183.2
     Shares already owned......................................        (38.3)
                                                                    --------
     Net Shares to be purchased................................        144.9
     Purchase price per share..................................     $  22.50
                                                                    --------
   Total cost of Shares not presently held.....................     $3,260.3
   Plus: Basis in 38.3 million Shares currently owned..........        589.4
   Plus: Estimated transaction costs...........................         40.0
                                                                    --------
     Total purchase price......................................     $3,889.7
   Less: Estimated fair value of net assets acquired (iv)......      1,206.6
                                                                    --------
     Estimated Goodwill........................................     $2,683.1
   Less: Existing ADT goodwill, net............................        448.6
   Less: Incremental goodwill amortization for 1996............         50.3
                                                                    --------
     Adjustment................................................     $2,184.2
                                                                    ========

--------
(i)
  LYONs are exchangeable for Shares of ADT or redeemable for cash at the option of the holder upon a change of control. Conversion terms allow the holder to exchange each LYON for 28.23 Shares. The pro forma calculation of total Shares outstanding assumes the LYONs are converted to Shares. Conversion of approximately 18.6 million outstanding option shares held by management has been calculated using the treasury stock method.
(ii)
(iii) Exercise of the Republic Warrant to purchase 15.0 million common shares of ADT. The pro forma calculation of total Shares outstanding assumes that Republic exercises the Republic Warrant for 15.0 million shares at $20 per share. (See note (j) for a related discussion.)
(iv) Includes estimated fair value of auto auction business of $450 million.

  (c) To record the additional long-term debt to be incurred for the Cash Consideration and to refinance short-term debt used to acquire existing Shares, less the elimination of the LYONs convertible debt securities which are expected to be converted to Shares.

                                                                       (MILLIONS)
      Additional long-term debt:                                       ----------
      144.9 million Shares times $10.00 per Share Cash Considera-
       tion..........................................................   $1,449.0
      Plus: Permanent financing of Western Resources' existing inter-
       est ..........................................................      589.4
        Estimated transaction costs..................................       40.0
      Less: Estimated LYONs debt outstanding at acquisition date.....     (322.0)
                                                                        --------
        Net additional debt..........................................   $1,756.4
                                                                        ========

  (d) To record the amortization of goodwill created in the purchase of ADT over a 40-year period. The annual goodwill amortization is expected to approximate $67.1 million. The adjustment represents the difference between this amount, the historical amount recorded by ADT and the amounts recognized by Western Resources related to its investment in ADT.

  (e) To record the net effect of interest expense resulting from the following:

      (i) The reduction of interest expense associated with the short-term debt incurred by Western Resources to acquire its initial equity interest in ADT and the increase in interest expense in connection with the issuance of additional long-term debt as detailed in note
      (c) above to finance the exchange of Shares for the Cash Consideration and refinance short-term debt used to acquire Shares. (See note (c).) The interest rate on such borrowings is expected to be approximately 8%. The assumed interest rate is reasonable given current corporate bond rates for companies with credit ratings similar to Western Resources.

      A one-eighth percent change in interest on the net additional debt used to finance the Amalgamation would impact the combined pro forma net income by approximately $2.6 million on an annual basis. Pro forma earnings per share would be impacted by approximately $0.01 per share on an annual basis.

      (ii) The interest expense savings resulting from the conversion of the LYONs, which accreted interest at a rate of 6.5%.

      (iii) The interest income earned on excess cash balances primarily resulting from the exercise of the Republic Warrant at a market-based, short-term rate of 4.5% on an annual basis.

  (f) To adjust the income tax provision. The income tax provision exceeds the federal statutory rate of 35% primarily due to the non-deductible goodwill amortization and state income taxes.

  (g) To reflect the net increase to common equity resulting from Western Resources issuing additional common shares needed to acquire the net remaining Shares, to reflect the impact of the pro forma adjustments and eliminate ADT's stand-alone equity.

  (h) To reflect the elimination of the equity investment and related equity earnings recorded by Western Resources for the 38.3 million Shares presently held as an equity investment and the related short-term debt incurred to finance this equity investment which is to be refinanced with long-term debt. (See note (c).)

  (i) To reflect the issuance of Western Resources Common Stock in connection with the Offer and the Amalgamation, assuming the Republic Warrant is exercised:

                                                                 (IN THOUSANDS,
                                                                EXCEPT PER SHARE
                                                                    AMOUNTS)
                                                                ----------------
      Stock Consideration to be paid in Western Resources Com-
       mon Stock..............................................      $  12.50
      Divided by the price per share of Western Resources Com-
       mon Stock as of March 12, 1997.........................      $ 30.125
                                                                    --------
       Exchange Ratio.........................................        .41494
      Multiplied by Net Shares to be purchased by Western Re-
       sources................................................       144,900
                                                                    --------
      Shares of Western Resources Common Stock needed to ac-          60,125
       quire Net Shares.......................................      ========

                                                       NINE MONTHS
                                                          ENDED      YEAR ENDED
                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1996          1995
                                                      ------------- ------------
                                                            (IN THOUSANDS)
      ADT Average Common Shares Outstanding.........     136,824      138,283
      Less: Shares of Western Resources Common Stock
       to be issued.................................      60,125       60,125
                                                         -------      -------
      Adjustment....................................     (76,699)     (78,158)
                                                         =======      =======

    Terms of the KCPL Offer allow KCPL shareholders to exchange each KCPL Share held for $32.00 of Western Resources Common Stock, subject to certain limitations as set forth more fully in the KCPL Prospectus. Pro forma shares and related earnings per share have been calculated assuming an exchange ratio of 1.06224 based on Western Resources' March 13, 1997 closing stock price of $30.125. This exchange ratio increases common shares outstanding by approximately 3,853,000 shares for the nine months ended September 30, 1996 and the twelve month period ended December 31, 1995.

  (j) On July 1, 1996, ADT entered into the Republic Agreement, pursuant to which Republic Sub was to be amalgamated with and into ADT with ADT being the surviving company. Under the terms of the Republic Agreement, ADT granted to Republic the Republic Warrant to purchase 15,000,000 Shares at a purchase price of $20 per Share, subject to adjustment. The Republic Warrant was to become exercisable for a period of six months following the termination of the Republic Agreement. On September 30, 1996, ADT and Republic jointly announced the termination of the Republic Agreement, citing uncertainty attributable to market conditions, and amended the Republic Warrant to include certain restrictions on the issuance of Shares pursuant thereto and the transfer of such Shares by Republic to persons with an interest in 10% or more of ADT. As described herein, Western Resources has commenced litigation challenging the validity of the Republic Warrant. See "Litigation." The unaudited pro forma combined financial information assumes the Republic Warrant is exercised for a payment of approximately $300 million prior to its expiration.

    As described herein, Western Resources is initiating steps to hold a special meeting of the ADT Shareholders, and among other matters, Western Resources will be soliciting proxies in favor of the removal of the present members of the ADT Board and the election of the Western Resources Nominees to the ADT Board, who will then take steps needed to either redeem or amend the Rights Agreement to make it inapplicable to the Offer.

  (k) To reflect Western Resources' and KCPL's anticipated direct merger costs of $60 million as a reduction to equity.

  (l) To reflect the following:

    (i) presentation of assets related to ADT's auto auction business as property held for sale as Western Resources intends to sell such business at, or near, the closing date of the Amalgamation. These assets have been assigned a value of $450 million, equal to the estimated sales proceeds, net of tax. The following accounts have been reclassified to properly reflect the fair value of assets following the sale of ADT's auto auction business:

                                                                          (IN
                                                                       MILLIONS)
                                                                       ---------
      Estimated sales proceeds, net of tax...........................   $450.0
      Less: Estimated existing account balances;
        Accounts receivable, net.....................................    (30.0)
        Property, plant and equipment, net...........................   (170.0)
                                                                        ------
      Estimated fair value of property held for sale in excess of re-   $250.0
       corded amounts................................................   ======

    (ii)Elimination of historical amounts recorded for operating revenues, operating expenses and income taxes related to ADT's auto auction business. Operating results of the auto auction business have been eliminated from the unaudited pro forma combined income statement since it is expected that these assets will be sold.

  (m) Amounts related to ADT's subscriber systems represent the historical cost of equipment, installation labor and direct overheads capitalized upon acquiring a new customer. In accordance with the provisions specified in APB No. 16, "Accounting for Business Combinations" Western Resources has allocated value to the subscriber systems purchased from ADT at amounts that are believed to approximate the fair value of the acquired customer base. Western Resources believes the estimated fair value of ADT's historical balance for subscriber systems assets approximate the fair value of the acquired customer base. This amount will be amortized over the average customer life, which is estimated at approximately 10 years.

  (n) Prior to the consummation of the KCPL Merger, KCPL must redeem its preferred stock outstanding pursuant to the KCPL Merger Agreement. Because the basis of accounting for the KCPL Merger is a pooling of interests, the effect of this redemption is not required to be reflected in the unaudited pro forma combined financial statements. The required redemption price, as of December 31, 1996, is approximately $90 million applicable to KCPL preferred stock. The ongoing effect of this redemption is anticipated to be immaterial.

  (o) Intercompany transactions among Western Resources, KCPL and ADT are immaterial.

                DESCRIPTION OF WESTERN RESOURCES CAPITAL STOCK

  The authorized capital stock of Western Resources consists of 85,000,000 shares of Western Resources Common Stock, par value $5.00 per share, 4,000,000 shares of Western Resources Preference Stock, 600,000 shares of Western Resources Preferred Stock, par value $100.00 per share (the "Par Value Preferred Stock") and 6,000,000 shares of preferred stock, without par value (the "No Par Value Preferred Stock"). The Par Value Preferred Stock and the No Par Value Preferred Stock are referred to herein together as the "Western Resources Preferred Stock."

WESTERN RESOURCES COMMON STOCK

  As of March 13, 1997, there were 64,841,417 shares of Western Resources Common Stock issued and outstanding. The holders of Western Resources Common Stock and Western Resources Preferred Stock, voting as one class, are entitled to one vote per share on all matters requiring stockholder action (except for the election of directors) subject to the special voting rights of holders of Western Resources Preferred Stock and Western Resources Preference Stock described below. In all elections for directors, each holder of Western Resources Preferred Stock or Western Resources Common Stock has the right to cast as many votes in the aggregate as equals the number of shares held by him multiplied by the number of directors to be elected; provided, however, that if the holders of the Western Resources Preferred Stock or the holders of the Western Resources Preference Stock are entitled to vote separately as a class for the election of certain directors, the holders of the Western Resources Common Stock shall be entitled to vote separately as a class for the remaining directors. The holders of Western Resources Preferred Stock are entitled to elect a majority of the board of directors if, and so long as, dividends payable on outstanding Western Resources Preferred Stock are in default in an amount equal to four or more quarterly dividends, whether or not consecutive. The holders of Western Resources Preference Stock are entitled to elect two directors if, and so long as, dividends payable on outstanding Western Resources Preference Stock are in default in an amount equal to six or more quarterly dividends, whether or not consecutive. The holders of the Western Resources Common Stock participate ratably in liquidation, subject to the payment to the holders of the Western Resources Preferred Stock and Western Resources Preference Stock of the preferential amounts to which they are respectively entitled.

  Dividends on the Western Resources Common Stock may be declared and paid only out of surplus or net profits legally available for the payment of dividends and only when the full dividends on the Western Resources Preferred Stock and the Western Resources Preference Stock have been paid or declared and a sum sufficient for the payment thereof shall have been set apart. In addition, in the event the Capitalization Ratio (as defined below) is less than 20%, dividends (including the proposed payment) on the Western Resources Common Stock and the Western Resources Preference Stock during the twelve month period ending with and including the date of the proposed payment of such dividends may not exceed 50% of the net income available for dividends during the twelve calendar month period ending with and including the second calendar month immediately preceding the date of the proposed payment of dividends on such shares of capital stock. Similarly, if the Capitalization Ratio is 20% or more, but less than 25%, then the payment of dividends on the Western Resources Common Stock and the Western Resources Preference Stock (including the proposed payment) during the twelve-month period ending with and including the date of the proposed payment of such dividends may not exceed 75% of the net income of Western Resources available for dividends for the twelve calendar months ending with and including the second calendar month immediately preceding the date of the proposed payment of dividends on such shares of capital stock. Except as permitted by the provisions of the Western Resources Articles summarized in this paragraph, Western Resources may not pay dividends on the Western Resources Common Stock and the Western Resources Preference Stock which would reduce the Capitalization Ratio to less than 25%. "Capitalization Ratio" is defined to mean the ratio of the capital represented by the Western Resources Common Stock and the Western Resources Preference Stock, including premiums on the capital stock of Western Resources, plus the surplus accounts of Western Resources, to the total capital of Western Resources, plus the surplus accounts of Western Resources, at the end of the second calendar month immediately preceding the date of the proposed payment of dividends, adjusted to reflect the proposed payment of dividends.

WESTERN RESOURCES PREFERRED STOCK

  Western Resources is authorized to issue 6,600,000 shares of Western Resources Preferred Stock, which may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the Western Resources board of directors prior to the issuance of any shares thereof. Each series may differ from each other series already outstanding as may be declared from time to time by the Western Resources Board in the following respects: (i) the rate of dividend; (ii) the amount per share, if any, which the Western Resources Preferred Stock shall be entitled to receive upon redemption, liquidation, distribution or sale of assets, dissolution or winding up of Western Resources; (iii) terms and conditions of conversions, if any; and (iv) terms of sinking fund, redemption or purchase account, if any. As of March 13, 1997, Western Resources had three series of Par Value Preferred Stock outstanding: the 4.5% Series (138,576 shares outstanding); the 4.25% Series (60,000 shares outstanding); and the 5% Series (50,000 shares outstanding), and no shares of No Par Value Preferred Stock were outstanding.

  The Western Resources Preferred Stock has special voting rights which are triggered when dividends on the stock are in default in an amount equal to four or more quarterly dividends, whether or not consecutive. If dividends are not paid for four or more dividend periods on all series of Western Resources Preferred Stock then outstanding, the holders of the Western Resources Preferred Stock are entitled to elect the smallest number of directors necessary to constitute a majority of the full Western Resources board of directors until such unpaid dividends shall be paid. In addition, Western Resources may not, without the consent of the holders of at least two-thirds of the Western Resources Preferred Stock then outstanding, (i) define or specify preferences, qualifications, limitations or other rights for authorized but unissued shares of Western Resources Preferred Stock superior to those of outstanding shares of such stock (except for differences attributable to variations in dividend rates, liquidation preferences and redemption prices) or amend, alter, change or repeal any of the express terms or provisions of the then outstanding Western Resources Preferred Stock in a manner substantially prejudicial to the holders thereof, or (ii) issue or sell any Western Resources Preferred Stock or any class of stock ranking prior to or on a parity with the Western Resources Preferred Stock other than in exchange for or for the purpose of effecting the retirement of not less than a like number of shares of Western Resources Preferred Stock or shares of stock ranking prior to or on a parity therewith or securities convertible into not less than a like number of such shares unless (a) aggregate capital applicable to Western Resources Common Stock and Western Resources Preference Stock plus surplus equals the involuntary liquidation preference of all Western Resources Preferred Stock and any such other stock ranking prior thereto or on a parity therewith and (b) Western Resources' net earnings (as defined) for a period of twelve consecutive calendar months within the fifteen calendar months preceding the date of issuance, available for the payment of dividends, shall have been at least two times the annual dividend requirements on the Western Resources Preferred Stock and on any such other stock ranking prior thereto or on a parity therewith after giving effect to the proposed issuance, and the net earnings (as defined), for the same period, available for payment of interest shall have been at least one and one-half times the sum of annual interest requirements and dividend requirements on Western Resources Preferred Stock and such other stock ranking prior thereto or on a parity therewith after giving effect to the proposed issuance.

  The Western Resources Articles also provide that without the consent of the holders of at least a majority of the Western Resources Preferred Stock then outstanding, voting as a class, or if more than one-third shall vote negatively, Western Resources shall not: (i) merge or consolidate with or into any other corporation; (ii) sell, lease or exchange all or substantially all of its property or assets unless the fair value of the net assets of Western Resources after completion of such transaction shall at least equal the liquidation value of all outstanding shares of Western Resources Preferred Stock; or (iii) reacquire or pay any dividends or make any other distribution upon shares of the Western Resources Preference Stock or the Western Resources Common Stock or any other class of the stock of Western Resources over which the Western Resources Preferred Stock has preference with respect to the payment of dividends or the distribution of assets, unless after any such action the sum of (a) the capital of Western Resources represented by the outstanding Western Resources Preference Stock, Western Resources Common Stock or other stock over which the Western Resources Preferred Stock has preference, (b) Western Resources' earned surplus, and (c) any capital surplus of Western Resources, shall not be less than the sum of $10,500,000 plus an amount equal to twice the annual dividend requirement on all outstanding shares of the Western Resources Preferred Stock and on any such other stock ranking prior thereto or on a parity therewith.

  At Western Resources' 1996 Annual Shareholders Meeting, a proposal was approved to amend the Western Resources Articles by removing the voting rights of the holders of Western Resources Preferred Stock relating to the issuance of unsecured indebtedness.

WESTERN RESOURCES PREFERENCE STOCK

  Western Resources is authorized to issue 4,000,000 shares of Western Resources Preference Stock, which may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the board prior to the issuance of any shares thereof. Each series may differ from each other series already outstanding, as may be declared from time to time by the Western Resources Board, in the following respects: (i) the rate of dividend; (ii) whether shares of Western Resources Preference Stock are subject to redemption, and if so, the amount or amounts per share which the shares of such series would be entitled to receive in case of redemption, and the terms on which such shares may be redeemed; (iii) the amounts payable in the case of the liquidation, distribution or sale of assets, dissolution or winding up of Western Resources; (iv) terms and conditions of conversion, if any; (v) terms of sinking fund, redemption or purchase account, if any; and (vi) any designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof. As of March 13, 1997, Western Resources had 500,000 shares of 7.58% Series Preference Stock outstanding.

  The Western Resources Preference Stock has voting rights which are triggered when dividends on the stock are in default in an amount equal to six or more quarterly dividends, whether or not consecutive. If dividends are not paid for six or more dividend periods, the holders of the Western Resources Preference Stock are entitled to elect two directors to the Western Resources board of directors until such unpaid dividends shall be paid. In addition, Western Resources may not, without the consent of the holders of at least two-thirds of the Western Resources Preference Stock then outstanding, voting as a class,
(i) amend, alter, change or repeal any of the express terms and conditions of the then outstanding Western Resources Preference Stock in a manner substantially prejudicial to the holders thereof, or (ii) create any class of stock ranking prior to the Western Resources Preference Stock as to dividends or upon liquidation, or securities convertible into shares ranking prior to the Western Resources Preferred Stock in such respects; provided that no such consent shall be required with respect to the taking of any such action relating to the Western Resources Preferred Stock.

  COMPARISON OF THE RIGHTS OF HOLDERS OF SHARES AND WESTERN RESOURCES COMMON
                                     STOCK

  As a consequence of the exchange of Shares for shares of Western Resources Common Stock in the Offer and the cancellation of Shares as a result of the Amalgamation, shareholders of ADT, a company incorporated under the laws of Bermuda, would become shareholders of Western Resources, a Kansas corporation. The rights of ADT Shareholders are currently governed by Bermuda law (including the Companies Act), the ADT Memorandum of Association and the ADT Bye-Laws. Upon the exchange of Shares for Western Resources Common Stock, the rights of ADT Shareholders will be governed by Kansas law (including the KGCC), the Western Resources Articles and the Western Resources Bylaws. The following is a summary of certain similarities and material differences between the rights of holders of Shares and the rights of holders of Western Resources Common Stock.

  The following summary does not purport to be a complete statement of the rights of ADT Shareholders under Bermuda law, the ADT Memorandum of Association, the ADT Bye-Laws and the Rights Agreement as compared with the rights of Western Resources shareholders under Kansas law, the Western Resources Articles and the Western Resources Bylaws, or a complete description of the specific provisions referred to herein. The summary discusses certain material aspects of the above-mentioned corporate laws and instruments but is qualified in its entirety by reference to such laws and instruments, including the aforementioned instruments of ADT and Western Resources. Complete copies of all such laws and instruments may be obtained in the manner set forth above under the caption "Available Information."

  Voting at Meetings. Pursuant to Section 77 of the Companies Act, any question proposed for consideration at a general meeting shall be decided on a simple majority of votes or by such majority as the bye-laws of a company may prescribe. Section 77 of the Companies Act provides that it is lawful for any question proposed for consideration at a general meeting to be decided on a show of hands in which each shareholder present in person or by proxy is entitled to one vote and casts such vote by raising his hand. However, before or on the declaration of the result of a show of hands, a poll may be demanded by (i) the Chairman of the meeting, (ii) at least three shareholders present in person or represented by proxy, (iii) any shareholder or shareholders present in person or represented by proxy holding between them one-tenth of the total voting rights of all the shareholders entitled to vote at such meeting, or (iv) a shareholder or shareholders present in person or represented by proxy holding shares in such company conferring the right to vote at such meeting and on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all such shares conferring such right. Where a poll has been demanded, every shareholder present in person or by proxy is entitled to one vote for each share held by him.

  Section 17-6502 of the KGCC provides that unless otherwise provided in the articles of incorporation of a Kansas corporation and subject to K.S.A. 17-6503, each shareholder of a Kansas corporation is entitled to one vote for each share of capital stock held by such shareholder. The KGCC makes no provision for voting by a show of hands.

  Special Meetings of Shareholders. Pursuant to Section 74 of the Companies Act and Bye-Law 42 of the ADT Bye-Laws, the ADT Board is required, on the written requisition of shareholders of ADT holding at the date of the deposit of the requisition not less than one-tenth of the paid-up capital of ADT as at the date of the deposit carries the right of voting at general meetings of ADT, to convene a special general meeting of ADT. If the directors do not within twenty-one days from the date of the deposit of the requisition convene a meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a meeting, but any meeting so convened may not be held after the expiration of three months from the date of deposit of the requisition.

  Section 17-6501(e) of the KGCC provides that special meetings of shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or bylaws. The Western Resources Bylaws provide that a special meeting of shareholders may be called by the Western Resources Board, or by the Chairman or the President of Western Resources.

  Number of Directors. Section 91(1) of the Companies Act provides that the affairs of a company shall be managed by not less than two directors, who shall be individuals elected in the first place at the statutory meeting and thereafter at each annual general meeting of the company or elected or appointed by the shareholders in such other manner and for such term as may be provided in the company's bye-laws. Section 91(2) of the Companies Act provides that shareholders at a general meeting of a company may authorize the directors of the company to elect or appoint on their behalf an individual or individuals to act as additional directors up to a maximum determined by the shareholders in general meeting. Bye-Law 52(A) of the ADT Bye-Laws provides that the number of directors shall be such number, not less than two, as the shareholders in general meeting may from time to time determine.

  Section 17-6301(b) of the KGCC provides that the board of directors of a corporation shall consist of one or more members. The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the articles of incorporation establish the number of directors, in which case a change in the number of directors shall be made only by amendment of the articles of incorporation. The Western Resources Articles provide that the number of directors shall not be less than seven nor more than fifteen, the precise number to be set by the Western Resources Board, provided that unless approved by a majority of shareholders entitled to vote, the number of directors shall not be reduced if such reduction will shorten the term of an existing director.

  Advance Notice of Shareholder Nominations of Directors. Under Bye-Law 52(B) of the ADT Bye-Laws, no person, other than a director retiring at a general meeting of shareholders, shall, unless recommended by the ADT Board, be eligible for election to the office of director at any general meeting unless not less than six and not more than twenty-eight clear days before the day appointed for the meeting there has been given to the Secretary of ADT notice in writing by some shareholder (not being the person to be proposed) entitled to attend and vote at the meeting for which such notice is given of such shareholder's intention to propose such person for election and also notice in writing signed by the person to be proposed of such person's willingness to be elected.

  The Western Resources Articles provide a similar advance notice provision. Nominations of persons for election to the Western Resources Board may be made at a meeting of shareholders by any shareholder, provided that the Secretary of Western Resources receives written notice not less than thirty-five days nor more than fifty days prior to the meeting. In the event that less than forty-five days' notice or prior public disclosure of the date of the meeting is given or made by Western Resources to shareholders, the notice of nomination must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure was made. For notice by the shareholder to be timely, it must be received in any event not later than the close of business on the seventh day preceding the day on which the meeting is to be held. Such notice shall contain (i) the names of the nominees and all other information required to be disclosed in a proxy statement, (ii) the name and address of the shareholder making the nomination, (iii) a representation that the shareholder is a holder of record of the stock entitled to vote at the meeting on the date of the notice and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice and (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person on whose behalf such nominations are being made.

  Shareholder Proposal Procedures. Other than advance notice requirements for shareholder proposals involving the election or removal of directors or amendments to the ADT Bye-Laws, neither the Companies Act nor the ADT Bye-Laws require advance notice (other than notice of the meeting itself) of shareholder proposals prior to a meeting of shareholders.

  The Western Resources Articles permit any shareholder who is a holder of record at the time of giving the required notice and who is entitled to vote at the shareholders meeting, to bring business before such shareholders meeting. Required notice must be received by the Secretary of Western Resources not less than thirty-five days nor more than fifty days prior to the meeting. In the event that less than forty-five days' notice or prior public disclosure of the date of the meeting is given or made by Western Resources to shareholders, the notice must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure was made. For notice by the shareholder to be timely, it must be received in any event not later than the close of business on the seventh day preceding the day on which the meeting is to be held. The notice shall contain
(i) a brief description of the business desired to be brought forth and the reasons for considering the business, (ii) the name and address of the shareholder as they appear on the books of Western Resources, (iii) a representation that such shareholder is a holder of record of the stock entitled to vote at the meeting on the date of the notice and intends to appear in person or by proxy to present the business specified in the notice and (iv) disclosure of any material interest of the shareholder in such proposal.

  Classification of Board of Directors. The ADT Board is not classified and the ADT Bye-Laws do not contemplate a classified board.

  Section 17-6301(d) of the KGCC provides that the directors of any corporation may be divided into one, two or three classes by the articles of incorporation or by the corporation's initial bylaws, or by bylaws adopted by a vote of the shareholders; the term of office of those of the first class to expire at the annual meeting next ensuing, of the second class one year thereafter, of the third class two years thereafter, and at each annual election held after such classification and election, directors shall be chosen for a full term, as the case may be, to succeed those whose terms expire. The Western Resources Bylaws provide for three classes of directors as nearly equal in number as possible with no class containing fewer than two directors and with each director holding office for a term of three years.

  Cumulative Voting. Both the Companies Act and the KGCC allow, but do not require, cumulative voting for the election of directors. Under the ADT Bye-Laws, ADT Shareholders do not have cumulative voting rights for the election of directors. The Western Resources Bylaws provide for cumulative voting of all shares entitled to vote for the election of directors. Each holder of shares eligible to vote for the election of directors may cast a number of votes in the aggregate equal to the number of shares held by that holder multiplied by the number of directors to be elected, and such votes may be cast for one candidate or distributed among two or more candidates at the shareholder's discretion.

  Removal of Directors; Filling Vacancies on the Board of Directors. Section 93 of the Companies Act provides that, subject to a company's bye-laws, the shareholders of a company may at a special general meeting called for that purpose remove a director, provided that notice of any such meeting shall be served on the director concerned not less than fourteen days before the meeting and that the director shall be entitled to be heard at the meeting.

  Bye-Law 71 of the ADT Bye-Laws provides that any director may at any time be removed from office as a director of ADT either by resolution of the ADT shareholders to that effect or upon a written resolution specifying that a director has been so removed and signed by all the other directors of ADT. Bye-Law 57 of the ADT Bye-Laws provides that the remaining directors have the power from time to time and at any time to appoint any qualified person to fill a casual vacancy in the board of directors who shall hold office until the next following annual general meeting, and the existing directors may act notwithstanding any vacancy in their number.

  Section 17-6301 of the KGCC provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors, except that in the case of a corporation having a classified board of directors, such as Western Resources, shareholders may remove a director only for cause, unless the articles of incorporation provide otherwise. Under the Western Resources Articles and the Western Resources Bylaws, no director, other than one elected because of a default in the payment of dividends on Western Resources Preferred Stock or Western Resources Preference Stock, may be removed except for cause. Pursuant to Section 17-6301 of the KGCC, if less than the entire board of a corporation with cumulative voting is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or, if the corporation has classes of directors, as does Western Resources, at an election of the class of directors of which such director is a part.


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  Pursuant to the Western Resources Bylaws, vacancies in the Western Resources
Board caused by death, resignation or otherwise may be filled at any meeting of the Western Resources Board and the replacement directors shall serve until the next annual meeting of shareholders and until their successors are elected and qualified.

  Shareholder Action by Written Consent. Pursuant to Section 77A of the Companies Act, anything which may be done by resolution of a company in general meeting or by resolution of a meeting of any class of the shareholders of a company may, without a meeting and without any previous notice being required, be done by resolution in writing signed by all of the shareholders of the company who at the date of the resolution would be entitled to attend the meeting and vote on the resolution; provided, however, that no action by unanimous written consent shall be valid if taken with respect to a resolution to remove either a director or an auditor before the expiration of such director's or auditor's term of office.

  Under Section 17-6518 of the KGCC, any action which may be taken by shareholders at any annual or special meeting may be taken without a meeting by unanimous written consent, unless otherwise provided in the articles of incorporation.

  Preemptive Rights. No shareholder of ADT or Western Resources has preemptive rights with regard to shares of common or preferred stock.

  Amendment of ADT Memorandum of Association and Western Resources
Articles. Section 12 of the Companies Act provides that a company may, with the consent of the Minister of Finance, by resolution passed at a general meeting of members of which due notice has been given, alter the provisions of its memorandum of association.

  The Western Resources Articles provide that unless and until a specific provision for amending the Western Resources Articles is specially adopted, Western Resources reserves the right, except as otherwise provided, to amend, alter, change or repeal any provision contained in the Western Resources Articles in the manner now or hereafter prescribed by the applicable provisions of the laws of the State of Kansas for amending the articles of incorporation of a Kansas corporation, and all rights conferred upon shareholders are granted subject to such reservation.

  The KGCC provides that in connection with every amendment authorized by
Section 17-6602 of the KGCC, the board of directors shall adopt a resolution setting forth the amendment proposed, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote for the consideration of such amendment or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Kansas law further provides that such special or annual meeting shall be called and held upon notice in accordance with the manner for the giving of notice of meetings of shareholders. The notice shall set forth such amendment in full or a brief summary of the changes to be effected. If a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class have been voted in favor of the amendment, a certificate setting forth the amendment and certifying that such amendment has been duly adopted shall be executed, acknowledged, filed and recorded.

  Amendment of Bylaws. Pursuant to Bye-Law 101 of the ADT Bye-Laws and Section 13(5) of the Companies Act, the ADT Board may amend the ADT Bye-Laws, provided that no such amendment will be operative unless and until it is confirmed by the ADT Shareholders at a general meeting of ADT.

  The Western Resources Board may make and from time to time alter, amend or repeal any Western Resources Bylaw, subject to the power of the shareholders to amend, alter or repeal the Western Resources Bye-Laws. The provisions of the Western Resources Bylaws regarding the classification of the Western Resources board of directors, the filling of vacancies by directors and the removal of directors may not be amended without the affirmative vote of at least 80% of the outstanding shares of Western Resources entitled to vote.


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  Interested Directors. Under Bye-Law 64 of the ADT Bye-Laws, no director is disqualified from contracting with ADT and no contract will be avoided by reason of such director holding that office or of the fiduciary relationship thereby established if the requisite disclosure by the interested director is made. Bye-Law 64(7) of the ADT Bye-Laws indicates that a director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement with ADT shall declare the nature of his interest at the meeting of the directors at which the question of entering into the contract or arrangement is first taken into consideration, if he knows his interest then exists, or in any other case at the first meeting of the directors after he knows that he is or has become so interested.

  Under Section 17-6304 of the KGCC, no contract or transaction between a corporation and one or more of its directors or officers or any other corporation or organization in which such directors or officers are directors or officers or have a financial interest shall be void or voidable solely because the directors or officers are present at or participate in the meeting of the board or committee which authorizes the contract or transaction, or solely because such directors' or officers' votes are counted for such purposes if: (1) the material facts as to the relationship or interest and the contract or transaction are disclosed or known to, and the board or committee authorized the contract or transaction by, a majority of the disinterested directors; (2) the material facts are disclosed or known to shareholders entitled to vote thereon and the contract or transaction is approved by them in good faith; or (3) the contract or transaction is fair as to the corporation as of the time it is authorized or approved.

 Business Combinations.

  Article XVII of the Western Resources Articles provides that an affirmative vote of at least 80% of the voting stock of Western Resources and the affirmative vote of at least a majority of the voting stock held by shareholders other than an Interested Shareholder shall be required for the approval or authorization of any Business Combination with an Interested Shareholder; provided, however, that the 80% and majority voting requirements shall not be applicable if: (a) the Business Combination shall have been approved by a majority of the Continuing Directors; or (b) the cash or the Fair Market Value (as determined by a majority of the Continuing Directors) of the property, securities or other consideration to be received in such Business Combination is not less than the highest per share price paid on behalf of the Interested Shareholder for any shares of the Western Resources stock.

  "Business Combinations" requiring such a vote include: (i) any merger or consolidation of Western Resources or any of its subsidiaries with any Interested Shareholder; (ii) any sale, lease, exchange, transfer or other disposition of any substantial part of the assets of Western Resources or a subsidiary to an Interested Shareholder; (iii) the issuance of any securities of Western Resources or a subsidiary to an Interested Shareholder other than an issuance on a pro rata basis to all holders of shares pursuant to a stock split or dividend; (iv) any recapitalization or reclassification that would increase the proportionate voting power of an Interested Shareholder; (v) the adoption of any plan or proposal for the liquidation or dissolution of Western Resources proposed on behalf of an Interested Shareholder; (vi) any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of an Interested Shareholder to Western Resources or one of its subsidiaries; or (vii) any agreement, contract, arrangement or understanding providing for any of the above transactions. For purposes of the foregoing provisions, an "Interested Shareholder" is defined as (i) any individual, corporation, partnership or other person or entity which, together with its "Affiliates" or "Associates" as such terms are defined in Rule 12b-2 under the Exchange Act, beneficially owns, as such term is defined in Rule 13d-3 under the Exchange Act, in the aggregate 10% or more of the outstanding Voting Stock and (ii) any Affiliate or Associate of such Interested Shareholder; "Continuing Directors" is defined as any director who was a director prior to the Interested Shareholder becoming an Interested Shareholder; "Substantial Part" means 10% or more of the Fair Market Value of Western Resources's total consolidated assets as reflected in the most recent end of year balance sheet; "Voting Stock" is defined as all of the outstanding shares of common stock and preferred stock of Western Resources, with each reference to a proportion of shares of Voting Stock referring to such proportion of the votes entitled to be cast by such shares; and "Fair Market Value" is defined as: (i) in the case of stock, the highest closing sale price during the 30-day period immediately prior to the date in question of a share of such stock on the NYSE or such other exchange or quotation system; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors.

  The affirmative vote of 80% of the voting stock of Western Resources and the affirmative vote of a majority of the voting stock other than the stock held by an Interested Shareholder shall be required to amend, repeal or adopt any provision inconsistent with Article XVII of the Western Resources Articles.

  Neither Bermuda law nor ADT's Bye-Laws provide similar restrictions on transactions with Interested Shareholders.

  ADT Bye-Law 104. Pursuant to Bye-Law 104(1)(A) of the ADT Bye-Laws, where any person is or becomes "interested" in Shares, whether as a result of one transaction or a series of transactions, in circumstances in which such person would be obligated to make an offer to shareholders of ADT or to the holders of every class of securities convertible into, or of rights to subscribe for, share capital of ADT under the Rules of the City Code, the ADT Board may require such person to make such an offer under the City Code as if the City Code applied to ADT, provided that references in the City Code to the "Panel" will be construed as if they were references to the ADT Board. Rule 9 of the City Code, as it is applied by the ADT Bye-Laws, provides that, except with the consent of the ADT Board, when any person (and persons acting in concert with such person) acquires shares which carry 30% or more of the voting rights of a company, such person must make an offer for all shares of that class (whether voting or non-voting). The offer must be for cash or offer a cash alternative, in each case at not less than the highest price paid (in cash or otherwise) for shares of the same class by the offeror, or anyone acting in concert with the offeror, during the offer period and within the 12 months prior to commencement of the offer.

  Section 104(1)(B) of the ADT Bye-Laws provides that when any person has acquired, is in the process of acquiring, or appears to the ADT Board likely to acquire an interest in the capital stock of ADT in circumstances in which such person would be subject to the SARs, the ADT Board may give notice requiring such person to comply with the SARs, and if such person fails to comply, give further notice requiring such person to dispose or to procure the disposal by any person with whom such person has acted in concert of any interest in shares acquired within 30 days of the expiration of such notice. The SARs provide that a person may not, in any period of seven days, acquire shares representing 10% or more of the voting rights in a company if such shares, aggregated with shares already held by the purchaser, would carry 15% or more but less than 30% of the voting rights of such company. The SARs do not apply to an acquisition from a single shareholder if such acquisition is the only acquisition within a seven-day period. The SARs also do not apply to a person who acquires 30% or more of the voting rights in a company.

  Pursuant to Bye-Law 104(3) of the ADT Bye-Laws, where any person is interested, whether as a result of a series of transactions over a period of time or not, in 30% or more of the outstanding Shares, the ADT Board may demand that a cash offer for all of the outstanding voting or non-voting securities of ADT be made if the ADT Board determines that an offer pursuant to Bye-Law 104(1)(A) of the ADT Bye-Laws is not expedient or if a person required to make such an offer fails to do so. Pursuant to Bye-Law 104(4) of the ADT Bye-Laws, if the ADT Board serves a notice under Bye-Law 104(3) of the ADT Bye-Laws, the ADT Board may also require that the offeror offer to purchase securities of ADT convertible into voting or non-voting shares of ADT on terms considered "fair and reasonable" by the ADT Board in its sole discretion. Such offer must be made within 30 days of the demand.

  Unless the ADT Board otherwise agrees, an offer for each class of ADT capital stock under Bye-Laws 104(3) and 104(4) of the ADT Bye-Laws must be for cash or must offer a cash alternative at not less than the highest price paid by the offeror or any person acting in concert with it for shares of such class within the preceding 12 months. Such offer must remain open for at least 14 days after the date on which it becomes unconditional as to acceptances and, in the case of an offer under Bye-Law 104(3), must provide that all shares will be purchased within 21 days of the offer becoming unconditional in all respects.

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

  Unless the ADT Board otherwise agrees, the offers under Bye-Laws 104(3) through 104(5) of the ADT Bye-Laws must be for cash or a cash alternative at not less than the highest price paid by the offeror or any person acting in concert for shares or convertible securities of such class within the preceding 12 months or, if unavailable or inappropriate, at a price fixed by the directors. Such offer must remain open for at least 14 days after the date on which it becomes unconditional as to acceptances and must provide that all shares will be purchased within 21 days of the offer becoming unconditional in all respects.

  The foregoing does not purport to be a complete description of Bye-Law 104. ADT Shareholders are urged to, and should, read Bye-Law 104, a copy of which is included herein as Schedule C.

  Neither the Western Resources Articles nor the Western Resources Bylaws contain a similar provision.

  Shareholder Rights Plan. As described above in "The Offer--Conditions of the Offer--Rights Agreement," ADT has entered into the Rights Agreement pursuant to which Shares in issue on or after November 15, 1996 entitle the holder thereof to one Right, subject to certain exceptions.

  Western Resources is not party to any similar agreement.

VOTING RIGHTS IN CONNECTION WITH BUSINESS COMBINATIONS

  Generally. Pursuant to Section 106 of the Companies Act, a company's board of directors must submit an amalgamation agreement for shareholder approval and, unless the company's bye-laws provide otherwise, must obtain the approval of the holders of at least three-fourths of those voting at a general meeting of shareholders at which a requisite quorum is present. The ADT Bye-Laws do not currently provide for any vote specific to amalgamations although, if elected, the Western Resources Nominees intend to propose an amendment to the ADT Bye-Laws providing that an amalgamation may be approved by the holders of a simple majority of Shares voted at a general meeting of ADT. An amendment to the ADT Bye-Laws may be accomplished by the affirmative vote of a simple majority of Shares voted at a general meeting of ADT. Bye-Law 43 of the ADT Bye-Laws provides that the quorum necessary for a general meeting of shareholders to approve an amalgamation agreement is two persons holding Shares and present in person or represented by proxy.

  Section 17-6701 of the KGCC provides that an agreement of merger or consolidation shall be approved by resolution adopted by the board of directors of the corporation and approved by a majority of the outstanding stock entitled to vote thereon, subject to certain exceptions.

  Preferred Shares. Section 106(4) of the Companies Act provides that the holders of a class of shares of an amalgamating company are entitled to vote separately as a class in respect of an amalgamation if the amalgamation agreement contains a provision which would constitute a variation of the rights attaching to any such class of shares.

  The Western Resources Articles provide that so long as Western Resources Preferred Stock (as defined herein) is outstanding, Western Resources may not merge or consolidate with any other corporation without the consent of the holders of at least a majority of the outstanding shares of Western Resources Preferred Stock voting separately as a class or, if more than one-third of such holders of the Western Resources Preferred Stock shall vote negatively, the vote of the percentage or number of shares of any and all classes required by the law or the holders of Western Resources Articles; provided, however, that no consent of the holders of Western Resources Preferred Stock shall be required, except as otherwise required by law, with respect to (i) any merger or consolidation approved by the Commission under the Public Utility Holding Company Act of 1935 or (ii) if provision for redemption of the Western Resources Preferred Stock is made prior to the effective time of the merger or consolidation.

  Appraisal Rights. Pursuant to Section 106(6) of the Companies Act, any shareholder who did not vote in favor of an amalgamation and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice of a meeting of shareholders to consider such amalgamation apply to the

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

Bermuda Supreme Court to appraise the fair value of such shareholder's shares. Within one month of the Bermuda Supreme Court appraising the fair value of any shares, the company is entitled either to pay to the dissenting shareholder an amount equal to the value of his or her shares as appraised by the Bermuda Supreme Court, or to terminate the amalgamation.

  Section 17-6712 of the KGCC provides that a shareholder has the right to dissent from and receive payment of the value of such shares in the event of the consummation of a plan of merger or consolidation in which the shareholder objected to the plan in writing and held shares which were either not entitled to vote or were not voted in favor of the merger or consolidation. The KGCC further provides, however, that unless otherwise provided in the articles of incorporation of a Kansas corporation, this section does not apply to the holders of any class or series which, on the record date, were either registered on a national securities exchange or were held of record by at least 2,000 shareholders.

  Bye-Law 46 of the ADT Bye-Laws. Subject to any rights or restrictions attached to any class of shares of ADT, ADT shareholders present in person or by proxy at any meeting of ADT shall be entitled on a poll to one vote for each share held by such shareholders. However, an ADT shareholder is not entitled (except as a proxy for another shareholder) to be present or vote at any meeting if such shareholder (i) has been served with a notice under Bye-Law 104 stating (a) that such shareholder must make an offer in accordance with Bye-Law 104, and (b) upon failure to make such an offer before the expiration of a specified period not exceeding twenty-eight days or, having made such an offer, upon otherwise failing to comply with the provisions of Bye-Law 104, such shareholder will lose the right to vote, and (ii) such shareholder fails to make a timely offer or remedy the noncompliance.

  A shareholder of ADT also loses the right to vote if such shareholder (i) acquires three percent or more of the issued share capital of any class of ADT, either alone or with others, and fails to notify ADT thereof within two days or, already possessing three percent or more, the shareholder fails to notify ADT of a change in the shareholder's interests amounting to one percent or more of the share capital of any class and (ii) such person and the registered holder of such Shares receives a notice from the ADT Board stating that the registered holder of such Shares shall not be entitled to vote during a period of one hundred and eighty days. Also pursuant to Bye-Law 46 of the ADT Bye-Laws, any person who (i) is known or believed by ADT to be interested in Shares of ADT, (ii) has been served a notice by ADT requesting specified information regarding such person's interests in Shares in ADT and stating that upon failure to provide the information within a specified period, the shareholder will lose the right to vote, and (iii) such person fails to comply with the notice within the specified period, shall also lose the right to vote for the period during which such person fails to comply with the notice plus an additional ninety days.

  The foregoing does not purport to be a complete description of Bye-Law 46 of the ADT Bye-Laws. ADT Shareholders are urged to, and should, read Bye-Law 46 of the ADT Bye-Laws, a copy of which is included herein as Schedule D.

  Kansas Control Share Transaction Provision. Pursuant to Section 17-1286 of the KGCC (the "Kansas Control Share Acquisition Provision"), control shares are shares of an issuing public corporation that would, except for application of the statute, entitle their holder to exercise or direct the exercise of voting power in the election of directors within certain specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, a majority or more). A control share acquisition is an acquisition, directly or indirectly, by any person of ownership of, or power to direct the voting of, control shares, either pursuant to a single transaction or various transactions within a 120-day period, or pursuant to a plan to make a control share acquisition.

  This provision applies to shares of an issuing public corporation which has 100 or more shareholders, a principal place of business, principal office or substantial assets in Kansas and either more than 10% of its shareholders resident in Kansas, at least 10% of its shares owned by Kansas residents or at least 2,500 shareholders resident in Kansas. Western Resources meets these criteria and is thus an issuing public corporation in Kansas.

  Control shares acquired in a control share acquisition have the same voting rights as before the acquisition only to the extent approved by a majority of all shares entitled to vote in the election of directors and a majority

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

of all shares entitled to vote in the election of directors, excluding all interested shares. An acquiring person can request a special meeting of shareholders to consider the voting rights that will attach to his or her control shares.

  Interested shares are those over which (i) a person or member of a group that makes or proposes to make a control share acquisition, (ii) an officer of the issuing public corporation, or (iii) an employee of the issuing public corporation who is also a director, exercises voting power in the election of directors.

  An issuing public corporation can opt out of the Kansas Control Share Acquisition Provision with a provision in either its articles of incorporation or its bylaws stating that it does not apply. The opt-out is effective only with regard to control share acquisitions which occur after the opt-out has been adopted. The Western Resources Articles and the Western Resources Bylaws do not contain an opt-out at this time.

  Unless otherwise provided in the corporation's bylaws or articles of incorporation, control shares may be redeemed if an acquiring person statement has not been delivered to the corporation by the tenth day after the control share acquisition, or if a statement has been filed but the shareholders have voted not to accord voting rights to the control shares. A call for redemption must occur within 30 days after the event that gives the corporation the option to call for redemption the shares and the shares must be redeemed within 60 days of such call.

  The definition of "control share acquisition" sets forth certain exceptions, including, without limitation, the acquisition of shares in certain statutory mergers or consolidations to which the issuing public corporation is a party.

  Bermuda does not have a similar statute.

  Kansas Business Combination Statute. The KGCC prohibits, subject to certain exceptions set forth therein, various business combinations with "interested stockholders" (as hereafter described) including mergers or consolidations of the corporation, or of any direct or indirect majority-owned subsidiary of the corporation, for a period of three years following the date such stockholder became an interested stockholder unless (a) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (determined in accordance with the KGCC), or
(c) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of the shareholders of the corporation (but not by written consent of the shareholders), by the affirmative vote of at least 66 2/3% of the outstanding voting shares of the corporation which are not owned by the interested stockholder. "Interested stockholder" means, subject to certain exceptions, any person, other than the corporation or any direct or indirect majority-owned subsidiary of the corporation, that is (i) the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.

  Bermuda does not have a similar statute.

  Section 102 of the Companies Act. Section 102 of the Companies Act provides that where a scheme or contract involving the transfer of shares in a company (the "transferor company") to another company (the "transferee company") has, within four months after the making of the offer, been approved by the holders of not less than nine-tenths in value of the shares whose transfer is involved, other than shares already held at the date of the offer by, or by a nominee for, the transferee company or its subsidiary, the transferee company may, within two months from the expiration of the four month period, give notice to any dissenting shareholder that it desires to acquire his shares, and then such transferee company shall be entitled and bound, unless upon application by the dissenting shareholder the Bermuda Supreme Court orders otherwise, to acquire such shares on the terms on which shareholders that approved such scheme or contract transferred their shares. The transferor company must offer the same terms to all holders of shares of the same class as the shares which are the subject of such offer.

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  Where shares in the transferor company of the same class as the shares whose transfer is involved are already held by the transferee company to a value greater than one-tenth of the aggregate of their value and that of the shares whose transfer is involved, the holders who approve the scheme or contract, besides holding not less than nine-tenths in value of the shares, must also be not less than three-fourths in number of the holders of those shares. For the purpose of Section 102 of the Companies Act, "dissenting shareholder" includes a shareholder that has not assented to a scheme or contract and any shareholder that has failed or refused to transfer shares to the transferee company.

  Within one month of the transfer of nine-tenths in value of the transferor company's shares to the transferee company, or to its nominee or subsidiary, the transferee company shall notify the holders of the remaining shares of such transfer. Within three months of the giving of notice, any such remaining holder of shares may require the transferee company to acquire his shares, and the transferee company shall be required to acquire such shares on the same terms as provided for in the scheme or contract or upon such terms as may be agreed or upon such terms as the Bermuda Supreme Court may determine upon application of the transferee company or the shareholder.

  Section 103 of the Companies Act. Pursuant to Section 103 of the Companies Act, a holder or holders of not less than 95% of the shares of any class of shares in a Bermuda company may give notice to the remaining shareholders or class of shareholders of the intention to acquire their shares on the terms set out in the notice. Section 103 provides that when such notice is given, the acquiring holder or holders shall be entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice unless a remaining shareholder applies to the Bermuda Supreme Court for an appraisal under Section 103(2). A shareholder to whom a notice has been given pursuant to Section 103 may within one month of receiving the notice apply to the Bermuda Supreme Court to appraise the value of the shares to be purchased from him, and the acquiring holder or holders is entitled to acquire the shares at the price fixed by the Bermuda Supreme Court or cancel the notice given pursuant to Section 103.

  Merger of Parent Corporation and Subsidiary Corporation under Section 17-6703 of the KGCC. Under Section 17-6703 of the KGCC, where 90% of the outstanding shares of each class of stock of a corporation is owned by another corporation, and one such corporation is a Kansas corporation and the other is a Kansas corporation or a corporation of any other state or states or of the District of Columbia, and the laws of such other state or states or the District of Columbia permit a corporation of such jurisdiction to merge with a corporation of another jurisdiction, the corporation that has such ownership may merge such other corporation into itself, or may merge itself into such other corporation by executing, acknowledging and filing a certificate of ownership and merger. If the parent corporation is not the surviving corporation, the certificate of ownership and merger must state the proposed merger was adopted by a majority of the outstanding stock of the parent corporation entitled to vote thereon. In the event that all of the stock of a subsidiary Kansas corporation party to a merger under Section 17-6704 of the KGCC is not owned by the parent corporation, the shareholders of such subsidiary Kansas corporation have appraisal rights under Kansas law.

  Directors' Standard of Care and Indemnification. Bye-Law 102 of the ADT Bye-Laws provides that every director, secretary and other officer of ADT shall be indemnified by ADT against all costs, losses and expenses which any such officer may incur or become liable for by reason of any contract entered into, or any act or thing done by such officer or in any way in the discharge of such officer's duties, provided that the indemnity contained in the ADT Bye-Laws shall not extend to any matter which would render it void under the Companies Act.

  Section 98 of the Companies Act permits a company to indemnify its officers and employees in respect of any loss arising or liability attaching to such persons by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or employee may be guilty in relation to the company or any subsidiary thereof; provided, however, that the company shall not indemnify an officer or employee against any liability arising out of any fraud or dishonesty of which such person may be guilty.

  Bye-Law 103 of the ADT Bye-Laws further provides that no director, secretary or other officer of ADT shall be liable for (i) the acts, receipts, neglects or defaults of any other director or officer of ADT, (ii) joining in any receipt or other act for conformity, (iii) any loss or expense happening to ADT through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of ADT, (iv) the insufficiency or deficiency of any security in or upon which any of the monies of ADT shall be invested, (v) any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects shall be deposited, (vi) any loss occasioned by any error of judgment, omission, default, or oversight on such person's part, or (vii) any other loss, damage or misfortune that may happen in relation to the execution of the duties of such person's office or in relation thereto, unless the same happens through such person's own willful negligence, willful default, fraud or dishonesty.

  Under Section 97(1) of the Companies Act, every officer of a Bermuda company in exercising his powers and discharging his duties is required to act honestly and in good faith with a view to the best interests of the company, and to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances.

  The Western Resources Articles provide that each person who was or is or is threatened to be made a party to, or is involved in, any action, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of Western Resources or is or was serving at the request of Western Resources as a director, officer, employee or agent of another corporation or other enterprise including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Western Resources to the fullest extent authorized by the KGCC.

  The KGCC does not provide for a standard of care or affix fiduciary duties to corporate directors but does permit indemnification of directors. Pursuant to Section 17-6305 of the KGCC, a corporation shall have power to indemnify any person who was or is, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A corporation may indemnify any such person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (except in certain circumstances where such person has been adjudged to be liable to the corporation). The indemnification described above may cover expenses, judgments and amounts paid in settlement, and is not exclusive of any other rights to which such person seeking indemnification may be otherwise entitled.

  Dividends; Declarations and Payments. Under Section 54 of the Companies Act, a company shall not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that either the company is, or would after the payment be, unable to pay its liabilities as they became due, or that the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

  Under Section 17-6420 of the KGCC, the directors of a corporation, subject to any restrictions contained in its articles of incorporation, may declare and pay dividends upon the shares of its capital stock either (1) out of its surplus, as defined in and computed in accordance with Sections 17-6404 and 17-6604 of the KGCC, or (2) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. If the capital of the corporation shall have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation shall not declare and pay out of such net profits any dividends until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

                          MARKET PRICES AND DIVIDENDS

  The Western Resources Common Stock is listed and principally traded on the NYSE. The Shares are listed and traded principally on the NYSE, the LSE, the FSE and the BSX. The following table sets forth the range of high and low sales prices as reported on the NYSE Composite Tape, together with the per share dividends paid by Western Resources during the periods indicated.

                                           WESTERN RESOURCES           ADT
                                       ------------------------- ---------------
                                         PRICE RANGE               PRICE RANGE
                                       ---------------           ---------------
QUARTER                                 HIGH     LOW   DIVIDENDS  HIGH     LOW
-------                                ------- ------- --------- ------- -------
1994
  First Quarter....................... $34.875 $28.250  $0.495   $11.000 $ 8.875
  Second Quarter......................  29.750  26.125   0.495    10.500   8.500
  Third Quarter.......................  29.625  26.750   0.495    11.625   9.875
  Fourth Quarter......................  29.250  27.375   0.495    11.875  10.125
1995
  First Quarter....................... $33.375 $28.625  $0.505   $12.250 $ 9.625
  Second Quarter......................  32.500  30.250   0.505    12.250  10.125
  Third Quarter.......................  32.875  29.750   0.505    14.125  11.625
  Fourth Quarter......................  34.000  31.000   0.505    15.250  13.000
1996
  First Quarter....................... $34.875 $29.250  $0.515   $18.000 $14.000
  Second Quarter......................  30.750  28.000   0.515    19.500  16.250
  Third Quarter.......................  30.750  28.250   0.515    24.750  15.875
  Fourth Quarter......................  31.875  28.625   0.515    23.438  18.375

  In January 1997, Western Resources increased its quarterly dividend to $0.525 per share of Western Resources Common Stock for an indicated annual dividend of $2.10 per share.

  On December 17, 1996, the last trading day prior to the public announcement of the Offer, the closing sales price per share of Western Resources Common Stock was $31.25, and on March 13, 1997, the last trading day prior to the date of the Prospectus, the closing price per share of Western Resources Common Stock was $30.125. Past price performance is not necessarily indicative of likely future price performance. Holders of Shares are urged to obtain current market quotations for shares of Western Resources Common Stock.

  On December 17, 1996, the last trading day prior to the public announcement of the Offer, the closing sales price per Share was $20.125, and on March 13, 1997, the last trading day prior to the date of this Prospectus, the closing sales price per Share was $21.75.

  Holders of Western Resources Common Stock are entitled to receive dividends from funds legally available therefor when, as and if declared by the Western Resources Board. The Western Resources Board presently intends to continue the policy of paying quarterly cash dividends. Future dividends of Western Resources will depend upon the earnings of Western Resources and its subsidiaries, their financial condition and other factors including applicable government regulations and policies. See "Description of Western Resources Capital Stock."

  According to the ADT 1995 Form 10-K, there were, as of February 29, 1996, 15,519 holders of record of Shares. As of December 31, 1996, there were 63,470 holders of record of Shares of Western Resources Common Stock.

  According to the ADT Form 8-A, the Rights are listed on the NYSE and the LSE, but are currently attached to all outstanding Shares and may not be traded separately. Upon the occurrence of the ADT Distribution Date, the Rights are to trade separately from the Shares.

                  VALIDITY OF WESTERN RESOURCES COMMON STOCK

  The validity of the shares of Western Resources Common Stock offered hereby will be passed upon for Western Resources by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, in reliance on the opinion of John K. Rosenberg, General Counsel to Western Resources, with respect to matters of Kansas law. As of March 13, 1997, Mr. Rosenberg owned directly and/or beneficially 3,259 shares of Western Resources Common Stock and 16,500 stock options, and had been granted pursuant to and subject to the terms of Western Resources' Long Term Incentive Program, 822 performance shares.

                                    EXPERTS

  The audited consolidated financial statements of Western Resources incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                                                     SCHEDULE A

   DIRECTORS AND EXECUTIVE OFFICERS OF WESTERN RESOURCES AND WESTAR CAPITAL

  Directors and Executive Officers of Western Resources. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Western Resources and Westar Capital are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Western Resources. Each director and executive officer listed below is a citizen of the United States.

                                                    POSITION WITH WESTERN
                                                     RESOURCES; PRINCIPAL
                                                 OCCUPATION OR EMPLOYMENT; 5-
          NAME AND BUSINESS ADDRESS                YEAR EMPLOYMENT HISTORY
          -------------------------              ----------------------------
 Frank J. Becker............................ Director of Western Resources.
   Becker Investments, Inc.                  President, Becker Investments,
   4840 W. 15th, Suite 1011                  Inc., an investment company,
   Lawrence, KS 66049-3862                   Lawrence, Kansas, since January
                                             1993. Prior to such time Mr. Becker
                                             handled personal investments;
                                             Director, Bank IV Butler County,
                                             N.A.; Director, Great-West Life &
                                             Annuity Insurance Co.; Director,
                                             Douglas County Bank; Trustee, The
                                             Kansas University Endowment
                                             Association.
 Gene A. Budig.............................. Director of Western Resources.
   American League of                        President, The American League of
   Professional Baseball Clubs               Professional Baseball Clubs, New
   350 Park Avenue                           York, New York, since July 1994;
   New York, NY 10022                        and prior to that chancellor,
                                             University of Kansas; Director,
                                             Harry S.Truman Library Institute;
                                             Director, Ewing Marion Kauffman
                                             Foundation; Director, Major League
                                             Baseball Hall of Fame.
 C.Q. Chandler.............................. Director of Western Resources.
    INTRUST Bank                             Chairman of the Board, INTRUST
    105 N. Main Street                       Financial Corporation, Wichita,
    Wichita, KS 67202                        Kansas; Director, Fidelity State
                                             Bank & Trust Co.; Director, First
                                             Newton Bankshares; Director, Kansas
                                             Crippled Children's Society;
                                             Trustee, The Kansas State
                                             University Foundation.
 Thomas R. Clevenger........................ Director of Western Resources.
   Western Resources, Inc.                   Investments, Wichita, Kansas;
   818 S. Kansas Avenue                      Director, Security Benefit Life
   Topeka, KS 66612                          Insurance Company; Trustee and Vice
                                             Chairman, The Menninger Foundation;
                                             Trustee, Midwest Research
                                             Institute.
 John C. Dicus.............................. Director of Western Resources.
   Capitol Federal Savings                   Chairman of the Board and
   700 S. Kansas Avenue                      President, Capitol Federal Savings
   Topeka, KS 66603                          and Loan Association, Topeka,
                                             Kansas; Director, Security Benefit
                                             Life Insurance Company; Director,
                                             Columbian National Title Company;
                                             Trustee, The Menninger Foundation;
                                             Trustee, Stormont-Vail Regional
                                             Medical Center; Trustee, The Kansas
                                             University Endowment Association.
 John E. Hayes, Jr. ........................ Chairman of the Board and Chief
   Western Resources, Inc.                   Executive Officer, and previously
   818 S. Kansas Avenue                      President, of Western Resources;
   Topeka, KS 66612                          Director, Security Benefit Life
                                             Insurance Company; Director,
                                             CommNet Cellular Inc.; Director, T-
                                             Netix, Inc.; Trustee, Rockhurst
                                             College; Trustee, The Menninger
                                             Foundation; Trustee, Midwest
                                             Research Institute.

                                                    POSITION WITH WESTERN
                                                     RESOURCES; PRINCIPAL
                                                 OCCUPATION OR EMPLOYMENT; 5-
          NAME AND BUSINESS ADDRESS                YEAR EMPLOYMENT HISTORY
          -------------------------              ----------------------------
 David H. Hughes............................ Director of Western Resources.
   Western Resources, Inc.                   Retired Vice Chairman, Hallmark
   818 S. Kansas Avenue                      Cards, Inc., Kansas City, Missouri;
   Topeka, KS 66612                          Director, Hall Family Foundations;
                                             Director, Midwest Research
                                             Institute; Director, Yellow
                                             Corporation; Trustee, St. Luke's
                                             Hospital Foundation; Trustee,
                                             Children's Mercy Hospital; Trustee,
                                             Princeton Theological Seminary;
                                             Trustee, Linda Hall Library.
 Russell W. Meyer, Jr. ..................... Director of Western Resources.
   Cessna Aircraft Company                   Chairman and Chief Executive
   One Cessna Blvd.                          Officer, Cessna Aircraft Company,
   Wichita, KS 67215                         Wichita, Kansas; Director,
                                             Boatmen's Bancshares Inc.;
                                             Director, Vanguard Airlines, Inc.;
                                             Trustee, Wake Forest University.
 John H. Robinson........................... Director of Western Resources.
   Black & Veatch                            Chairman Emeritus, since December
   8400 Ward Parkway                         1992, and prior to that Chairman,
   Kansas City, MO 64114                     Black & Veatch, an architectural
                                             engineering firm, Kansas City,
                                             Missouri; Director, St. Luke's
                                             Hospital; Director, Automobile Club
                                             of Missouri; Director, CompuSpeak
                                             Laboratories, Inc.; Director, The
                                             Greater Kansas City Community
                                             Foundation & Affiliated Trusts;
                                             Trustee, Midwest Research
                                             Institute; Trustee, University of
                                             Missouri-Kansas City.
 Louis W. Smith............................. Director of Western Resources.
   Ewing Marion Kauffman Foundation          President and Chief Operating
   4900 Oak Street                           Officer, Ewing Marion Kauffman
   Kansas City, MO 64112-2776                Foundation, a charitable
                                             foundation, since July 1995; and
                                             prior to that President, Allied
                                             Signal Aerospace Company, Kansas
                                             City Division, Kansas City,
                                             Missouri; Director, Commerce Bank
                                             of Kansas City; Director, Ewing
                                             Marion Kauffman Foundation;
                                             Director, Kansas City Royals
                                             Baseball Club; Director, Payless
                                             Cashways, Inc.; Trustee, University
                                             of Missouri-Rolla; Trustee,
                                             Rockhurst College.
 Susan M. Stanton........................... Director of Western Resources.
   Payless Cashways, Inc.                    President and Chief Operating
   2300 Main Street                          Officer since November 1993; and
   Kansas City, MO 64108                     prior to that Senior Vice
                                             President, Merchandising and
                                             Marketing, Payless Cashways, Inc.,
                                             a retail chain, Kansas City,
                                             Missouri; Director, Commerce Bank
                                             of Kansas City; Director, Greater
                                             Kansas City Chamber of Commerce;
                                             Trustee, Rockhurst College.
 Kenneth J. Wagnon.......................... Director of Western Resources.
   Capital Enterprises, Inc.                 President, Capital Enterprises,
   300 N. Main, Suite 201                    Inc., a franchise and investment
   Wichita, KS 67202                         company, Wichita, Kansas; Director,
                                             Vanguard Airlines, Inc.; Director,
                                             Cerebral Palsy Research Foundation;
                                             Director, T-Netix, Inc.; Director,
                                             University of Kansas School of
                                             Business; Trustee, The Kansas
                                             University Endowment Association.

                                                    POSITION WITH WESTERN
                                                     RESOURCES; PRINCIPAL
                                                 OCCUPATION OR EMPLOYMENT; 5-
          NAME AND BUSINESS ADDRESS                YEAR EMPLOYMENT HISTORY
          -------------------------              ----------------------------
 David C. Wittig............................ Director of Western Resources.
   Western Resources, Inc.                   President, since March 1996, and
   818 S. Kansas Avenue                      previously, Executive Vice
   Topeka, KS 66612                          President, Corporate Development,
                                             of Western Resources; and prior to
                                             that, Managing Director and Co-Head
                                             of Mergers and Acquisitions,
                                             Salomon Brothers Inc.
 Steven L. Kitchen.......................... Executive Vice President and Chief
   Western Resources, Inc.                   Financial Officer of Western
   818 S. Kansas Avenue                      Resources. Director of Westar
   Topeka, KS 66612                          Capital.
 Carl M. Koupal, Jr. ....................... Executive Vice President and Chief
   Western Resources, Inc.                   Administrative Officer of Western
   818 S. Kansas Avenue                      Resources since July 1995 and
   Topeka, KS 66612                          Executive Vice President, Corporate
                                             Communications, Marketing, and
                                             Economic Development of Western
                                             Resources since January 1994; Vice
                                             President, Corporate Marketing, and
                                             Economic Development of Western
                                             Resources, 1992 to 1994; Director,
                                             Economic Development, Jefferson
                                             City, Missouri, from 1985 to 1992.
 John K. Rosenberg.......................... Executive Vice President and
   Western Resources, Inc.                   General Counsel of Western
   818 S. Kansas Avenue                      Resources. Director and General
   Topeka, KS 66612                          Counsel of Westar Capital.
 Jerry D. Courington........................ Controller of Western Resources.
   Western Resources, Inc.
   818 S. Kansas Avenue
   Topeka, KS 66612
 Norman E. Jackson.......................... Executive Vice President of Western
   Western Resources, Inc.                   Resources.
   818 S. Kansas Avenue
   Topeka, KS 66612
 Rita Sharpe................................ Director and President of Westar
   Western Resources, Inc.                   Capital; Vice President, Westar
   818 S. Kansas Avenue                      Energy, Inc., May 1995 to February
   Topeka, KS 66612                          1997; Manager, Interchange Sales
                                             Systems Operations, Western
                                             Resources, June 1992 to May 1995;
                                             Senior Engineer, Supervising
                                             Systems Operations, Western
                                             Resources, March 1992 to June 1992.
 Marilyn Dalton............................. Secretary and Treasurer of Westar
   Western Resources, Inc.                   Capital and Coordinator of
   818 S. Kansas Avenue                      Corporate Records for Western
   Topeka, KS 66612                          Resources; Office Administrator,
                                             Law Division of Western Resources,
                                             1992 to 1995.

                                                                     SCHEDULE B

      OWNERSHIP OF SHARES BY CERTAIN BENEFICIAL OWNERS AND ADT MANAGEMENT


  Each Share is entitled to one vote upon each matter presented at the ADT Special Meeting. The ADT Proxy Statement states that, as of February 28, 1997, there were 141,688,697 Shares outstanding, including 3,182,787 which are owned by a subsidiary of ADT.

  The following table and notes thereto, which, other than information regarding Westar Capital and with respect to the Republic Warrant, are reproduced from the ADT Proxy Statement, set forth certain information with respect to beneficial ownership of Shares (i) as of December 31, 1996 by FMR Corp., and (ii) as of February 28, 1997 by (a) all directors of ADT, (b) the named directors and officers of ADT, including three executive officers of subsidiaries of ADT and (c) all directors and executive officers of ADT as a group. The following table also sets forth certain information with respect to beneficial ownership of Shares by Westar Capital as of the date of this Prospectus. An asterisk indicates ownership of less than one percent of outstanding Shares.

                                                       NUMBER OF
            NAME OF BENEFICIAL OWNER              SHARES BENEFICIALLY PERCENT OF
              OR IDENTITY OF GROUP                   OWNED (1)(2)     CLASS (3)
            ------------------------              ------------------- ----------
Westar Capital, Inc. (4)........................      38,287,111         27.0%
818 S. Kansas Avenue
Topeka, Kansas 66612
FMR Corp. (5)...................................       8,416,744          5.9%
82 Devonshire Street
Boston, Massachusetts 02109
M.A. Ashcroft (5)...............................      11,075,718          7.5%
J.E. Danneberg..................................             102            *
R.A. Gross......................................           2,000            *
A.B. Henderson..................................             621            *
R.G. Lakey......................................               0            *
J.S. Pasman, Jr.................................           2,000            *
M.J. Richardson.................................         282,837            *
S.J. Ruzika.....................................       1,157,405            *
W.P. Slusser....................................           2,800            *
W.W. Stinson....................................           3,010            *
R.S. Troubh.....................................           2,500            *
All directors and executive officers as a group,
 11 persons.....................................      12,543,993          8.4%

 (1) Includes Shares which may be acquired upon exercise of the following number of options to purchase Shares from ADT exercisable on or within 60 days of February 28, 1997, held by the following persons: M.A. Ashcroft, 9,700,000; R.A. Gross, nil; R.G. Lakey, nil; M.J. Richardson, 270,000 and S.J. Ruzika, 1,141,663.
 (2) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any Shares which such person has the right to acquire on or within 60 days after February 28, 1997. For purposes of computing the percentage of outstanding Shares held by each person or group of persons named above, any security which such person or persons has or have the right to acquire on or within 60 days after February 28, 1997 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
 (3) Based upon Shares outstanding on February 28, 1997, but excluding 3,182,787 Shares owned by a subsidiary of ADT.
 (4) Includes 500 LYONs, each of which is exchangeable for 28.23 Shares.

 (5) ADT has received an Amendment No. 4 to Schedule 13G, dated February 14, 1997, filed with the Commission in respect of ownership of 8,416,744 Shares at December 31, 1996 by accounts under the discretionary investment management of its wholly owned subsidiaries, Fidelity Management Research Company and Fidelity Management Trust Company. As of December 31, 1996, FMR exercised sole voting power with respect to 112,714 Shares and sole dispositive power with respect to 8,416,744 Shares. ADT has not attempted to independently verify any of the information contained in the Schedule 13G.
 (6) The number of Shares beneficially owned by Mr. Ashcroft includes 718 Shares owned by Mr. Ashcroft's wife. If the Republic Warrant is not declared invalid and the 15 million Shares are issued upon the exercise of the Republic Warrant, Mr. Ashcroft may be deemed the beneficial owner of the additional 15 million Shares as Mr. Ashcroft, as Chairman of the ADT Board, would hold the proxy for such Shares for a period of two years or until such time as the Shares were transferred by Republic to a third party. In the event that Mr. Ashcroft is deemed to be the beneficial owner of the additional 15 million Shares upon the exercise of the Republic Warrant, the number of Shares beneficially owned by Mr. Ashcroft would constitute approximately 16.7% of the outstanding Shares.

                                                                     SCHEDULE C
                                 ADT BYE-LAWS

                 BYE-LAW 104. TAKE-OVER OFFERS FOR THE COMPANY

  (1) (A) Where any person is or becomes interested, whether as a result of transactions over a period of time or not, in shares in the capital of the Company in circumstances in which he would be obliged to make or extend an offer or offers to shareholders or holders of other securities or rights referred to in paragraph (4) below of the Company under the Rules for the time being of the City Code on Take-overs and Mergers of the United Kingdom of Great Britain and Northern Ireland (the "City Code", which expression shall include any revision or modification thereof) issued by the Panel on Take-overs and Mergers ("the Panel", which expression shall include any body which succeeds to the functions of the said Panel) if the Company was a company incorporated in the United Kingdom of Great Britain and Northern Ireland to which the City Code applied, the Directors may serve upon that person a notice requiring him to make or extend an offer or offers in writing in accordance with the requirements of the City Code in all respects as if the City Code did apply to the Company but so that references in the City Code to the Panel shall be construed, for the purposes of this Bye-Law, as if they were references to the Board of Directors of the Company.

(B) Where any person has acquired, is in the process of acquiring, or appears to the Directors likely to acquire an interest in shares in the capital of the Company in circumstances in which he would be subject to the Rules Governing Substantial Acquisitions of Shares (the "SARs"), which expression shall include any revision or modification thereof issued by the Panel, if the Company was a company incorporated in the United Kingdom of Great Britain and Northern Ireland to which the SARs applied, the Directors may serve upon that person a notice requiring him to comply with the provisions of the SARs in relation to any acquisition made (after the date of adoption of this paragraph (1)(B)) or proposed to be made by him and if that person has made (after the date of adoption of this paragraph
         (1)(B)) or subsequently makes any acquisition in contravention of the provisions of the SARs such a notice or a further notice issued by the Directors may require that person to dispose or to procure the disposal by any person with whom he has acted in concert of any interest in shares so acquired within twenty-eight days of the date of such notice.

(C) If a notice served under paragraph (1)(B) requiring a disposal of shares is not complied with in accordance with its terms and has not been withdrawn, the Directors may, so far as they are able, dispose of the shares to which such notice relates at the best price reasonably obtainable in all the circumstances in which case they shall give written notice of such disposal to the person or persons on whom such notice was served. Except as hereinafter provided such a disposal shall be completed as soon as reasonably practicable after the giving of a notice under this paragraph (1)(C) as may in the opinion of the Directors be consistent with obtaining the best price reasonably obtainable and in any event within thirty days of expiry of such notice provided that a disposal under this paragraph (1)(C) shall be suspended during the period when dealings by the Directors in the Company's shares are not permitted either by law or by the regulations of any stock exchange upon which those shares of the Company which are to be disposed of are listed, but any disposal under this paragraph which is suspended as aforesaid shall be completed within thirty days after expiry of the period of such suspension and provided further that neither the Company nor the Directors shall be liable to any holder or any person having an interest in any share or other person for failing to obtain the best price so long as the Directors act in good faith within the period specified above.

(D) For the purpose of effecting any disposal under paragraph (1)(C) above, the Directors may authorise in writing any officer or employee of the Company to execute any necessary transfer on behalf of any holder and may issue a new certificate to the purchaser. The net proceeds of such disposal shall be received by the Company, whose receipt shall be a good discharge for the purchase money, and shall be paid (without any interest being payable thereon) to the former holder upon surrender by him of the certificate in respect of the shares sold and formerly held by him.

(E) The provisions of these Bye-Laws relating to the protection of purchasers of shares sold under a lien or upon forfeiture shall apply mutatis mutandis to disposals under this Bye-Law.

  (2) Any notice served under paragraph (1) above may also require the person on whom it is served to execute an undertaking under seal in favour of the Directors (as trustees for all the holders of shares in the capital of the Company) and in a form satisfactory to the Directors to observe and perform the rules and requirements of the City Code or the SARs as the case may be as if the same were applicable to the Company and in the manner prescribed in paragraph (1) above.

  (3) Where any person is interested, whether as a result of a series of transactions over a period of time or not, in Common Shares which (taken together with shares held or acquired by persons acting in concert with him) represent 30 per cent. or more of all the Common Shares for the time being in issue and the Directors determine that it is not expedient to serve a notice under paragraph (1)(A) above or if any person upon whom such a notice is served fails within thirty days to comply with the same, the Directors may serve upon that person a notice requiring him to make an offer in writing (the "Offer"), within 30 days of the date of such notice on the basis set out in the following paragraphs, to the holders of every class of share capital of the Company (whether voting or non-voting) to purchase all such shares for cash on terms that payment in full therefor will be made within 21 days of the Offer becoming or being declared unconditional in all respects.

  (4) Where the Directors serve a notice upon any person in accordance with paragraph (3) above, they may also include in that notice a requirement that such person shall make an appropriate offer or proposal in writing to the holders of every class of securities convertible into, or of rights to subscribe for, share capital of the Company (whether such share capital is voting or non-voting). Such appropriate offer or proposal is referred to in this Bye-Law as a "Convertible Offer". The Convertible Offer shall be made at the same time as the Offer. The terms of the Convertible Offer shall be such terms as the Directors, in their absolute discretion, consider to be fair and reasonable having regard to the terms of the Offer and the Directors shall notify such terms to the person specified in paragraph (3) above (the "Offeror"). The Convertible Offer shall be conditional only upon the Offer becoming or being declared unconditional in all respects.

  (5) In addition to the Offeror, the Directors may require, in their absolute discretion, each of the principal members of a group of persons acting in concert with him and who appear to be interested in any shares in, or convertible securities of, the Company to make the Offer and/or the Convertible Offer. For the purposes of this Bye-Law, persons shall be deemed to be acting in concert if, pursuant to an agreement or understanding (whether formal or informal) they actively co-operate in acquiring or seeking to acquire shares in, or convertible securities of, the Company.

  (6) Unless the Directors otherwise agree, an offer made under paragraphs
    (3), (4) or (5) of this Bye-Law must, in respect of each class of share capital or convertible securities involved, be in cash or be accompanied by a cash alternative offer at not less than the highest price paid by the Offeror or any person acting in concert with it for shares or convertible securities of that class within the preceding 12 months. If such price cannot be ascertained by the Directors or if such shares or convertible securities have been acquired other than for cash pursuant to a bargain made on any recognised stock exchange or if the Directors consider that such highest price is, for any reason, inappropriate, unfair or unreasonable having regard to the size and timing of the relevant purchases, the relationship (if any) between the seller and purchaser of such shares or convertible securities or the number of shares or convertible securities purchased in the preceding 12 months, the Directors may, in any such case, fix the price at which the Offer, the Convertible Offer or the cash alternative offer is to be made. The cash Offer, the cash Convertible Offer or the cash alternative offer must, in each case, remain open for not less than 14 days after the date on which the Offer or the Convertible Offer, as the case may be, has become or is declared to be unconditional as to acceptances.

  (7) Any person who makes or is about to make or who is or can be required to make an offer under this Bye-Law or who has made such an offer which has lapsed, shall observe and shall procure that any persons acting in concert with him shall observe the rules and requirements of the City Code both in letter and in spirit prior to, during the pursuit of and, if applicable, after the failure of such an offer.

  (8) For the purposes of this Bye-Law, any questions or disputes arising out of the grant of consent by the Directors, the comparability of offers, the terms of offers, any question as to whether any person shall be regarded as acting in concert with another, any question regarding the interpretation or application of the City Code and the meaning of any terms or phrases used in this Bye-Law or the City Code shall be determined by the Directors in their absolute discretion.

                                                                     SCHEDULE D

                                 ADT BYE-LAWS

                           BYE-LAW 46. VOTING RIGHTS

  (1) Subject to any rights or restrictions attached to any class of shares, at any meeting of the Company, each Member present in person shall be entitled to one vote on any question to be decided on a show of hands and each Member present in person or by proxy shall be entitled on a poll to one vote for each share held by him.

    PROVIDED THAT no Member shall be entitled (save as proxy for another Member) to be present or vote at any meeting, either personally or by proxy, or to exercise any privilege in relation to meetings of the Company conferred by membership, or be reckoned in a quorum:--

    (A) in respect of any share held by him (whether alone or jointly with any other person) on which there shall not have been paid all calls for the time being due and payable, together with interest and expenses (if any); or

    (B) in respect of any shares held by him in relation to which he or any person appearing to be interested in such shares has been duly served with a notice under paragraph (2) of this Bye-Law which:--

        (i) requires his or such other person to give information to the Company in accordance with such paragraph; and

        (ii) contains a statement to the effect that upon failure to supply such information before the expiry of a period specified in such notice (being such reasonable period as the Directors shall determine from the date of service of such notice) the registered holder of such shares shall not be entitled to vote or otherwise exercise the rights referred to in this Bye-Law and the person on whom such notice was served fails to supply such information within the period so specified.

      Provided that:--

        (a) the Company shall be entitled to serve a notice under paragraph
            (2) of this Bye-Law which fulfills sub-sub-paragraphs (i) and
            (ii) above on a person who is not the registered holder of shares in the Company only if the registered holder of the shares in question has previously been, or is simultaneously with the service of such a notice, served by the Company with a notice under paragraph (2) of this Bye-Law; and

        (b) the disqualification provisions of this sub-paragraph (B) shall take effect only upon the service on the registered holder of the shares in question of a notice to the effect that he has thereby become subject to the said disqualification for so long as the information requested pursuant to this sub-paragraph (B) has not been supplied to the Company and for a period of ninety days thereafter; and

        (c) for the purpose of this sub-paragraph (B) a person shall be treated as appearing to be interested in any shares if (after taking into account any information supplied in response to any notice under paragraph (2) of this Bye-Law and any other information) the Company knows or has reasonable cause to believe that the person in question is or may be interested in the shares.

    (C) in respect of any shares held by him in relation to which he or any person appearing to be interested in such shares has been duly served with a notice under Bye-Law 104 which:--

        (i) requires him or such other person to make an offer in accordance with, or otherwise comply with the terms of, such Bye-Law; and

        (ii) contains a statement to the effect that upon failure to make such an offer before the expiry of a period specified in such notice (being not less than twenty-eight days from the date of service of such notice) or, having made such an offer or acquired such shares in contravention of a notice served under that Bye-Law, otherwise fails to comply with the provisions of Bye-Law 104 the registered holder of such shares shall not be entitled to vote or otherwise exercise the rights referred to in this Bye-Law and the person on whom such notice was served fails to make such an offer within the period so specified or fails to remedy such non-compliance.

      Provided that:-

        (a) the Company shall be entitled to serve a notice under paragraph
            (2) of this Bye-Law which fulfils sub-sub-paragraphs (i) and
            (ii) above on a person who is not the registered holder of shares in the Company only if the registered holder of the shares in question has previously been, or is, simultaneously with the service of such a notice, served by the Company with a notice under Bye-Law 104; and

        (b) the disqualification provisions of this sub-paragraph (C) shall take effect only upon the service on the registered holder of the shares in question of a notice to the effect that he has thereby become subject to the said disqualification and shall subsist until an offer is made in accordance with Bye-Law 104 and such offer becomes or is declared unconditional in all respects in accordance with its terms.

    (D) in respect of any shares in relation to which he and any person specified in paragraph (3) of this Bye-Law has been duly served with a notice under paragraph (3) which remains in effect.

  (2) (A) The Company may by notice in writing require any person whom the Company knows or has reasonable cause to believe to be interested in shares in the Company to indicate whether or not it is the case and, where that person holds any interest in any such shares, to give such further information as may be required in accordance with sub-paragraph (B) below.

    (B) Any such notice may require the person to whom it is addressed to give particulars of his own present interests in shares in the Company.

    (C)
      The particulars referred to above include particulars of the identity of persons interested in the shares in question and of whether persons interested in the same shares are parties to any agreement or arrangement relating to the exercise of any of the rights conferred by the holding of the shares.

    (D)
      A notice under this Bye-Law shall require any information given in response to the notice to be given in writing within such reasonable time as the Directors may determine and is specified in the notice.

    (E)
      For the purposes of this Bye-Law, a person who is interested in a right to subscribe for or convert into shares in the Company shall be deemed to be interested in shares in the Company and references to interests in shares shall include any interest whatsoever in such shares including, without limitation, a right to control directly or indirectly the exercise of any right conferred by the holding of shares alone or in conjunction with a person deemed to be acting in concert for the purposes of Bye-Law 104 and the interest of any person shall be deemed to include the interest of any other person deemed to be acting in concert as aforesaid.

    (F)
      A notice which has taken effect under this Bye-Law shall remain in effect in accordance with its terms following a transfer of the shares to which it relates unless and until the Directors determine otherwise and notify the registered holder accordingly.

    (G)
      The right to receive payments of income or capital which become due or payable in respect of any share during a period of disqualification applicable to such share under this Bye-Law shall be suspended during such period of disqualification without any liability of the Company to the

      Member for late payment or non-payment and the Company may retain such sums for its own use and benefit during such period of suspension and the holders of such shares may, in the discretion of the Directors, be excluded from participation in any further issue of shares by reference to an existing holding of shares at a point in time during such period of suspension. No trust shall be created in respect of any such debt, no interest shall be payable in respect of the same and the Company shall not be required to account for any money earned on such amount, which may be employed in the business of the Company or invested in such investments as the Directors may from time to time think fit.

  (3) (A) Where any person whether alone or in circumstances where for the purposes of Bye-Law 104 he is acting in concert with other persons acquires or has acquired interests in shares which (including the interests of persons with whom he is acting in concert as aforesaid) amount to three per cent. or more of the issued share capital of any class of the Company he shall within two days following the date on which he became aware (or ought reasonably to have become aware) of the acquisition of such an interest notify the Company of the existence of such interest and shall in making such notification to the Company also supply the particulars referred to in sub-paragraphs
         (2)(B) and (2)(C) above and so long as his interest as aforesaid amounts to three per cent. or more of the issued share capital of any class of the Company he shall notify the Company of any change in his interests (including the interests of persons with whom he is acting in concert as aforesaid) amounting to one per cent. or more of the issued share capital of any class of the Company within two days following the date on which he became aware (or ought reasonably to have become aware) of such change.

    (B)
      If any person has failed to make a notification in accordance with sub-paragraph (3)(A) above (notwithstanding that such notification has been made after the said period of two days) the Directors may serve a notice on such person stating that the registered holder of the shares in which that person is interested shall not be entitled to vote or otherwise exercise the rights referred to in this Bye-Law in respect of any shares or a number of shares specified in the notice held by that registered holder during the one hundred and eighty days following the service of such notice provided that the registered holder of such shares has previously been, or is simultaneously with the service of such a notice, served with a notice under this sub-paragraph.

    (C)
      If the Directors resolve that they have reasonable cause to believe that a person is or may be interested in shares of the Company or that any such shares are or may be shares in which any person is interested and that they have made reasonable enquiries to establish whether a person is so interested, or whether they are such shares, as the case may be, such person shall for the purposes of this Bye-Law be deemed to be interested in shares or, as the case may be, such shares shall be deemed to be shares in which such person is interested, from the date of such resolution until any such time as the Directors resolve otherwise.

    (D)
      Any belief, resolution or decision of the Directors which is held or made in pursuance or purported pursuance of any of the provisions of this Bye-Law shall be conclusive, final and binding on all persons concerned, and the validity of any act or thing which is done or caused to be done by the Directors in pursuance or purported pursuance of any of such provisions shall not be capable of being impeached by anyone on the ground that there was not any basis or reasonable basis on which the Directors could have arrived at any such belief or made any such resolution or decision, or on the ground that any conclusion of fact on which the Directors relied or might have relied for the purposes of arriving at any such belief or making any such resolution or decision was incorrect, or on any other ground whatsoever.

    (E)
      In calculating the number of days allowed for any notification to be made under this Bye-Law 46(3), any day which is a Saturday or Sunday shall be disregarded.

                                                                     SCHEDULE E

                               THE COMPANIES ACT

                       SECTION 106. SHAREHOLDER APPROVAL

SHAREHOLDER APPROVAL

  (1) The directors of each amalgamating company shall submit the amalgamation for approval to a meeting of the holders of shares of the amalgamating company of which they are directors and, subject to subsection (4), to the holders of each class of such shares.

  (2) A notice of a meeting of shareholders complying with section 75 shall be sent in accordance with that section to each shareholder of each amalgamating company, and shall--

    (a) include or be accompanied by a copy or summary of the amalgamation agreement; and

    (b) subject to subsection 2A, state--

      (i) the fair value of the shares as determined by each amalgamating company; and

      (ii) that a dissenting shareholder is entitled to be paid the fair value of his shares.

  (2A) Notwithstanding subsection 2(b)(ii), failure to state the matter referred to in that subsection does not invalidate an amalgamation.

  (3) Each share of an amalgamating company carries the right to vote in respect of an amalgamation whether or not it otherwise carries the right to vote.

  (4) The holders of shares of a class of shares of an amalgamating company are entitled to vote separately as a class in respect of an amalgamation if the amalgamation agreement contains a provision which would constitute a variation of the rights attaching to any such class of shares for the purposes of section 47.

  (4A) The provisions of the bye-laws of the company relating to the holding of general meetings shall apply to general meetings and class meetings required by this section provided that, unless the bye-laws otherwise provide, the resolution of the shareholders or class must be approved by a majority vote of three-fourths of those voting at such meeting and the quorum necessary for such meeting shall be two persons at least holding or representing by proxy more than one-third of the issued shares of the company or the class, as the case may be, and that any holder of shares present in person or by proxy may demand a poll.

  (5) An amalgamation agreement shall be deemed to have been adopted when it has been approved by the shareholders as provided in this section.

  (6) Any shareholder who did not vote in favour of the amalgamation and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

  (6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either--

    (a) to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

    (b) to terminate the amalgamation in accordance with subsection (7).

  (6B) Where the Court has appraised any shares under subsection (6) and the amalgamation has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

  (6C) No appeal shall lie from an appraisal by the Court under this section.

  (6D) The costs of any application to the Court under this section shall be in the discretion of the Court.

  (7) An amalgamation agreement may provide that at any time before the issue of a certificate of amalgamation the agreement may be terminated by the directors of an amalgamating company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating companies.

  Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each ADT Shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below.

                              THE EXCHANGE AGENT:

                       HARRIS TRUST COMPANY OF NEW YORK

         By Hand             By Overnight Courier              By Mail



     Receive Window       77 Water Street, 4th Floor     Wall Street Station
  77 Water Street, 5th        New York, NY 10005            P.O. Box 1023
          Floor                                        New York, NY 10268-1023
   New York, NY 10005


       By Facsimile Transmission                  Telephone Number

   (for Eligible Institutions only)
                                            For information call collect:
            (212) 701-7636                         (212) 701-7618
            (212) 701-7640
         Confirm by telephone
            (212) 701-7618


  Any questions or requests for assistance or additional copies of the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and locations listed below. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:


                               [LOGO] MACKENZIE
                                      PARTNERS, INC.
                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (CALL COLLECT)
                                      OR
                          (800) 322-2885 (TOLL-FREE)

                    The Dealer Managers for the Offer are:

                           BEAR, STEARNS & CO. INC.

                                245 Park Avenue
                           New York, New York 10167
                         (212) 499-8372 (call collect)
                                      or
                          (888) 221-3671 (toll-free)

                             CHASE SECURITIES INC.

                                270 Park Avenue
                           New York, New York 10017
                         (212) 270-3582 (call collect)

                             SALOMON BROTHERS INC

                           Seven World Trade Center
                           New York, New York 10048
                         (212) 783-5827 (call collect)